   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1996


                                                      REGISTRATION NO. 333-11367

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          VOICE CONTROL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                              7372                             75-1707970
      (State of Incorporation)          (Primary Standard Industrial      (I.R.S. Employer Identification
                                            Classification Code)                      Number)

                          14140 MIDWAY ROAD, SUITE 100
                              DALLAS, TEXAS 75244

                                  972-726-1200

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                PETER J. FOSTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          VOICE CONTROL SYSTEMS, INC.
                          14140 MIDWAY ROAD, SUITE 100
                              DALLAS, TEXAS 75244

                                  972-726-1200

    (Name, address including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    Copy to:

                             BRUCE H. HALLETT, ESQ.
                            CROUCH & HALLETT, L.L.P.
                         717 N. HARWOOD ST., SUITE 1400
                              DALLAS, TEXAS 75201
                                  214-953-0053

                            ------------------------

     Approximate date of commencement of proposed sale to the public: UPON THE CONSUMMATION OF THE MERGER REFERRED TO HEREIN.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                        PROPOSED
                                                                        MAXIMUM       PROPOSED
                                                       AMOUNT           OFFERING       MAXIMUM       AMOUNT OF
            TITLE OF EACH CLASS OF                      BEING            PRICE        AGGREGATE    REGISTRATION
          SECURITIES BEING REGISTERED                REGISTERED       PER SHARE(1) OFFERING PRICE       FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..................  3,500,000 shares(2)    $5.6875      $19,906,250     $6,864.21
================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on August 28, 1996.

(2) Reflects the estimated number of shares of the registrant's common stock to be issued in a merger in exchange for all of the acquired company's common equivalent shares on an assumed conversion ratio of 0.88 new shares of the registrant's common stock for every acquired company's common equivalent share, or 3,500,000 shares of the registrant's common stock for 3,993,671.24 of the acquired company's common equivalent shares assumed to be converted in connection with the merger.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                          VOICE CONTROL SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 29, 1996


TO THE STOCKHOLDERS OF
VOICE CONTROL SYSTEMS, INC.:


     A Special Meeting of stockholders of Voice Control Systems, Inc., a Delaware corporation ("VCS"), will be held at the Harvey Hotel, 14315 Midway Road, Dallas, Texas on October 29, 1996 at 10:00 a. m. for the following purposes:


          (1) To consider and act upon the proposed merger and approve and adopt the related Agreement and Plan of Merger pursuant to which Voice Processing Corporation, a Delaware corporation, will merge into VCS, with VCS remaining as the surviving corporation, all as more particularly described in the enclosed Joint Proxy Statement/Prospectus;

          (2) To consider and act upon a proposed amendment to the 1992 Stock Option Plan of VCS to increase the number of shares of common stock of VCS issuable upon exercise of stock options under the plan from 900,000 shares to 1,300,000 shares of common stock; and

          (3) To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

     Stockholders of record at the close of business on August 30, 1996 will be entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

     Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, please complete, date, sign and return the enclosed proxy at your earliest convenience in the enclosed self-addressed, stamped envelope. You are cordially invited to attend the Special Meeting in person, and if you attend you may withdraw your proxy and vote your shares personally.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Kim S. Terry,
                                          Secretary


Dated: September 30, 1996


     THE BOARD OF DIRECTORS OF VCS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

                          VOICE PROCESSING CORPORATION
                                ONE MAIN STREET
                         CAMBRIDGE, MASSACHUSETTS 02142


                                                              September 30, 1996


Dear Stockholder:


     You are cordially invited to attend a special meeting of the stockholders of Voice Processing Corporation ("VPC") to be held at 1000 Wilson Boulevard, Suite 800, Upper Mall, Arlington, Virginia on October 29, 1996 at 10:00 a.m. local time. Enclosed are a Notice of the Meeting, a proxy card, and a Joint Proxy Statement/Prospectus containing information about the matter to be acted upon at the meeting.


     At the meeting, you will be asked to vote upon the adoption of the Agreement and Plan of Merger (the "Agreement") dated July 17, 1996, between VPC and Voice Control Systems, Inc. ("VCS"), pursuant to which VPC will be merged with and into VCS. If the Agreement is adopted and the merger becomes effective, each holder of VPC common stock, other than those demanding appraisal rights, will receive, in exchange for the VPC stock, common stock of VCS in an amount determined by the Exchange Ratio as described in the Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF VPC HAS APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF ITS ADOPTION.

     If you do not plan to attend the meeting, please complete the enclosed proxy card and return it in the enclosed envelope as soon as possible. Returning your proxy will not limit your right to vote in person if you later decide to attend the meeting.

                                          Sincerely,


                                          Merrill Solomon
                                          Chief Executive Officer

                          VOICE PROCESSING CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 29, 1996



     A Special Meeting of stockholders of Voice Processing Corporation, a Delaware corporation ("VPC"), will be held at 1000 Wilson Boulevard, Suite 800, Upper Mall, Arlington, Virginia 22209 on October 29, 1996 at 10:00 a. m. for the following purposes:


          (1) To consider and act upon the adoption of the Agreement and Plan of Merger pursuant to which VPC will merge into Voice Control Systems, Inc., a Delaware corporation ("VCS"), with VCS remaining as the surviving corporation, all as more particularly described in the enclosed Joint Proxy Statement/ Prospectus; and

          (2) To transact such other business as may properly come before the Special Meeting and any adjournment thereof.


     Stockholders of record at the close of business on September 26, 1996 will be entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.


     Stockholders may be entitled to appraisal rights pursuant to Section 262 of the General Corporation Law of Delaware, a copy of which is included as Appendix C of the enclosed Joint Proxy Statement/Prospectus. For a discussion of appraisal rights, see page 26 of the Joint Proxy Statement/Prospectus.

     Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, please complete, date, sign and return the enclosed proxy at your earliest convenience in the enclosed self-addressed, stamped envelope. You are cordially invited to attend the Special Meeting in person, and if you attend you may withdraw your proxy and vote your shares personally.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Merrill Solomon,
                                          Secretary


Dated: September 30, 1996

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1996.


               PROXY STATEMENT                          PROXY STATEMENT
                     FOR                                      FOR
       SPECIAL MEETING OF STOCKHOLDERS          SPECIAL MEETING OF STOCKHOLDERS
                     OF                                       OF
         VOICE CONTROL SYSTEMS, INC.              VOICE PROCESSING CORPORATION


                                   PROSPECTUS
                                       OF
                          VOICE CONTROL SYSTEMS, INC.


     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Voice Control Systems, Inc., a Delaware corporation ("VCS"), in connection with the solicitation of proxies by the Board of Directors of VCS for use at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on October 29, 1996 at the Harvey Hotel, 14315 Midway Road, Dallas, Texas (together with any adjournment or postponement thereof, the "VCS Special Meeting").



     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Voice Processing Corporation, a Delaware corporation ("VPC"), in connection with the solicitation of proxies by the Board of Directors of VPC for use at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on October 29, 1996 at 1000 Wilson Boulevard, Suite 800, Upper Mall, Arlington, Virginia 22209 (together with any adjournment or postponement thereof, the "VPC Special Meeting").


     This document also constitutes a Prospectus of VCS under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock, $0.01 par value per share (the "VCS Common Stock"), of VCS to be issued to persons who hold all of the issued and outstanding shares (the "VPC Shares") of capital stock of VPC . The shares of VCS Common Stock will be issued in exchange for all of the outstanding shares of all of the two classes of capital stock of VPC in the merger (the "Merger") of VPC into VCS in accordance with the Agreement and Plan of Merger, dated as of July 17, 1996, by and between VCS and VPC (the "Merger Agreement"). As a result of the Merger, the separate corporate existence of the VPC will cease, and VCS will continue its corporate existence as the surviving corporation.


     The principal executive offices of VCS are located at 14140 Midway Road, Suite 100, Dallas, Texas 75244 and its telephone number is (972) 726-1200. The principal executive offices of VPC are located at One Main Street, Cambridge, Massachusetts, 02142 and its telephone number is (617) 494-0100.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A SUMMARY OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY STOCKHOLDERS OF VPC AND VCS, SEE "RISK FACTORS" BEGINNING ON PAGE 7.


     This Joint Proxy Statement/Prospectus is first being mailed on or about September 30, 1996, to all stockholders of VCS of record on August 30, 1996, the record date of the VCS Special Meeting.



     This Joint Proxy Statement/Prospectus is first being mailed on or about September 30, 1996, to all stockholders of VPC of record on September 26, 1996.


 THE VCS SECURITIES TO BE OFFERED IN CONNECTION WITH THE MERGER HAVE NOT BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE
         SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ----------------------


    The date of this Joint Proxy Statement/Prospectus is September 30, 1996.

                             AVAILABLE INFORMATION

     VCS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed with the Commission by VCS under the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission which are located as follows: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10049. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Reports, proxy statements and other information concerning VCS can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

     The VCS Common Stock is listed and traded on the Nasdaq National Market. Reports and other information concerning VCS may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     VPC is not subject to the information requirements of the Exchange Act.

     VCS has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act with respect to the shares of VCS Common Stock that will be issued in the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington D.C., and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following VCS documents (File No. 0-10385) filed with the Commission under the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

          2. Quarterly Reports on Form 10-QSB for the fiscal quarters ending March 31 and June 30, 1996.

     All documents filed by VCS with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and before the date of the VCS Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN APPENDICES TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: INVESTOR RELATIONS, VOICE CONTROL SYSTEMS, INC., 14140 MIDWAY ROAD, SUITE 100, DALLAS, TEXAS 75244, (972) 726-1200. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 11, 1996.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VCS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH PERSON'S JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VCS AND AFFILIATES OR OF VPC AND ITS AFFILIATES.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary of Joint Proxy Statement/Prospectus...........................................     1

Risk Factors..........................................................................     7

VCS Special Meeting...................................................................    12

VPC Special Meeting...................................................................    13

The Merger............................................................................    14

Pro Forma Financial Information.......................................................    28

Comparison of Stockholders' Rights....................................................    33

Amendment to 1992 Stock Option Plan of VCS............................................    36

Market for and Dividends on the VCS Common Stock......................................    41

VCS Selected Financial Data...........................................................    42

VCS Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    43

Business of Voice Control Systems.....................................................    46

Description of VCS Capital Stock......................................................    63

Absence of Market for and Dividends on the VPC Shares.................................    65

VPC' Selected Financial Data..........................................................    65

VPC Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    66

Business of Voice Processing Corporation..............................................    69

Security Ownership....................................................................    72

Legal Opinions........................................................................    73

Experts...............................................................................    73

Stockholders' Proposals...............................................................    74

Changes in Accountants................................................................    74

Index to Financial Statements.........................................................   F-1

Appendix A Agreement and Plan of Merger...............................................   A-1

Appendix B Opinion of First Albany Corporation........................................   B-1

Appendix C Section 262 of Delaware General Corporation Law............................   C-1

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus, including the appendices hereto.

     Risk Factors. The stockholders of VCS and VPC should carefully evaluate certain risk factors relating to VCS and the Merger. See "Risk Factors".

     Matters to be Voted Upon. At the VCS Special Meeting, the stockholders of VCS will be asked to approve a proposal which approves the Merger and adopts the related Merger Agreement. In addition, the stockholders of VCS will be asked to approve and adopt an amendment to the 1992 Stock Option Plan of VCS (the "VCS Option Plan") to increase the number of shares subject to such plan from 900,000 shares to 1,300,000 shares. At the VPC Special Meeting, the stockholders of VPC will be asked to vote upon the adoption of the Merger Agreement.


     Merger. The stockholders of VCS and VPC are being asked to consider and act upon the proposed Merger whereby VPC will be merged with and into VCS, the separate corporate existence of VPC will cease and VCS will continue as the surviving corporation. Upon completion of the Merger, the holders of the VPC Shares will receive shares of VCS Common Stock in exchange for their VPC Shares. In the Merger each share of common stock, $.01 par value (the "VPC Common Stock"), and each share of preferred stock, $.01 par value (the "VPC Preferred Stock"), of VPC (as if converted into shares of VPC Common Stock immediately before the Merger), will be converted into the number (the "Exchange Ratio") of shares of VCS Common Stock that is equal to the quotient obtained by dividing
(a) 4,000,000 shares, reduced by the "Loan Amount Shares"(as determined below), by (b) 4,564,195.7, which was the number of shares of VPC Common Stock outstanding on a fully diluted basis on July 17, 1996, the date of the Merger Agreement. The "Loan Amount Shares" will be determined by dividing (1) the difference between (A) the principal balance in excess of $400,000 that is outstanding on the date that the Merger is consummated (the "Closing Date") arising under a line of credit provided to VPC by VCS and (B) the amount of any "Excess Accounts Receivable"(explained below), by (2)$5.00. The "Excess Accounts Receivable" of VPC will be the lesser of (i) the amount by which the accounts receivable of VPC on the Closing Date (net of any reserve for uncollectible accounts) exceeds $740,000 or (ii) the amount by which the total assets of VPC exceeds the total liabilities of VPC (excluding the liabilities incurred under the VCS Credit Agreement). See "The Merger".


     The stockholders of VCS will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any stockholder of VCS.

     VCS Credit Agreement. In connection with the transactions contemplated by the Merger, VCS has agreed to loan VPC up to $750,000 under a revolving line of credit pursuant to the terms of the Loan Agreement, dated July 9, 1996 (the "VCS Credit Agreement"), between VCS and VPC. The obligations of VPC under the VCS Credit Agreement are secured by substantially all of the assets of VPC. The principal balance of the loan made under the VCS Credit Agreement that is outstanding at the effective time of the Merger may, subject to reduction for the Excess Accounts Receivable, reduce the number of shares of VCS Common Stock that will be issued in the Merger. On August 31, 1996, $500,000 was outstanding under the VCS Credit Agreement. See "The Merger -- VCS Credit Agreement."


     Business of VCS. VCS is engaged in the development and commercialization of speech recognition and speaker verification technology that enables individuals to interact with computerized devices through the most natural form of communication -- human speech. VCS's technology is used by systems integrators and original equipment manufacturers ("OEMs") to: (i) enable end-users to use their voice to access, input, update and secure electronic information, as well as to operate and control electronic devices and (ii) allow service providers to reduce costs by automating labor intensive aspects of their business, such as a telephone company providing automated operator assistance using speech recognition. VCS's technology is primarily used in the telecommunications industry and is beginning to be commercially integrated into products in the consumer electronics and desktop computing industries. VCS was founded in September 1978 and was organized as a Texas corporation in May 1980. VCS reincorporated as a Delaware corporation in January 1981 under the name "Scott Instruments Corporation" ("Scott"). Effective August 11, 1994, VCS Industries, Inc., an Illinois corporation ("Industries"), merged into Scott whereupon Scott changed its name to Voice Control Systems, Inc. (the "Scott Merger"). The principal executive offices of VCS are located at 14140 Midway Road, Suite 100, Dallas, Texas 75244 and its telephone number is (972) 726-1200.


     Posi-Ident(R) is a registered trademark, and VRSoft(TM), Cut-Thru(TM), GoodListener(TM), SpeechPrint ID(TM) and QuikVoice(TM) are trademarks of VCS.

     Business of VPC. VPC develops and markets speech recognition products, primarily for telecommunications applications. The products are sold to OEMs, value added resellers (VARs), system integrators and independent software vendors (ISVs), which in turn develop and market a wide variety of speech-enabled and speech-enhanced applications such as voice activated dialing, voice mail, voice messaging, interactive voice response, automated attendant and command and control. The principal executive offices of VPC, which was founded in 1982, are located at One Main Street, Cambridge, Massachusetts 02142 and its telephone number is (617) 494-0100.

     VPro(R) is a registered trademark, VProContinuous(TM), VPro/XD(TM), VPro/RT(TM), VProSecure(TM), VProFlex/KD(TM), VProSpeller(TM), VProEdge(TM) and VProCare(TM) are trademarks, and Voice Processing is a trade name of VPC. All other trademarks or service marks appearing in this Joint Proxy
Statement/Prospectus are trademarks of the respective companies who own them.

     Exchange of VPC Shares for shares of VCS Common Stock. All of the VPC Shares outstanding immediately prior to the time the Merger becomes effective will be converted into shares of VCS Common Stock. No fractional shares will be issued as a result of the Merger. VCS will pay an amount of cash that is equal to the Exchange Ratio multiplied by the average per share closing price of VCS Common Stock as reported on the Nasdaq National Market over the twenty trading days ending on the third trading day immediately preceding the effective date of the Merger (the "Determination Price") to each stockholder of VPC who would otherwise be entitled to receive a fraction of a share of VCS Common Stock. See "The Merger -- Effective Time and Consequences of the Merger" and "The
Merger -- Effect of Merger on VPC Options and Warrants".

     Votes Required. At the VCS Special Meeting, the affirmative vote of the holders of at least a majority of the VCS Common Stock outstanding on the record date for the VCS Special Meeting is required to approve the Merger and adopt the Merger Agreement on behalf of VCS. The directors and executive officers of VCS and their affiliates (who in the aggregate beneficially owned approximately 23% of the outstanding shares of VCS Common Stock as of August 30, 1996) have advised VCS that they will vote their shares in favor of the Merger. The affirmative vote of the holders of at least a majority of the VCS Common Stock represented in person or by proxy at the VCS Special Meeting is required to approve and adopt the amendment to the VCS Option Plan. See "VCS Special Meeting."


     At the VPC Special Meeting, the affirmative vote of the holders of at least a majority of the voting power of the VPC Shares, acting and voting together as a combined class, that are outstanding on the record date for the VPC Special Meeting is required to adopt the Merger Agreement on behalf of VPC. In addition, the affirmative vote of a majority of the outstanding VPC Preferred Stock, voting separately as a class, will also be necessary to adopt the Merger Agreement. The directors and executive officers of VPC and their affiliates (who in the aggregate beneficially owned approximately 70% of the voting power of outstanding shares of VPC capital stock, and 100% of the voting power of the VPC Preferred Stock, as of September 26, 1996, the record date of the VPC Special Meeting) have advised VCS that they will vote their shares in favor of the Merger. In addition, Stanley Westreich, Merrill Solomon and Creative Technology Ltd. ("Creative Technology"), who collectively are the beneficial owners of 57% of the voting power of the VPC capital stock, have given proxies to VCS and have agreed to have their shares voted in favor of the Merger. See "VPC Special Meeting" and "Security Ownership -- Security Ownership of VPC".


     Appraisal Rights of Dissenting Stockholders. The stockholders of VCS are not entitled to dissenters' rights or an appraisal of their shares in connection with the Merger because, among other things, the VCS

Common Stock is listed on the Nasdaq National Market and the holders of VCS will not exchange or otherwise relinquish any such stock as a result of the Merger.

     Subject to certain other conditions, a stockholder of record of VPC who does not vote his or her VPC Shares in person or by proxy in favor of the Merger and who files with VPC a written demand for appraisal before the vote at the VPC Special Meeting will be eligible pursuant to Delaware law for appraisal rights following the consummation of the Merger. Neither a proxy nor a vote opposing or abstaining from the Merger will constitute a written demand for appraisal. A VPC stockholder who files a written demand will not be entitled to appraisal rights unless such stockholder also takes certain other steps in the manner required by Delaware law. A vote in favor of the Merger will constitute a waiver of appraisal rights. See "The Merger -- Appraisal Rights."

     If stockholders of VPC holding more than 5% of the outstanding capital stock of VPC exercise their appraisal rights, VCS has the right under the Merger Agreement to decline to consummate the Merger. See "The Merger -- Conditions to the Merger."

     Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization under federal income tax laws, and, as such, no gain or loss will be recognized by the stockholders of VPC upon their receipt of the shares of VCS Common Stock in exchange for their VPC Shares, except for cash received in lieu of fractional shares. Gain or loss will be recognized, however, by holders of VPC Shares to the extent of any cash received by VPC stockholders who perfect their appraisal rights. See "The Merger -- Federal Income Tax Consequences."

     Effective Time of the Merger. It is currently contemplated that the Merger will be consummated as soon as practicable after the VPC Special Meeting and VCS Special Meeting.

     Conditions of the Merger; Termination. In addition to adoption by the stockholders of VCS and VPC, consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including (i) the absences of material adverse changes to either VCS or VPC, (ii) no more than 5% of the stockholders of VPC seek to exercise appraisal rights, (iii) that the total liabilities of VPC (excluding liabilities arising under the VCS Credit Agreement) do not exceed VPC's total assets as of the Closing Date, and (iv) the receipt by VCS of a letter from BDO Seidman, LLP stating that the Merger will be accounted for as a pooling-of-interests. See "The Merger -- Conditions to the Merger".

     Other than approval of the Merger by the VCS stockholders and VPC stockholders, substantially all of the conditions to the Merger may be waived, in whole or in part, by the parties for whose benefit they have been created, without the approval of their respective stockholders. However, after approval by the stockholders of VCS and VPC, no amendment or modification may be made which by law requires further approval by such stockholders unless such approval is obtained. In addition, the Merger may be abandoned under certain circumstances, and such abandonment will not require stockholder approval. See "The Merger -- Conditions to the Merger", and "The Merger -- Termination of Merger Agreement."

     VCS Reasons for the Merger. The VCS Board of Directors approved the Merger based on the potential benefits that could result from an acquisition of VPC. These benefits included the addition of technology and products that are compatible, both strategically and technically, with VCS's current products, the acquisition of a substantial customer base and additional distribution capability in the telecommunications market, the addition of significant technical and management support for VCS's operations and the substantial increase in the size and market capitalization of VCS with its related competitive benefits.

     VPC Reasons for the Merger. The board of directors of VPC has approved the Merger Agreement and recommends its adoption by the stockholders of VPC because the surviving corporation will have a more comprehensive range of product offerings and significantly greater financial resources than VPC; the Merger is expected to result in significant efficiencies and corresponding expense reductions for the combined business; the shares of VCS Common Stock to be issued in exchange for VPC Shares will be freely tradable in the public over-the-counter market, subject only to certain restrictions applicable to affiliates of VPC or VCS; and the VPC board believes that the Exchange Ratio is fair to the stockholders of VPC.

     Recommendation of Board of Directors of VCS. THE BOARD OF DIRECTORS OF VCS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE VCS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and "The
Merger -- VCS Reasons for the Merger." The Board of Directors of VCS also unanimously recommends that stockholders vote FOR the amendment to the VCS Option Plan to increase the number of shares available under the plan.

     Recommendation of Board of Directors of VPC. THE BOARD OF DIRECTORS OF VPC BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE VPC STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and "The Merger -- VPC Reasons for the Merger."


     Opinion of Financial Advisor of VCS. First Albany Corporation ("First Albany") has delivered its written opinion, dated as of September 23, 1996, to the Board of Directors of VCS to the effect that, as of the date of its opinion, the financial terms of the Merger are fair to VCS stockholders from a financial point of view. A copy of the opinion of First Albany, which sets forth the assumptions made, is attached to this Joint Proxy Statement/Prospectus as Appendix B and should be read in its entirety. See "The Merger -- Fairness Opinion."



     Market, Dividend and Share Price Information. On September 20, 1996, the last reported closing price of the VCS Common Stock on the Nasdaq National Market was $6.88 per share. On June 14, 1996, the last day of trading immediately before VCS and VPC announced a proposed merger, the last reported sale price of the VCS Common Stock was $10.25 per share. No dividends have been paid to date on the shares of VCS Common Stock.


     No active trading market exists for any of the shares of any class of capital stock of VPC.

     Board of Directors of VCS. In accordance with the Merger Agreement, before the effective time of the Merger VPC will be entitled to designate two representatives to be named to the Board of Directors of VCS following the Merger. For two years thereafter, VCS has agreed to nominate and use its best reasonable efforts to cause the election of each such representative to the VCS Board of Directors. See "The Merger -- VCS Board Following the Merger".

     Summary of Financial Information. The following tables present selected summary historical and pro forma financial information for VCS and for VPC (the tables, which are unaudited and in thousands except for per share amounts, should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere herein):

        COMBINED SUMMARY PRO FORMA AND HISTORICAL FINANCIAL INFORMATION

     The following tables set forth certain unaudited pro forma combined condensed and historical financial data for VCS and VPC. The pro forma data gives effect to the Merger under the pooling-of-interests method of accounting as if the event had occurred on January 1, 1995 with respect to the statement of operations data, and on December 31, 1995 with respect to the balance sheet data. For further information on the manner in which the summary pro forma financial information was derived, see "Pro Forma Financial Statements." The following data should be read in conjunction with the respective financial statements and notes thereto of VCS and VPC and with the pro forma financial statements regarding the Merger, appearing elsewhere in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that could have occurred if the Merger had been consummated on such dates, nor is it necessarily indicative of future operating results or financial position.

                          VOICE CONTROL SYSTEMS, INC.

                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                   --------------------------     ----------------
                      DATA                          1993     1994      1995        1995     1996
- -------------------------------------------------  ------   -------   -------     ------   -------
                                                      (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Statement of Operations:
  Sales..........................................  $7,052   $ 6,334   $10,779     $4,922   $ 4,044
  Net income (loss)..............................  $1,880   $(6,599)  $   967     $  373   $   248
  Net income (loss) per share....................  $ 0.52   $ (2.29)  $  0.14     $ 0.06   $  0.03
  Cash dividends per share.......................      --        --        --         --        --
                                                   ------   -------   -------     ------   -------
  Weighted average shares........................   3,750     2,881     7,150      6,564     8,611
Balance Sheet Data:
  Working capital................................  $1,914   $ 1,673   $ 3,602     $2,092   $17,144
  Total assets...................................  $2,927   $ 3,030   $ 4,839     $3,512   $19,519
  Long-term debt.................................  $1,162   $ 1,175   $ 1,162     $1,162        --
  Stockholders' equity...........................  $1,009   $ 1,008   $ 3,062     $1,411   $17,922

                          VOICE PROCESSING CORPORATION

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                                                     JUNE 30,
                                                             YEAR ENDED         -------------------
                         DATA                            SEPTEMBER 30, 1995      1995        1996
- -------------------------------------------------------  ------------------     -------     -------
                                                          (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Statement of Operations:
  Total revenues.......................................       $  3,705          $ 1,876     $ 2,731
  Net income (loss)....................................       $ (3,021)         $(1,792)    $(1,141)
  Net income (loss) per share..........................       $  (2.25)         $ (1.34)    $ (0.84)
  Cash dividend per share..............................             --               --          --
  Weighted average shares..............................          1,340            1,339       1,352
Balance Sheet Data:
  Working capital......................................       $    (52)         $   408     $(1,443)
  Total assets.........................................       $  2,695            2,787     $ 1,869
  Long-term debt.......................................             --               --          --
                                                              --------          -------     -------
                                                                                    ---         ---
  Stockholders' equity (deficit).......................       $  2,885          $ 1,425     $  (585)

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA


                                                              SIX MONTHS
                                                                 ENDED                YEAR ENDED
                                                             JUNE 30, 1996         DECEMBER 31, 1995
                                                             -------------         -----------------
                                                               (IN THOUSANDS EXCEPT FOR PER SHARE
                                                                              DATA)
Sales....................................................       $ 6,776                 $15,304
Net income (loss)........................................       $  (893)                $(2,054)
Income (loss) per share..................................       $  (.12)                $  (.40)
Cash dividend per share..................................            --                      --
Total assets.............................................       $21,388                 $ 7,534
Long term debt...........................................            --                 $ 1,162

                           COMPARATIVE PER SHARE DATA

     The following tables set forth unaudited data concerning the net income
(loss), earnings (loss) per share and book value (deficit) per common share for VCS and VPC (i) on a combined pro forma basis after giving effect to the Merger,
(ii) on a historical basis for VCS, (iii) on a historical basis for VPC per equivalent share of VCS Common Stock to be issued in the Merger for the capital stock of VPC (as though such shares had been issued at the beginning of the period), and (iv) on a historical basis for VPC. The following comparative per share data should be read in conjunction with the historical financial statements of VCS, the historical financial statements of VPC and the Pro Forma Financial Statements, appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                           FOR THE SIX       FOR THE YEAR ENDED
                                                          MONTHS ENDED      --------------------
                                                          JUNE 30, 1996     12/31/95     9/30/95
                                                          -------------     --------     -------
    Income (Loss) Per Share:
      VCS -- Primary....................................      $ .03          $  .14
         Fully Diluted..................................      $ .03          $  .14
      VPC -- Primary....................................      $(.84)                     $(2.25)
      VPC Equivalent....................................      $(.27)                     $  .74
      Pro Forma Combined................................      $(.12)         $ (.40)
    Book Value (Deficit) Per Share:
      VCS...............................................      $2.55          $  .70
      VPC...............................................      $(.24)                     $  .36
      Pro Forma Combined................................      $1.87          $  .51

                                  RISK FACTORS

     The stockholders of VPC and VCS should carefully evaluate all of the information contained and incorporated by reference in this Joint Proxy Statement/Prospectus, and in addition, should carefully consider the following factors relating to VCS, VPC and the Merger:

HISTORY OF LOSSES

     Although VCS was profitable in 1995 and during the first six months of 1996, VCS has recorded cumulative losses of approximately $7.6 million through June 30, 1996. These losses reflect the results of operations of Industries prior to the Scott Merger and losses incurred by VCS after the Scott Merger. In addition, Industries' predecessors incurred losses. VCS realized net income of approximately $967,000 for the year ending December 31, 1995 and $247,000 for the six months ending June 30, 1996; however, there can be no assurance that VCS will continue to generate profits. See "VCS Management's Discussion and Analysis of Financial Condition and Results of Operations." VPC has historically been unprofitable and has recorded cumulative losses of approximately $10.0 million through June 30, 1996. See "VPC Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the combined company will be profitable following the Merger.

INTEGRATION OF OPERATIONS

     VCS anticipates benefits to be obtained as a result of the Merger, including the addition of technology and products that are compatible, both strategically and technically, with VCS's current products, the acquisition of a substantial customer base and additional distribution capability in the telecommunications market, the addition of significant technical and management support for VCS's operations and a substantial increase in the size and market capitalization of VCS with its related competitive benefits. There can be, however, no assurance that VCS will be able to achieve the anticipated level of benefits expected as a result of the Merger or that any benefits, even if obtained, will be achieved within a period of time currently anticipated by VCS's management.

     The Merger and related acquisition of VPC's operations will materially increase the scope of VCS's operations. The integration of VPC into VCS will require dedication of significant management resources in coordinating the product development and distribution of VCS and VPC products in order to realize the anticipated benefits of the Merger. The dedication of these management resources may temporarily detract from attention to the day-to-day business of VCS. There is no assurance that VCS or the operations acquired from VPC will be able to sustain its historical levels of performance, whether due to internal factors or as a result of increased competition.

RELIANCE ON MAJOR CUSTOMERS

     VCS is dependent to a significant extent on sales to certain customers. Four of VCS's customers, Dialogic Corporation ("Dialogic"), InterVoice, Inc. ("InterVoice"), Brite Voice Systems, Inc. ("Brite") and Periphonics Corporation ("Periphonics") collectively accounted for 74% and 81% of VCS's revenue in 1994 and 1995, respectively. Dialogic is a leading supplier of components for building, assembling and programming voice processing systems. InterVoice, Brite and Periphonics are suppliers of voice processing systems. The success of VCS in selling its products to Dialogic, InterVoice, Brite and Periphonics for incorporation into their products is critical to a strategy which takes advantage of VCS's telephone-based speech recognition capabilities. If any of Dialogic, InterVoice, Brite or Periphonics should fail to use VCS as its principal supplier of speech recognition, VCS's revenue and earnings could be materially negatively affected. See "VCS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Voice Control Systems -- Sales and Marketing."

DIALOGIC RELATIONSHIP -- SHIFT TO OPEN ARCHITECTURE; SIGNIFICANT STOCKHOLDER

     Prior to 1995, VCS technology was the only speech recognition technology sold by Dialogic. In 1995, Dialogic began commercial distribution of a new open architecture platform, Antares, for use in its recently introduced SCSA product line. VCS's Antares Software is currently in production for two computer operating systems and in beta test for certain other computer operating systems. VCS is developing support for additional operating systems. The Antares platform supports several capabilities including speech recognition, thereby making the technology of VCS's competitors available as an alternative to VCS's technology in systems using the SCSA architecture. In addition, under the new architecture, VCS's sales to Dialogic are expected to shift over time from predominantly hardware to predominantly software. Moreover, customers may delay purchasing VCS products from Dialogic until they are able to purchase a Dialogic SCSA product incorporating VCS technology that meets their needs. These factors may negatively impact VCS's sales and profitability through the Dialogic distribution channel. See "Business of Voice Control Systems -- Products and Services -- Telecommunications Products."

     In addition, through a wholly owned subsidiary, Dialogic beneficially owns approximately 16% of the VCS Common Stock, as of the record date of the VCS Special Meeting. Through such subsidiary, Dialogic is also a creditor of VCS and has a security interest in the use of VCS's technology. As a result of these relationships, Dialogic has the ability to influence the business and affairs of VCS and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to VCS's Certificate of Incorporation, mergers, sales of assets and other business acquisitions or dispositions. Furthermore, dispositions of VCS Common Stock by Dialogic may adversely affect the market price of the VCS Common Stock.

DEVELOPMENT OF MARKETS REQUIRED FOR SUCCESSFUL PERFORMANCE BY VCS

     The market for speech recognition is relatively new. The financial performance of VCS will depend, in part, on the future development, growth and ultimate size of this market. VCS's speech recognition products compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). There can be no assurance that the market for VCS's or VPC's current or future products will develop, that its technology will find general acceptance in the marketplace, or that sales of its products will be profitable to VCS. See "Business of Voice Control Systems -- Speech Recognition."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     VCS's sales and profitability may vary significantly from quarter to quarter due to a variety of factors, including VCS's dependence upon a small number of customers, timing of customer orders, and changes in VCS's product and customer mix. VCS typically operates with relatively little backlog and substantially all of its revenues in each quarter results from orders and royalty payments received in that quarter. See "VCS Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SALES BY THIRD PARTIES

     VCS's revenues are dependent upon the ability of systems integrators and OEMs to develop and sell systems that incorporate VCS's technology, because VCS generally does not sell its technology directly to end users. Factors that adversely affect the revenues of VCS's OEM and systems integrator customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon VCS's financial results. No assurances can be given that VCS's OEM and systems integrator customers will continue to use VCS as a supplier of speech recognition technology or that customers of VCS will not experience financial or other difficulties that will adversely affect their revenues and, in turn, the results of operations and financial condition of VCS. See "VCS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Voice Control Systems -- Sales and Marketing."

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT VCS

     The speech recognition field and the voice and communications industry in which VCS operates are characterized by rapid technological change. The development of new technology by VCS's competitors may render VCS's technology obsolete. Competition in the field of speech recognition is based largely on technological superiority. Accordingly, the success of VCS will depend upon its ability to continually enhance its current products, to develop and introduce new products which keep pace with technological developments and to address the changing needs of the marketplace. Although VCS expects to devote significant resources to research and development activities, there can be no assurance that these activities will result in the successful development of new technologies and products or the enhancement of existing technology and products. In addition, there can be no assurance that the introduction of products, services or technological developments by others will not have a material adverse effect on VCS's operations. See "Business of Voice Control Systems -- Speech Recognition" and "-- Technology Development."

COMPETITION

     Competition in all areas of VCS's business is substantial and is expected to increase. VCS competes with a variety of businesses including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT, Telefonica de Espana SA and Vocalis; system suppliers, such as BBN Hark, Dragon Systems, Microsoft, Texas Instruments and Verbex, Inc.; and speech recognition suppliers, such as Nuance Communications, Lernout & Hauspie Speech Products, ALTech, Pure Speech, Inc., Speech Systems, Inc. and, before the Merger, Voice Processing Corporation. Many of VCS's competitors are substantially larger than VCS, are well established, and have greater financial, technical, marketing, service and operating resources than VCS. VCS's competitors can be expected to continue to make substantial commitments to research and product development. There can be no assurance that following the Merger VCS will be able to compete successfully in this industry following the Merger. See "Business of Voice Control Systems -- Competition."

RELIANCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF PERSONNEL

     VCS's success depends upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. VCS has employment agreements with Peter J. Foster, CEO and President, and Thomas B. Schalk, Chief Technical Officer. These agreements contain customary non-disclosure and non-competition covenants, but there can be no assurance that these are enforceable under Texas law, where VCS offices are located. VCS's continued growth depends on its ability to attract and retain skilled employees, particularly in research and development, engineering and sales. The market for technical and scientific personnel is highly competitive, and there can be no assurance that VCS will be successful in attracting or retaining sufficient numbers of qualified personnel.

DEPENDENCE ON OTHER COMPANIES FOR ASSEMBLY AND COMPONENT PARTS

     VCS does not manufacture component parts for its products nor does it have any plan to do so. VCS's products are assembled by independent contractors. Other than one component which VCS obtains from NEC Electronics, Inc., it is not dependent upon a single supplier for any equipment or component parts. VCS generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products. Any interruption of supply in the assembly services utilized by VCS or in the supply of key components, for any reason, could result in significant delivery delays, thereby adversely affecting VCS's revenues, profitability and customer relations. See "Business of Voice Control Systems -- Manufacturing."

PROTECTION OF PROPRIETARY RIGHTS REQUIRED FOR SUCCESSFUL OPERATION OF VCS

     VCS relies on proprietary technology that it closely guards as trade secrets. VCS has required nondisclosure and confidentiality agreements to be executed by its employees, licensees and all parties for whom it presently provides or contemplates providing engineering or research and development services, and VCS expects to continue this requirement. However, there can be no assurance that such non-disclosure and confidentiality agreements will be sufficient to maintain the secrecy of VCS's proprietary technology. In addition, there can be no assurance that competitors will not develop this technology independently or otherwise obtain access to it. The success of VCS will depend on its ability to maintain confidentiality for its technology and upon third parties not developing similar or better technology. See "Business of Voice Control Systems -- Patents."

     Several of VCS's competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those offered by VCS. There can be no assurance that VCS is aware of all patents containing claims that may pose a risk of infringement by its products or services. In addition, patent applications are generally confidential until a patent is issued and, accordingly, VCS cannot evaluate the extent to which its products or services may infringe on future patent rights held by others. In general, if it were determined that any of VCS's products, services or planned enhancements (the "Offered Products") infringed valid patent rights held by others, VCS would be required to either: (i) cease marketing the Offered Products, (ii) obtain licenses to develop and market the Offered Products from the holders of the patents or (iii) redesign the Offered Products to avoid infringement. There can be no assurance that VCS would be able to obtain licenses on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business.

SHARES ELIGIBLE FOR FUTURE SALE

     The shares of VCS Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for shares of VCS Common Stock issued to any person who may be deemed to be an "affiliate" of VPC within the meaning of Rule 145 under the Securities Act. In general, affiliates of VPC include any person or entity who controls, is controlled by, or is under common control with VPC. Generally, directors and executive officers are presumed to be affiliates. Rule 145, among other provisions, imposes certain restrictions upon the resale of securities received by affiliates of the acquired company in connection with certain mergers and other related transactions. The shares of VCS Common Stock received by affiliates of VPC in the Merger will be subject to the applicable resale limitations of Rule 145 and Rule 144. Furthermore, certain of VPC's stockholders will likely be considered affiliates of VCS following the Merger because of their percentage ownership of VCS Common Stock following the Merger. Such persons will, in the absence of a registration statement covering the resale of their shares, be subject to the resale restrictions imposed by Rule 144. Additionally, consistent with the requirements of a pooling-of-interests transaction, affiliates of VCS and VPC will be restricted from disposing of any shares of VCS Common Stock until the publication of financial statements by VCS which include at least 30 days of post-Merger operating results, which is not expected to occur until mid-February 1997.

     Nevertheless, sales of substantial amounts of VCS Common Stock in the public market following the Merger, whether by former stockholders of VPC or other stockholders of VCS, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair VCS's future ability to raise capital through the sale of its equity securities. See "The
Merger -- Potential Resales of Shares of VCS Common Stock Received in Merger; Restrictions on VPC Affiliates", "Security Ownership" and "Description of VCS Capital Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND STOCKHOLDER AGREEMENT


     Certain individuals and institutions that collectively beneficially owned approximately 22% of the outstanding VCS Common Stock on the record date of the VCS Special Meeting and who are expected to continue to own beneficially approximately 17% of the VCS Common Stock after the consummation of the Merger have agreed to vote their shares of VCS Common Stock for the election of the current directors (or replacement nominees) until January 1, 1997 (the "Stockholders Agreement"). The Stockholders Agreement, as well as certain provisions of Delaware law and certain provisions of VCS's amended Certificate of Incorporation permitting the issuance of preferred stock, could make a merger, tender offer or proxy contest involving VCS more difficult, even if such events would be beneficial to the interests of the stockholders. See "Description of VCS Capital Stock."

VOLATILITY OF STOCK PRICES OF TECHNOLOGY COMPANIES

     As is frequently the case with the stock of high technology companies, the market price of the VCS Common Stock has been and is expected to continue to be quite volatile. Factors, such as quarterly fluctuations in results of operations, announcements of technological innovations or the introduction of new products by VCS or its competitors, as well as economic conditions in industries using speech recognition technology, may have a significant impact on the market price of the VCS Common Stock. In addition, prices for many technology stocks fluctuate widely, often for reasons unrelated to the performance of the companies. These fluctuations may adversely affect the market price of the VCS Common Stock. See "Market for and Dividends on the VCS Common Stock."

TECHNOLOGY ACQUISITION STRATEGY; STRATEGIC ALLIANCES

     VCS intends to consider selected strategic acquisitions of technologies that complement those of VCS. It may also enter into beneficial strategic alliances to pursue certain market opportunities. There can be no assurance, however, that VCS will be able to identify and acquire suitable technology on favorable terms, successfully integrate newly acquired technology with VCS's technology or create suitable strategic alliances.

                             SPECIAL MEETING OF VCS


     The VCS Special Meeting will be held at the Harvey Hotel, 14315 Midway Road, Dallas, Texas, at 10:00 a.m., Dallas time, on October 29, 1996. The VCS proxy being sent to its stockholders is being solicited on behalf of the Board of Directors of VCS for use at the VCS Special Meeting and any adjournment thereof.


     Matters To Be Voted On. At the VCS Special Meeting the stockholders of VCS will be asked to approve the Merger and adopt the related Merger Agreement. A vote for the Merger and adoption of the Merger Agreement will be deemed to be approval for any related filings made by VCS with the Secretary of State of Delaware to consummate the Merger. Furthermore, the stockholders of VCS will be asked to approve and adopt an amendment to the VCS Option Plan to increase the number of shares subject to such plan from 900,000 shares to 1,300,000 shares. In addition, any other business as may properly come before the VCS Special Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of VCS knows of no such other business that will be brought before the VCS Special Meeting as of the date of this Joint Proxy Statement/Prospectus.

     Record Date. VCS has fixed the close of business on August 30, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the VCS Special Meeting. At the record date, 7,078,107 shares of the VCS Common Stock were outstanding and entitled to vote at the VCS Special Meeting.

     Required Vote. A majority of the VCS Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the VCS Special Meeting. Each share of VCS Common Stock outstanding on the record date is entitled to one vote. The affirmative votes of a majority of outstanding shares of VCS Common Stock will be required to approve the Merger and adopt the Merger Agreement. The affirmative vote of a majority of the shares of VCS Common Stock represented in person or by proxy at the VCS Special Meeting will be required to approve the amendment to the VCS Option Plan to increase the number of shares available.

     Proxies. All the shares of VCS Common Stock represented by properly executed proxies will be voted at the VCS Special Meeting in accordance with the directions in such proxies. If no contrary instructions are given, the shares of VCS Common Stock represented thereby will be voted FOR (i) the Merger and adoption of the Merger Agreement and (ii) the amendment to the VCS Option Plan. Any person executing a proxy may revoke it at any time prior to its exercise. A proxy may be revoked by delivery of written notice of such revocation to the Secretary of VCS, by a subsequent proxy executed by the person executing the prior proxy and presented before or at the VCS Special Meeting, or by attendance at the VCS Special Meeting and voting in person by the person executing the proxy.

     Solicitation of Proxies. The cost of the solicitation of proxies for the management of VCS will be borne by VCS. In addition to solicitation by mail, some of VCS's directors, officers and regular employees, without extra compensation, may conduct additional solicitation by facsimile, telephone and personal interview. VCS may also enlist the assistance of banks, brokerage houses and nominees in additional solicitation of proxies, particularly from persons whose shares of VCS Common Stock are not registered in the beneficial owners' names.

                              VPC SPECIAL MEETING


     The VPC Special Meeting will be held at 1000 Wilson Boulevard, Suite 800, Upper Mall, Arlington, Virginia 22209, at 10:00 a.m., Virginia time, on October 29, 1996. The VPC proxy being sent to its stockholders is being solicited on behalf of the Board of Directors of VPC for use at the VPC Special Meeting and any adjournment thereof.


     Matters To Be Voted On. At the VPC Special Meeting the stockholders of VPC will be asked to adopt the Merger Agreement. In addition, any other business as may properly come before the VPC Special Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of VPC knows of no such other business that will be brought before the VPC Special Meeting as of the date of this Joint Proxy Statement/Prospectus.


     Record Date. VPC has fixed the close of business on September 26, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the VPC Special Meeting. At the record date, 1,864,097.3 shares of the VPC Common Stock and 1,011,561 shares of VPC Preferred Stock were outstanding and entitled to vote at the VPC Special Meeting.


     Required Vote. A majority of the VPC Common Stock and VPC Preferred Stock outstanding on the record date will constitute a quorum for the transaction of business at the VPC Special Meeting. Each share of VPC Common Stock outstanding on the record date is entitled to one vote. Each share of VPC Preferred Stock is entitled to vote with the VPC Common Stock at the VPC Special Meeting and each outstanding share of VPC Preferred Stock has the number of votes equal to the number of shares of VPC Common Stock into which such share of VPC Preferred Stock may be converted. The affirmative votes of a majority of outstanding shares of VPC Common Stock and outstanding voting power of the VPC Preferred Stock voting together as a combined class will be required to adopt the Merger Agreement. In addition, the affirmative vote of a majority of the outstanding VPC Preferred Stock, voting separately as a class, will be necessary to adopt the Merger Agreement.


     Stanley Westreich, Merrill Solomon and Creative Technology, who beneficially own in the aggregate 57% of the voting power of the VPC capital stock, have given proxies to VCS and have agreed to have their respective shares voted in favor of the Merger and adoption of the Merger Agreement. Creative Technology is the beneficial owner of 100% of the outstanding VPC Preferred Stock. See "Security Ownership -- Security Ownership of VPC."


     Proxies. All the shares of VPC Common Stock represented by properly executed proxies will be voted at the VPC Special Meeting in accordance with the directions in such proxies. If no contrary instructions are given, the shares of VPC Common Stock represented thereby will be voted FOR adoption of the Merger Agreement. Any person executing a proxy may revoke it at any time prior to its exercise. A proxy may be revoked by delivery of written notice of such revocation to the Secretary of VPC, by a subsequent proxy executed by the person executing the prior proxy and presented before or at the VPC Special Meeting, or by attendance at the VPC Special Meeting and voting in person by the person executing the proxy.

     Solicitation of Proxies. The cost of the solicitation of proxies for the management of VPC will be borne by VPC. In addition to solicitation by mail, some of VPC's directors, officers and regular employees, without extra compensation, may conduct additional solicitation by facsimile, telephone and personal interview.

                                   THE MERGER

INTRODUCTION

     The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Joint Proxy
Statement/Prospectus as Appendix A. The summary of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the complete text of the document.

     At the time the Merger becomes effective, VPC will be merged with and into VCS in accordance with Delaware law. As a result of the Merger, the separate corporate existence of VPC will cease, and VCS will continue its corporate existence.

     Upon the consummation of the Merger, the VPC Shares outstanding immediately before the time the Merger becomes effective will be converted into shares of VCS Common Stock. In the Merger each share of VPC Common Stock, and each share of VPC Preferred Stock (as if converted into shares of VPC Common Stock immediately before the Merger), will be converted into such number of shares of VCS Common Stock that is equal to the quotient obtained by dividing (a) 4,000,000 shares, reduced by the Loan Amount Shares, by (b) 4,564,195.7. The "Loan Amount Shares" will be determined by dividing (1) the difference between
(A) the principal balance in excess of $400,000 that is outstanding under the VCS Credit Agreement on the Closing Date and (B) the amount of any Excess Accounts Receivable, by (2) $5.00. The Excess Accounts Receivable is the lesser of (i) the amount by which the accounts receivable of VPC on the Closing Date (net of any reserve for uncollectible accounts) exceeds $740,000 or (ii) the amount by which the total assets of VPC exceeds the total liabilities of VPC (excluding the liabilities incurred under the VCS Credit Agreement). Any fractional shares resulting from such conversion will entitle the holder to receive an amount of cash that is equal to the product obtained by multiplying the Exchange Ratio by the Determination Price.

     The stockholders of VCS will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any stockholder of VCS.

     VCS will treat the Merger as a pooling-of-interests for financial reporting purposes. See "The Merger -- Accounting Treatment".

     VPC has agreed in the Merger Agreement that until this Agreement is terminated or abandoned as provided in the Merger Agreement, VPC will not directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any person, entity or group (other than VCS) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving VPC. VPC has further agreed that it will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action that is contrary to the foregoing provisions of the Merger Agreement. VPC must notify VCS promptly if VPC receives any inquiries or proposals with respect to an Acquisition Proposal.

BACKGROUND OF THE MERGER

     At a March 1996 strategy meeting of VCS's management, there was a discussion of the need to strengthen and expand VCS's business in the telecommunications sector through an acquisition or other strategic alliance. One of the companies specifically considered at the strategy meeting was VPC, which VCS considered to be its principal competitor in providing speech recognition technology to the telecommunications sector, but with whom VCS had little previous contact. Although other companies were also initially discussed in the meeting, no serious consideration was given to a transaction with any other specific potential parties.

     In March 1996, VCS retained First Albany, the investment bank that had underwritten a public offering of VCS Common Stock in February 1996, to assist VCS in its pursuit of an acquisition candidate by acting as an intermediary on behalf of VCS and to advise it on any resulting transaction.

     Representatives of First Albany arranged a meeting between Mr. Foster, VCS's President, and Mr. Levi, VPC's President, which was held in Boston in April 1996. Mr. Foster reported back to VCS's Board, which concurred with Mr. Foster's recommendation that a strategic alliance with VPC be pursued. Soon thereafter, VCS was informed that VPC was not willing to continue discussions unless VCS was prepared to discuss detailed transaction terms.

     At a telephonic meeting of VCS Board of Directors held on May 21, 1996, Mr. Foster made a detailed presentation regarding the possible acquisition of VPC. As a result of this meeting, it was determined that management should inform VPC that VCS was prepared to pursue an acquisition on terms that would involve the issuance of four million shares of VCS Common Stock in a transaction that qualified for pooling of interest accounting treatment, subject to completion of additional due diligence procedures and other conditions. Mr. Foster communicated this proposal to VPC during several subsequent meetings held in Boston at the offices of First Albany during May and June of 1996. The negotiations related to the value of VPC, the form, amount and timing of consideration to be paid to VPC or its stockholders, the employment status of senior executives of VPC, potential tax issues for VPC stockholders and the timing of the transaction. VPC was represented during these negotiations by Merrill Solomon, VPC's Chairman, and Mr. Levi. Mr. Foster and Kim Terry, VCS's Vice President Finance, were present at these meeting on behalf of VCS.

     These discussions resulted in a memorandum of intent, which outlined the principal terms of a proposed merger and provided the basis upon which a definitive agreement could be completed. On June 10, 1996, the Board of Directors of VCS authorized VCS to enter into the memorandum of intent, which was executed by both VCS and VPC on June 17, 1996. Thereafter, the parties instructed their attorneys to commence the drafting of definitive merger and related agreements. During the following month, representatives of VCS and VPC, and their respective attorneys and financial advisors negotiated the terms of the definitive agreements.

     On July 2, 1996, the Board of Directors of VPC met and approved the Merger Agreement.

     On July 16, 1996, the management of VCS submitted a draft of the proposed definitive agreement to the VCS Board of Directors which, following presentations by VCS management and First Albany, unanimously (i) determined that the Merger was fair to and in the best interests of VCS and its stockholders; (ii) approved the Merger Agreement, and (iii) recommend to the stockholders of VCS that they vote in favor of the Merger and the Merger Agreement.

     The Merger Agreement was executed by both parties on July 17, 1996.

FAIRNESS OPINION

     VCS has retained First Albany Corporation to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness to VCS's stockholders, from a financial point of view, of the consideration to be paid by VCS in the Merger to the stockholders of VPC. First Albany assisted in VCS's discussions and negotiations with VPC leading up to the execution of the Merger Agreement.


     At the July 16, 1996 meeting of VCS's Board of Directors, First Albany presented an oral report concerning the terms of the Merger and its oral opinion, to the effect that, as of such date and based on the matters described therein, the consideration offered to VPC and its stockholders was fair to VCS's stockholders from a financial point of view. On September 23, 1996, First Albany delivered its written opinion (the "FAC Opinion") to the same effect. Although First Albany assisted VCS in determining the amount consideration to be paid in the Merger, the exact amount of consideration set forth in the Merger Agreement was determined through negotiations between VCS and VPC.



     The complete text of the FAC Opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B. VCS stockholders are urged to read FAC Opinion carefully and in its entirety for a description of the assumptions made, procedures followed, and other matters considered by First Albany, including limits on the scope of First Albany's review. The summary of the FAC Opinion set forth in the Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. The FAC Opinion was prepared for VCS's Board of Directors, is directed only to the fairness to VCS's stockholders as of September 23, 1996, from a financial point of view, of the consideration that will be paid to the VPC stockholders in the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the VCS Special Meeting.

     In rendering its opinion, First Albany did not make or seek to obtain appraisals of VPC's assets in connection with its analyses of the valuation of VPC or the VPC Common Stock. First Albany relied without independent verification upon the accuracy and completeness of all of the financial information reviewed by it for the purposes of its opinion. No limitations were imposed by the VCS Board upon First Albany with respect to the investigation made or the procedures followed by First Albany in rendering its opinion.

     In rendering its opinion, First Albany, among other things: (i) analyzed certain available historical financial statements and other information concerning VPC; (ii) analyzed certain internal financial statements and other financial and operating data concerning VPC prepared by the management of VPC;
(iii) discussed the past and current operations, financial condition and prospects of VPC with the management of VPC; (iv) analyzed certain publicly available financial statements, research reports published by equity analysts and other information concerning VCS; (v) analyzed certain internal financial statements and other financial and operating data concerning VCS prepared by the management of VCS; (vi) discussed the past and current operations, financial condition and prospects of VCS with the management of VCS, and analyzed the pro forma impact of the Merger on VCS's earnings per share; (vii) reviewed the reported prices and trading activity of the VCS Common Stock; (viii) compared the financial performance of VCS and the prices and trading activity of the VCS Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (x) reviewed and discussed with the senior management of VCS the strategic rationale for the Merger and the benefits of the Merger to VCS; (xi) reviewed the Merger Agreement; and (xii) performed such other studies, analyses and inquires and considered such other information as First Albany deemed relevant.

     In rendering its opinion to the Board of Directors of VCS, First Albany prepared and presented certain financial information and comparative analyses, with such other factors as it deemed relevant, including, among other things:

          Analysis of Selected Precedent Transactions. First Albany examined selected precedent transactions involving computer telephony, voice processing and allied industry companies. The precedent transactions examined included Brite Voice Systems Inc.'s acquisitions of both Touch-Talk and Telecom Services Limited, Syntellect Inc.'s acquisition of Telecorp Systems Inc., Natural MicroSystems Corporation's acquisition of VOX, S.A., Dialogic Corporation's acquisition of Spectron Miscrosystems Inc., EIS International Inc.'s acquisition of Cybernetics System International Corp., Artisoft Inc.'s acquisition of Stylus Innovation Inc., Comdial Corporation's acquisition of both Aurora Systems Inc. and Key Voice Technologies, and Brooktrout Technology Inc.'s acquisition of Technically Speaking Inc. Such analysis resulted in a mean transaction valuation of 87 times last 12 months' net income and 2.4 times last 12 months' revenues.


          Peer Group Companies. First Albany compared certain financial information of VPC with a group of several publicly traded companies in the computer telephony industry, including, but not limited to, Edify Corporation, InterVoice Inc., Brite Voice Systems, Inc., Periphonics Corporation, and Syntellect Inc. Such financial information included, among other things, market value as a multiple of earnings and market value as a multiple of revenues. In particular, such analysis showed that on average, as of September 20, 1996, based on the closing prices for the respective common stocks, this group of common stocks traded at 16.8 times annualized 1996 forecasted earnings per share, 44.8 times annualized 1997 forecasted earnings per share (based on research analysts' estimates as reported by Zacks Investment Research) and 5 times the last 12 months reported revenues. Since VPC's most recently reported four fiscal quarters earnings were negative, a corresponding valuation multiple is not meaningful. VPC is valued at 5.2 times last 12 months revenues and 11.2 times 1997 forecasted earnings (based on VPC's management 1997 budgets for VPC). First Albany performed a comparative analysis of these multiples.

          Historical Financial Statement Analysis. First Albany reviewed and analyzed selected annual and interim income statements and selected annual balance sheets for each of VCS and VPC. First Albany also reviewed and analyzed selected product line income statement information of VPC.


          Multiple Analysis. First Albany prepared an analysis that reviewed the aggregate consideration to be paid to the VPC stockholders pursuant to the Merger Agreement using the closing price of the VCS Common Stock on September 20, 1996, as a multiple of various financial operating parameters of VPC (and assuming the Merger were not to occur), including revenue, operating income and net income. Such analysis indicated that the aggregated consideration to be paid to the stockholders of VPC Common Stock
     (1) as a multiple of the last 12 months actual revenue, 1996 projected revenue and 1997 projected revenue was 5.2x, 3.8x and 2.6x, respectively;
     (2) as a multiple of 1996 and 1997 projected operating income was 340x and 9.2x, respectively; and (3) as a multiple of 1996 and 1997 projected net income was 340x and 11.2x, respectively.


          Contribution Analysis. First Albany analyzed the pro forma contribution of each of VPC and VCS to the combined company if the Merger were consummated. Such analysis was based on historical financial data provided by the management of VPC and VCS. Such analysis showed that, for 1996, VPC would contribute approximately 42.5% and 6.6% of the revenues and net income of the combined company, respectively. The analysis further showed that, for 1997, VPC would contribute approximately 42.3% and 54.2% of the projected revenues and projected net income of the combined company, respectively.

     The summary of the First Albany analyses set forth above does not purport to be a complete description of the presentation made by First Albany to the Board of Directors of VCS. In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of VCS and VPC. The analyses performed by First Albany are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The analyses and the summary set forth above should be considered as a whole as any consideration of only selected portions of the First Albany analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by First Albany in connection with the preparation of the FAC Opinion.


     The Board of Directors of VCS selected First Albany as its financial advisor due to its experience in acting as a financial advisor in connection with mergers and acquisitions and its familiarity with VCS and its business. Pursuant to certain letter agreements dated May 6, 1996 and July 9, 1996, between VCS and First Albany (which together constitute the "Engagement Letter"), VCS has agreed to pay First Albany (i) a cash fee (the "Advisory Fee") equal to 5% of the consideration paid up to $1 million, 4% of the consideration paid over $1 million and up to $2 million, 3% of the consideration paid over $2 million and up to $3 million, 2% of the consideration paid over $3 million and up to $4 million, and 1% of the consideration paid in excess of $4 million for assisting the VCS Board of Directors in performing its duties under the Merger Agreement and (ii) a fairness opinion fee of $100,000, which has been paid. The fee for the FAC Opinion will be credited towards the Advisory Fee. The Advisory Fee (after reduction for the fairness opinion fee) will be due upon the consummation of the Merger and is estimated to be approximately $275,000, based on a value of 4 million shares of VCS Common Stock and the closing price of the VCS Common Stock on September 20, 1996. VCS also has agreed to reimburse First Albany for its reasonable out-of-pocket expenses, including its legal fees and travel expenses, and to indemnify it against certain liabilities under federal securities laws relating to or arising out of services performed by First Albany under the Engagement Letter. If such indemnification is subsequently determined to be unavailable, VCS has agreed to contribute to the settlement, loss or expenses involved in proportion to the relevant financial interests of VCS and its stockholders and First Albany's relevant financial interest.


     First Albany provides research coverage on, and makes a market in, VCS Common Stock and may continue to provide investment banking services to VCS in the future. In the course of its market-making activities, First Albany may, from time to time have a long or short position in, and buy or sell securities of VCS. First Albany, as part of its investment banking activities, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. First Albany served as lead managing underwriter for VCS's public offering of VCS Common Stock completed in February 1996.

VCS'S REASONS FOR THE MERGER

     VCS's management believes that there are significant potential benefits that can result from the acquisition of VPC in the Merger. VCS's management believes that the Merger will reduce the implementation risks associated with major internal organizational expansion to achieve company growth, and will improve the certainty of VCS achieving its current growth targets. In addition, VCS's management believes the Merger will help limit the likelihood of potential new entrants rapidly gaining an established market position in the market, and creates the opportunity to increase primary demand for speech recognition.

     VCS's management believes that it is currently operating at the minimum staffing levels required in key technical, sales and marketing areas, and that VCS's growth objectives will require significant employment increases in these areas. The available pool of qualified personnel is limited and geographically dispersed. Efforts to attract qualified personnel with needed expertise will require significant management resources. The failure to attract and retain key employees in these areas could restrict VCS's ability for achieving its desired growth. The acquisition of VPC is expected to reduce the implementation risks associated with major internal organizational growth because the acquisition of seasoned, qualified employees reduces the risks associated with multiple individual hires. It is also anticipated that the acquisition of VPC will add research and development resources to pursue enhancement of VCS's core technology to permit recognition of more conversational speech.

     The Merger is expected to enhance the ability of VCS to achieve its growth targets because of the market position of the combined company. Furthermore, combined sales and marketing and the elimination of duplicative engineering efforts should reduce costs and improve productivity and result in improved operating margins.

     Additional anticipated benefits include the addition of technology and products that are compatible with and complementary to, both strategically and technically, VCS's current products, including vocabulary data bases in 11 continuous languages that VCS will not be required to develop independently, the acquisition of a substantial customer base and additional distribution capability in the telecommunications market, the addition of significant technical and management support for VCS's operations, and the substantial increase in the size and market capitalization of VCS with its related competitive benefits.

     Each of the directors and executive officers of VCS (who in the aggregate owned beneficially approximately 23% of the outstanding shares of VCS Common Stock as of August 30, 1996, record date of the VCS Special Meeting) has advised VCS that he or she intends to vote all of the shares of VCS Common Stock owned directly or indirectly by him or her for the approval and adoption of the Merger.

     THE BOARD OF DIRECTORS OF VCS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE VCS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER.

VPC'S REASONS FOR THE MERGER

     The board of directors of VPC has approved the Merger Agreement and recommends its adoption by the stockholders of VPC for the following reasons:

     - The surviving corporation will have a more comprehensive range of product offerings and significantly greater financial resources then VPC.

     - The Merger is expected to result in significant efficiencies and corresponding expense reductions for the combined business.

     - The shares of VCS Common Stock to be issued in exchange for VPC Shares will be freely tradable in the public over-the-counter market, subject only to certain restrictions applicable to affiliates of VPC or VCS. See "The Merger-Potential Resales of Shares of VCS Common Stock Received in the Merger; Restrictions on VPC Affiliates."

     - The board of directors of VPC believes that the Exchange Ratio is fair to the stockholders of VPC.

     THE BOARD OF DIRECTORS OF VPC BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE VPC STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

     If approved by the requisite votes of the stockholders of VCS and VPC and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "Effective Time"). At the Effective Time of the Merger, VPC will be merged with and into VCS. VCS will be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence and identity of VPC will cease. The corporate existence and identity of VCS will continue unaffected by the Merger.

     It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the last to occur of the VCS Special Meeting and the VPC Special Meeting and any adjournments of those special meetings, subject to the conditions described under "The Merger -- Conditions to Merger".

     If the Merger is consummated, all of the shares of VPC Common Stock and VPC Preferred Stock issued and outstanding immediately before the Effective Time will be converted into the shares of VCS Common Stock. In the Merger each share of VPC Common Stock, and each share of VPC Preferred Stock (as if converted into shares of VPC Common Stock immediately before the Merger), will be converted into such number of shares of VCS Common Stock that is equal to the quotient obtained by dividing (a) 4,000,000 shares, reduced by the Loan Amount Shares, by
(b) 4,564,195.7. The "Loan Amount Shares" will be determined by dividing (1) the difference between (A) the principal balance in excess of $400,000 that is outstanding under the VCS Credit Agreement on the Closing Date and (B) the amount of any Excess Accounts Receivable, by (2) $5.00. The Excess Accounts Receivable is the lesser of (i) the amount by which the accounts receivable of VPC on the Closing Date (net of any reserve for uncollectible accounts) exceeds $740,000 or (ii) the amount by which the total assets of VPC exceeds the total liabilities of VPC (excluding the liabilities incurred under the VCS Credit Agreement).


     Based on the assumption that the maximum principal amount of $750,000 is outstanding under the VCS Credit Agreement and that the Excess Accounts Receivable of VPC are $50,000 (based solely on the assumption that the accounts receivable of VPC on the Closing Date will be the same as they existed on August 31, 1996), the Exchange Ratio will be .8698 shares of VCS Common Stock for each outstanding share of VPC Common Stock and VPC Preferred Stock. The foregoing example is for illustrative purposes only, and there is no assurance that the actual Exchange Ratio resulting in the Merger will not vary materially from the example.


     Any fractional shares resulting from such conversion in the Merger will entitle the holder to receive an amount of cash equal to the Exchange Ratio multiplied by the Determination Price.

     The stockholders of VCS will not receive any consideration in the Merger, nor will the Merger affect the number of shares held by any stockholder of VCS.

EFFECT OF MERGER ON VPC OPTIONS AND WARRANTS

     At July 17, 1996, the date of the Merger Agreement, a total of 1,708,447.1 shares of VPC Common Stock were reserved for issuance upon the exercise of outstanding options and warrants. See Note 3 to Notes to Financial Statements of VPC. The Merger Agreement provides that all VPC options and warrants to purchase VPC Common Stock outstanding at the Effective Time, whether or not exercisable or vested, will remain outstanding following the Merger and will thereafter be a right to purchase VCS Common Stock. Except for appropriate adjustments in the exercise price and number of shares (based on the Exchange Ratio) to reflect the Merger and the substitution of VCS Common Stock for VPC Common Stock upon exercise, the other terms of each option or warrant, such as the terms of vesting, will remain the same.

     All options and warrants to acquire VPC Common Stock will be converted into an option or warrant to acquire a number of shares of VCS Common Stock equal to the product obtained by multiplying (i) the number of shares of VPC Common Stock covered by such option or warrant by (ii) the Exchange Ratio (rounded up to the nearest whole share of VCS Common Stock). As a result of the Merger, the per share exercise price of each option or warrant that is outstanding immediately before the Effective Time will be adjusted by dividing the exercise price of such option or warrant by the Exchange Ratio (with the resulting adjusted price per share being rounded up to the nearest full cent). VCS has agreed to reserve out of its authorized but unissued VCS Common Stock a sufficient number of shares to permit the exercise of such converted options and warrants.

     The shares of VCS Common Stock that will be issuable upon exercise of the VPC options and warrants have not been included in the Registration Statement. Accordingly, this Joint Proxy Statement/Prospectus does not constitute an offer of VCS Common Stock to the holder of any such VPC option or warrant. VCS has agreed in the Merger Agreement to file with the Commission a registration statement on Form S-8 covering the shares of VCS Common Stock issuable upon exercise of those VPC options that are eligible to be included in a registration statement on Form S-8. VCS has also agreed to file a registration statement with respect to the VCS Common Stock that will become issuable upon the exercise of the the VPC warrants and to use its reasonable best efforts to maintain the effectiveness of the registration statement for at least 90 days after the date that financial results covering at least 30 days of combined post-Merger operations of VCS and VPC are published. VCS has agreed to list on the Nasdaq National Market all shares of VCS Common Stock that may be issued upon the exercise of VPC options and warrants.

VCS CREDIT AGREEMENT

     In connection with the transactions contemplated by the Merger, VCS has agreed to loan VPC up to $750,000 under a revolving line of credit pursuant to the terms of the VCS Credit Agreement. The obligations of VPC under the VCS Credit Agreement are secured by substantially all of the assets of VPC. Outstanding principal balances under the VCS Credit Agreement bear interest at a fluctuating rate of prime plus 2%. The principal balance of the loan and all accrued interest will become due on (i) the date the Merger Agreement is terminated, if the agreement is terminated by VCS because of a willful breach by VPC; (ii) six months after the date the Merger Agreement is terminated, if the agreement is terminated because (A) VPC fails to satisfy in any material respect any of the terms, covenants and conditions contained in the Merger Agreement to be complied with or performed by it on or before the Closing Date, (B) any of VPC's representations or warranties made in the Merger Agreement are untrue or incorrect in any material respect, (C) there occurs after March 31, 1996 a "VPC Material Adverse Change" which is defined to mean (1) the loss of VPC of business to competitors of a customer or customers that accounted in the aggregate for more than 15% of VPC's revenues during the year ended September 30, 1995, (2) any damage or destruction to or loss of assets of VPC, or any impairment of its intellectual property, which has the effect of materially impairing VPC's ability to conduct its business as previously conducted or (3) any other change in the business, property or financial condition of VPC that has a similar adverse effect on VPC (it being understood that a decline in operating revenues and operating income is not by itself deemed to constitute a such a material adverse change), (D) more than 5% of the outstanding shares of VPC capital stock qualifies for appraisal under Delaware law, or (E) the total liabilities of VPC (excluding those incurred under the VCS Credit Agreement) exceed the total assets of VPC (each as determined in accordance with generally accepted accounting principles), but such occurrence does not otherwise constitute a willful breach of the Merger Agreement by VPC; (iii) two years after the date of termination of the Merger Agreement if the Merger Agreement is terminated because of the stockholders of VCS fail to approve the Merger or if the Merger Agreement is terminated because of a breach of the Merger Agreement by VCS; and
(iv) one year after the date that the Merger Agreement is terminated, if the agreement is terminated because any other condition precedent to the parties obligations under the Merger Agreement fails to be satisfied. See "The Merger -- Conditions to the Merger."

     The principal balance in excess of $400,000 of the loan made under the VCS Credit Agreement that is outstanding at the effective time of the Merger will, subject to reduction for the Excess Accounts Receivable, reduce the number of shares of VCS Common Stock that will be issued in the Merger. On August 31, 1996, $500,000 was outstanding under the VCS Credit Agreement.

EXCHANGE OF CERTIFICATES REPRESENTING VPC SHARES

     As of the Effective Time and until surrendered and exchanged, each outstanding certificate which before the Effective Time of the Merger represented VPC Shares will be deemed for all corporate purposes to evidence ownership of the number of whole shares of VCS Common Stock into which such VPC Shares have been converted.

     VCS has authorized Chase Mellon Shareholder Services, Dallas, Texas, its stock transfer agent, to serve as the exchange agent (the "Exchange Agent"). Instructions regarding the surrender of VPC stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to the VPC stockholders as promptly as practicable after the Effective Time. In order to receive the shares of VCS Common Stock, the stockholders of VPC will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to the Exchange Agent. Promptly after the Effective Time, VCS will deposit with the Exchange Agent certificates representing the number of whole shares of VCS Common Stock to which VPC stockholders are entitled to receive in the Merger together with cash sufficient to pay for any fractional shares. Upon receipt from a former stockholder of VPC of a stock certificate or certificates and a properly completed letter of transmittal, the Exchange Agent will deliver certificates representing such holder's shares of VCS Common Stock to the registered holder.

     STOCKHOLDERS OF VPC SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

     If the shares of VCS Common Stock are to be delivered to a person other than the person in whose name the certificates for the shares of VPC capital stock surrendered for exchange is registered, it will be a condition to delivery of the certificates representing the shares of VCS Common Stock (i) that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) that the person requesting such delivery must either
(1) pay in advance any transfer or other taxes required by reason of the delivery of certificates to a person other than the registered holder of the VPC shares surrendered or (2) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

     From and after the Effective Time of the Merger, the stock transfer books of VPC will be closed, and no transfer of VPC Shares will be made or consummated thereafter.

CONDITIONS TO MERGER

     In addition to customary conditions, there are several additional significant conditions that must be fulfilled (or waived by the party entitled to the benefit thereof) under the terms of the Merger Agreement, before each of the parties become obligated to consummate the Merger: (a) approval and adoption of the Merger Agreement by the affirmative vote of (i) a majority of the outstanding shares of VCS Common Stock at the VCS Special Meeting and (ii) a majority of the outstanding VPC Shares and a majority of the VPC Preferred Stock; (b) the authorization for listing on the Nasdaq National Market of the shares of VCS Common Stock to be issued in the Merger; (c) receipt of any governmental or other consents or approvals and the absence of any litigation seeking to enjoin or otherwise prohibit any of the transactions contemplated by the Merger Agreement; (d) after March 31, 1996 there occurs no (i) VPC Material Adverse Change or (ii) there does not occur (1) any loss by VCS of business to competitors (other than VPC) of customers which accounted for more than 15% of VCS's revenues during the year ended December 31, 1995, (2) any damage or destruction to or loss of assets of VCS, or any impairment of its intellectual property, which has the effect of materially impairing VCS's ability to conduct its business in the manner theretofore conducted, or (3) any other change in the business, property or financial condition of VCS which has a similar adverse effect, provided that a decline in operating revenues and operating income of VCS will not by itself be deemed to constitute such a material adverse effect;
(e) no more than 5% of the outstanding shares of VPC capital stock qualifies as dissenting shares under applicable Delaware law; (f) the receipt by VCS of a letter from BDO Seidman, LLP addressed to VCS stating substantially to the effect that such firm concurs that the Merger will be accounted for as a pooling-of-interests (and BDO Seidman, LLP has received from Arthur Andersen LLP, the independent auditors of VPC, a letter to the effect that VPC qualifies for a pooling-of-interests transaction under generally accepted accounting principles); (g) that as of the Closing Date the total liabilities of VPC (excluding of those incurred under the VCS Credit Agreement) do not exceed the total assets of VPC, each as determined in accordance with generally accepted accounting principles; (h) the receipt by VPC of an opinion of counsel for VCS that the Merger qualifies as a tax-free reorganization; and (i) David Shipman, Ed Brody and Roger Zimmerman, key employees of VPC, have entered into employment and noncompetition agreements with VCS in form acceptable to VCS.

     Before the approval of the merger by the stockholders of VCS, any party to the Merger Agreement has the option to waive any of the conditions to its obligations without stockholder approval. It is possible that prior to the consummation of the Merger matters will occur which will require consideration by one of the parties of a waiver as to the conditions to such party's obligations to consummate the Merger. However, after approval by the stockholders of VCS, no amendment or modification may be made which by law requires further approval by such stockholders unless such approval is obtained in accordance with the Merger Agreement.

REGULATORY APPROVAL REQUIRED FOR MERGER

     Consummation of the Merger is conditioned upon receipt by VCS and VPC of such regulatory and other approvals as are required under applicable law. Neither VCS nor VPC knows of any such regulatory or other approvals required by law, other than as may be required under applicable state securities or "blue sky" laws.

POTENTIAL RESALES OF SHARES OF VCS COMMON STOCK RECEIVED IN THE MERGER; RESTRICTIONS ON VPC AFFILIATES

     The shares of VCS Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for shares of VCS Common Stock issued to any person who may be deemed to be an "affiliate" of VPC within the meaning of Rule 145 under the Securities Act. In general, affiliates of VPC include any person or entity who controls, is controlled by, or is under common control with VPC. Generally, directors and executive officers are presumed to be affiliates. Rule 145, among other provisions, imposes certain restrictions upon the resale of securities received by affiliates of the acquired company in connection with certain mergers and other related transactions and generally permits resales only in compliance with Rule 144. The shares of VCS Common Stock received by affiliates of VPC in the Merger will be subject to the applicable resale limitations of Rule 145 and Rule 144.

     Furthermore, certain of VPC's stockholders will likely be considered affiliates of VCS following the Merger because of their percentage ownership of VCS Common Stock following the Merger or their service on the VCS Board of Directors. Such persons will, in the absence of a registration statement covering the resale of their shares, be subject to the resale restrictions imposed by Rule 144. In general, affiliates of VCS may only sell within any three-month period, a number of shares of VCS Common Stock that does not exceed the greater of 1% of the then outstanding shares of VCS Common Stock or the average weekly reported trading volume in the VCS Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain notice and manner-of-sale requirements and the availability of current public information about VCS.

     Additionally, consistent with the requirements of a pooling-of-interests transaction, affiliates of VCS and VPC will be restricted from disposing of any shares of VCS Common Stock until the publication of financial statements by VCS which include at least 30 days of post-Merger operating results. VCS has agreed to publish the appropriate financial information as soon as practicable after the completion of the first fiscal quarter of VCS which includes at least 30 days of post-Merger results. VCS has received a written undertaking from the principal stockholders of VPC not to sell any shares of VCS Common Stock owned directly or indirectly by them until after the publication of these post-Merger financial statements.

ACCOUNTING TREATMENT

     VCS will account for the business combination of VCS and VPC in its financial statements by the pooling-of-interests method of accounting. Receipt by VCS of a letter from BDO Seidman, LLP, independent certified public accountants, concurring with VCS's conclusion as to the appropriateness of accounting for the Merger with VPC as a pooling-of-interests, is a condition precedent to the Merger. The receipt by BDO Seidman, LLP of a letter from Arthur Andersen LLP, independent certified public accountants and the independent auditors of VPC, to the effect that VPC qualifies for a pooling-of-interests transaction under generally accepted accounting principles is also a condition of the Merger. See "The Merger -- Conditions to the Merger."

OPERATION OF THE BUSINESS OF VCS FOLLOWING THE MERGER

     VCS will indemnify the former officers and directors of VPC from liabilities arising out of their former positions with VPC or certain entities affiliated with VPC, unless such indemnification is prohibited by law or the matter being indemnified constitutes a breach by VPC of a representation and warranty contained in the Merger Agreement and the officer or director fails to prove that he or she had no actual knowledge of the breach at the Effective Time.

     Merrill Solomon, the Chairman and Chief Executive Officer of VPC is not expected to continue employment with the Surviving Corporation following the Merger. VCS has agreed to honor the existing employment agreement between VPC and Mr. Solomon. Among its other provisions, this agreement provides that Mr. Solomon will continue to be paid at his current level of compensation for a period of 18 months following the Closing Date. For the fiscal year ended September 30, 1995, Mr. Solomon received cash compensation that aggregated $120,000. It is expected that Mr. Solomon will be paid approximately $180,000 following the Merger pursuant to this agreement. The employment agreement also requires VCS to maintain an office for Mr. Solomon in the Washington D.C. metropolitan area during the 18-month period and to transfer to Mr. Solomon any office furniture and equipment that is located in the Washington, D.C. area office. The agreement contains a noncompetition covenant that restricts him from competing with the combined company for a period of 18 months following his termination as Chairman and Chief Executive Officer of VPC.

VCS BOARD FOLLOWING THE MERGER

     Before the Effective Time VPC will be entitled to designate two representatives to be named to the Board of Directors of VCS following the Merger. For two years thereafter, VCS has agreed to nominate and use its best reasonable efforts to cause the election of each such representative to the VCS Board of Directors.

     VPC has notified VCS that Merrill Solomon and Stanley Westreich have been designated as the representatives of VPC to be named to the VCS Board of Directors following the Merger.

     Merrill Solomon, age 52, is a co-founder of VPC and has served as the chairman of its board of directors and its chief executive officer since 1982. He received a B.S. in electrical engineering from George Washington University.

     Stanley Westreich, age 59, has been president of Westfield Realty, Incorporated, a real estate management and development company, since 1963 and is a general partner of several private commercial real estate development partnerships. He has been a director of VPC since 1989 and is a director of Capital One

Financial Corporation, a credit card issuer. He received a B.A. from the University of Miami, Florida and a Bachelor of Laws from New York University.

     VCS's Board of Directors normally meet on a quarterly basis. Until the 1996 annual meeting of stockholders, non-employee Directors were paid a flat fee of $1,750 or $2,750 (for international travelers) in lieu of actual expense reimbursement for meetings attended in person. The VCS Board of Directors has adopted a revised compensation policy for non-employee Directors which commenced with the VCS Board meeting that followed the May 1996 annual meeting of stockholders. Under the new policy, each VCS Board member will receive cash compensation of $5,000 per year and the right to purchase 10,000 warrants at a price of $.01 per warrant. Each VCS Board member will receive the right to purchase an additional 5,000 warrants in each subsequent year of service. Each warrant will entitle the VCS Board member to purchase one share of VCS Common Stock at the then-current market price. In addition, VCS Board members will receive $1,000 and a $1,750 expense allowance for each VCS Board meeting attended in person. In lieu of the $1,750 expense allowance, VCS Board members who reside in Europe will receive a roundtrip business class airline ticket and a $1,000 expense allowance. VCS Board members will receive $500 per telephonic VCS Board meeting attended and $500 per committee meeting attended. The VCS Board currently has three standing committees, the Compensation Committee, whose function is to establish salaries and incentives for executive officers of VCS, the Stock Option Committee, whose function is to establish option grants for officers and key employees, and the Audit Committee, whose function is to meet with the independent auditor of VCS.

     VCS's Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

     VCS's By-laws, as amended, provide that directors, trustees, officers, employees and agents of VCS will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of VCS.

     VCS maintains a policy of insurance under which the directors and officers of VCS are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of VCS pursuant to the foregoing provisions, or otherwise, VCS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     See "Description of VCS Capital Stock -- Limitation of Liability and Indemnification of Directors and Officers."

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time of the Merger by the mutual consent of VPC and VCS or
(a) by VCS if there has been a material misrepresentation or breach of warranty in the representations and warranties of VPC set forth in the Merger Agreement or a failure to perform in any material respect a covenant on the part of VPC with respect to its representations, warranties and covenants set forth in the Merger Agreement, except for any misrepresentations, breaches or failures to perform which are disclosed in this Joint Proxy Statement/Prospectus; (b) by VPC if there has been a material misrepresentation or breach of warranty in the representations and warranties of VCS set forth in the Merger Agreement or a failure to perform in any material respect a covenant on the part of VCS with respect to its representations, warranties and covenants set forth in the

Merger Agreement, except for any misrepresentations, breaches or failures to perform which are disclosed in this Joint Proxy Statement/Prospectus; (c) by either VCS or VPC if the transactions contemplated by the Merger Agreement have not been consummated by October 31, 1996, unless the failure to consummate is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions to be performed or observed by it at or before the Closing Date; or (d) by either VPC or VCS if the transactions contemplated by the Merger Agreement violate any nonappealable final order, decree or judgment of any court or governmental body or agency having jurisdiction.

EXPENSES OF THE MERGER

     If the Merger is consummated VCS will generally bear the expenses of the Merger. See Note under the caption "Pro Forma Financial Information." The Merger Agreement provides that VCS and VPC will generally bear their respective costs and expenses of the Merger if the Merger is not consummated. If the Merger Agreement is terminated because of default or breach by VCS or as the result of the failure of the stockholders of VCS to approve the Merger, then VCS will pay to VPC, as VPC's sole remedy for any claim against VCS, the sum of $400,000 in consideration of the expenses incurred by VPC in connection with the Merger. If the Merger Agreement is terminated for any reason other than because of a default or breach by VPC, VCS has agreed to pay VPC, as VPC's sole remedy for any claim against VCS, the sum of $200,000 in consideration of the expenses incurred by VPC in connection with the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of certain material federal income tax consequences anticipated to occur as a result of the Merger and is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and published positions of the Internal Revenue Service ("IRS"), all of which is subject to change. In addition, the conclusions expressed herein are based solely on a review of the Merger Agreement and related documents, and certain factual assumptions with respect to the VPC stockholders have been made. The Merger is not conditioned upon the receipt by VCS or VPC of a ruling of the IRS with respect to the tax treatment of the Merger. The IRS is not being requested to issue a ruling as to the tax consequences of the Merger. It is, however, a condition to VPC's obligation to consummate the Merger that it has received an opinion from counsel to VCS with respect to the tax treatment of the Merger.

     The Merger will be treated as a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the VPC stockholders, except for cash received in lieu of fractional shares.

     The federal income tax consequences of the Merger to the VPC stockholders are expected to be as follows:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A), as described in Section 368(a)(2)(e), of the Code;

          (ii) No gain or loss will be recognized to the stockholders of VPC upon their receipt of the shares of VCS Common Stock in exchange for their VPC Shares;

          (iii) The basis of the shares of VCS Common Stock to be received by the stockholders of VPC in the Merger will be the same as the basis of such stockholders in the shares of VPC exchanged for such shares of VCS Common Stock; and

          (iv) The holding period of the shares of VCS Common Stock to be received by the stockholders of VPC will include the period during which they held their VPC Shares exchanged for the shares of VCS Common Stock.


     A stockholder of VPC who perfects his or her appraisal rights under the laws of Delaware and receives payment in cash for the "fair value" of his or her VPC Shares will be treated as having received such payment in a redemption of VPC Shares subject to the provisions of Section 302 of the Code. In general, a stockholder of VPC exercising appraisal rights will recognize capital gain or loss measured by the difference between the amount of cash received by such VPC stockholder in payment for its VPC Shares and the basis of such stockholder's VPC Shares.


     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTION. IT IS NOT INTENDED AS AN ALTERNATIVE FOR INDIVIDUAL TAX PLANNING. EACH STOCKHOLDER OF VPC SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

APPRAISAL RIGHTS

     Stockholders of VCS. The stockholders of VCS are not entitled to dissenters' rights or an appraisal of their shares in connection with the Merger because, among other things, the VCS Common Stock is listed on the Nasdaq National Market and the holders of VCS will not exchange or otherwise relinquish any of their stock as a result of the Merger.

     Stockholders of VPC. Holders of VPC Shares are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety as Appendix C to this Joint Proxy Statement/Prospectus. All references in Section 262 and in this discussion to a "stockholder" are to the record holder of the shares of VPC capital stock as to which appraisal rights are asserted. A person having a beneficial interest in VPC Shares that are held of record in the name of another person must act promptly to cause the record holder to follow the steps discussed below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix
C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Each stockholder electing to demand the appraisal of his shares shall deliver to VPC, before the taking of the vote on the Merger, a written demand to VPC for appraisal of his or her VPC Shares. The demand must reasonably inform VPC of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his VPC Shares. This written demand for appraisal of the VPC Shares must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of
Section 262. Any stockholder electing to demand his appraisal rights will not be granted appraisal rights under Section 262 if such stockholder has either voted in favor of the Merger or consented thereto in writing. Additionally, appraisal rights will not be granted under Section 262 if the stockholder does not continuously hold through the Effective Time his or her VPC Shares with respect to which he or she demands appraisal.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing VPC Shares. If the VPC Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the VPC Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner who holds VPC Shares as a nominee for others, may exercise appraisal rights with respect to the VPC Shares held for all or less than all beneficial owners of VPC Shares as to which such person is the record owner. In such case the written demand must set forth the number of VPC Shares covered by such demand. Where the number of VPC Shares is not expressly stated, the demand will be presumed to cover all VPC Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

     A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of VPC. The written demand for appraisal must specify the stockholder's name and mailing address, the number of VPC Shares owned, and that the stockholder is thereby demanding appraisal of his or her VPC Shares. Within ten days after the Effective Time, VPC must provide notice to all stockholders who have complied with Section 262 and have not voted for or consented to adoption of the Merger Agreement.

     Within 120 days after the Effective Time, either VPC or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the VPC Shares. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the VPC Shares owned by such stockholders, determining the fair value of such VPC Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should have in mind that the "fair value" of their VPC Shares determined under Section 262 could be more than, the same as or less than the consideration to be received by VPC stockholders in the Merger, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all VPC Shares entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the VPC Shares subject to such demand or to receive payment of dividends or other distributions on such VPC Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of VPC. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of VPC Shares shall be entitled to receive the consideration as provided for in the Merger Agreement. Any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

     For a discussion of certain federal income tax consequences resulting from the exercise of dissenters' appraisal rights see "The Merger -- Federal Income Tax Consequences".

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements assume a business combination between VCS and VPC accounted for on a pooling of interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, which are incorporated by reference or included elsewhere herein. The pro forma combined balance sheet combines VCS's June 30, 1996 unaudited balance sheet with VPC's June 30, 1996 unaudited balance sheet. The pro forma combined condensed statements of operations combine VCS's historical statements of operations for the fiscal years ended December 31, 1995 and 1994 and the unaudited six month periods ended June 30, 1996 and 1995 with the corresponding VPC historical statements of operations for the fiscal years ended September 30, 1995 and 1994 and the unaudited six month periods ended June 30, 1996 and 1995, respectively. The amounts included as VPC historical amounts have been reclassified to conform to classifications used by VCS.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, nor is the pro forma financial information necessarily indicative of future operating results or financial position.

     These pro forma combined condensed financial statements and the related notes should be read in conjunction with the historical financial statements and the related notes thereto of VCS and VPC included elsewhere herein. See "Index to Financial Statements."

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1996

                                     ASSETS


                                          VOICE CONTROL   VOICE PROCESSING    PRO FORMA
                                          SYSTEMS, INC.     CORPORATION      ADJUSTMENTS      PRO FORMA
                                          -------------   ----------------   -----------     ------------
Current:
  Cash and cash equivalents..............  $ 16,364,547     $      9,879                     $ 16,374,426
  Accounts receivable....................     1,804,561          777,112                        2,581,673
  Inventory..............................       493,284          179,981                          673,265
  Prepaid expenses.......................        79,027           44,630                          123,657
                                           ------------     ------------                     ------------
          Total current assets...........    18,741,419        1,011,602                       19,753,021
  Net property and equipment.............       720,217          773,960                        1,494,177
  Other assets...........................        57,211           83,710                          140,921
                                           ------------     ------------                     ------------
          Total..........................  $ 19,518,847     $  1,869,272                     $ 21,388,119
                                           ============     ============                     ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current:
  Advances from stockholders.............                   $  1,000,000      (1,000,000)A   $          0
  Accounts payable and accrued
     expenses............................       266,203          764,669                        1,030,872
  Deferred revenue.......................       169,115          189,876       1,000,000 A      1,358,991
  Convertible debt.......................     1,161,799          500,000        (500,000)B      1,161,799
                                           ------------     ------------                     ------------
          Total current liabilities......     1,597,117        2,454,545                        3,551,662
Long term liabilities....................            --               --                                0
                                           ------------     ------------                     ------------
          Total liabilities..............     1,597,117        2,454,545                        3,551,662
Stockholders' equity
Preferred stock..........................            --           10,116         (10,116)C              0
Common stock.............................        70,312           14,346           4,000 B
                                                                                   8,821 C
                                                                                  (2,265)D         95,214
Paid-in capital..........................    25,484,877        9,712,787         496,000 B
                                                                                   1,295 C
                                                                                   2,265 D
                                                                                (189,590)E     35,507,634
Treasury stock...........................            --         (189,590)        189,590 E              0
Receivable from stockholders.............       (44,068)         (76,687)                        (120,755)
Deficit..................................    (7,589,391)     (10,056,245)                     (17,645,636)
                                           ------------     ------------                     ------------
Total stockholders' equity...............    17,921,730         (585,273)                      17,836,457
Total liabilities & stockholders
  equity.................................  $ 19,518,847     $  1,869,272                     $ 21,388,119
                                           ============     ============                     ============

                       PRO FORMA STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                        --------------------------
                                                         JUNE 30,       JUNE 30,
                                                           1996           1996          COMBINED
                                                           VCS             VPC            1996
                                                        ----------     -----------     ----------
Sales.................................................  $4,044,336     $ 2,731,348     $6,775,684
Cost of sales.........................................     791,526         905,074      1,696,600
                                                        ----------     -----------     ----------
Gross profit..........................................   3,252,810       1,826,274      5,079,084
Costs and expenses:
  Research and development............................   1,458,887       1,458,730      2,917,617
  Selling, general and administrative.................   1,761,952       1,513,690      3,275,642
  Interest to affiliates..............................      59,629                         59,629
  Other interest expense (income), net................    (275,226)         (5,504)      (280,730)
                                                        ----------     -----------     ----------
          Total costs and expenses....................   3,005,242       2,966,916      5,972,158
Net income before taxes...............................     247,568      (1,140,642)      (893,074)
Income taxes..........................................                                          0
                                                        ----------     -----------     ----------
          Net income (loss)...........................  $  247,568     $(1,140,642)    $ (893,074)
                                                        ==========     ===========     ==========
          Net loss per share..........................                                 $     (.12)
                                                                                       ==========
Weighted average common shares outstanding (Note F)...                                  7,472,683
                                                                                       ==========

                                                            SIX MONTHS ENDED
                                                       --------------------------
                                                        JUNE 30,       JUNE 30,
                                                          1995           1995          COMBINED
                                                          VCS             VPC            1995
                                                       ----------     -----------     -----------
Sales................................................  $4,921,903     $ 1,875,527     $ 6,797,430
Cost of sales........................................   1,609,560         682,565       2,292,125
                                                       ----------     -----------     -----------
Gross profit.........................................   3,312,343       1,192,962       4,505,305
Costs and expenses:
  Research and development...........................   1,234,023       1,438,307       2,672,330
  Selling, general and administrative................   1,644,693       1,560,766       3,205,459
  Interest to affiliates.............................      75,689                          75,689
  Other interest expense (income), net...............     (15,546)        (13,975)        (29,521)
                                                       ----------     -----------     -----------
          Total costs and expenses...................   2,938,859       2,985,098       5,923,957
Net income before taxes..............................     373,484      (1,792,136)     (1,418,652)
Income taxes.........................................                                           0
                                                       ----------     -----------     -----------
          Net income (loss)..........................  $  373,484     $(1,792,136)    $(1,418,652)
                                                       ==========     ===========     ===========
          Net loss per share.........................                                 $      (.28)
                                                                                      ===========
Weighted average common shares outstanding (Note
  F).................................................                                   5,058,953
                                                                                      ===========

                                                          TWELVE MONTHS ENDED
                                                      ---------------------------
                                                       DECEMBER        SEPTEMBER
                                                          31,             30,
                                                         1995            1995          COMBINED
                                                          VCS             VPC            1995
                                                      -----------     -----------     -----------
Sales...............................................  $10,737,300     $ 4,566,386     $15,303,686
Cost of sales.......................................    3,455,328       1,527,635       4,982,963
                                                       ----------     -----------     -----------
Gross profit........................................    7,281,972       3,038,751      10,320,723
Costs and expenses:
  Research and development..........................    2,508,701       2,843,515       5,352,216
  Selling, general and administrative...............    3,549,654       3,253,827       6,803,481
  Interest to affiliates............................      141,428                         141,428
  Other interest expense (income), net..............      103,709         (37,477)         66,232
                                                       ----------     -----------     -----------
          Total costs and expenses..................    6,303,492       6,059,865      12,363,357
Net income before taxes.............................      978,480      (3,021,114)     (2,042,634)
Income taxes........................................       11,000                          11,000
                                                       ----------     -----------     -----------
          Net income (loss).........................  $   967,480     $(3,021,114)    $(2,053,634)
                                                       ==========     ===========     ===========
          Net income (loss) per share...............                                  $      (.40)
                                                                                      ===========
Weighted average common shares outstanding (Note F).                                    5,196,035
                                                                                      ===========

                                                          TWELVE MONTHS ENDED
                                                      ---------------------------
                                                       DECEMBER        SEPTEMBER
                                                          31,             30,
                                                         1994            1994          COMBINED
                                                          VCS             VPC            1994
                                                      -----------     -----------     -----------
Sales...............................................  $ 6,310,524     $ 4,917,366     $ 1,227,890
Cost of sales.......................................    1,643,519         390,559       2,034,078
                                                      -----------     -----------     -----------
Gross profit........................................    4,667,005       4,526,807       9,193,812
Costs and expenses:
  Research and development..........................    1,962,009       2,191,056       4,153,065
  Selling, general and administrative...............    2,786,099       2,235,188       5,021,287
  Interest to affiliates............................      141,560                         141,560
  Acquired R&D/Goodwill.............................    6,251,761                       6,251,761
  Other interest expense (income), net..............      124,397         (30,609)         93,788
                                                      -----------     -----------     -----------
          Total costs and expenses..................   11,265,826       4,395,635      15,661,461
Net income before taxes.............................   (6,598,821)        131,172      (6,467,649)
Income taxes........................................
                                                      -----------     -----------     -----------
          Net income (loss).........................  $(6,598,821)    $   131,172     $(6,467,649)
                                                      ===========     ===========     ===========
          Net income (loss) per share...............                                  $     (1.60)
                                                                                      ===========
Weighted average common shares outstanding (Note F).                                    4,033,782
                                                                                      ===========

          VOICE CONTROL SYSTEMS, INC. AND VOICE PROCESSING CORPORATION

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The pro forma adjustments in the accompanying unaudited pro forma condensed financial statements are listed below.


     A    Creative Technology, Ltd. has agreed in principle that it will convert its advance to VPC into prepaid royalties.


     B    On July 31, 1996, $500,000 in convertible notes was converted to
400,000 shares of VPC common stock.

     C    Assumes each issued and outstanding share of VPC convertible preferred stock will be exchanged for .872 share of VCS common stock based on the Exchange Ratio.


     D    The Exchange Ratio is calculated by dividing (a) 4,000,000 shares, reduced by the Loan Amount, by (b) 4,564,195.7, which was the number of shares of VPC Common Stock outstanding on a fully diluted basis on July 17, 1996, the date of the Merger Agreement. Assumes each issued and outstanding share of VPC common stock will be exchanged for .872 share of VCS common stock.


     E    The treasury stock of VPC is cancelled.

     F    The pro forma net loss per share is based on the historical weighted average of VCS common stock, adjusted for anti-dilutive common stock equivalents, plus the number of shares to be issued based on an assumed Exchange Ratio for VPC preferred and common stock for all periods presented.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Both VCS and VPC are incorporated under the laws of the state of Delaware. The VPC stockholders, whose rights as stockholders are currently governed by Delaware law and VPC' Certificate of Incorporation and Bylaws, will become upon consummation of the Merger stockholders of VCS, and their rights will be governed by VCS's Certificate of Incorporation and Bylaws. Certain differences between the rights of holders of VCS Common Stock and the VPC capital stock are summarized below.

     The following summary does not purport to be a complete statement of the rights of VCS stockholders under applicable Delaware law and VCS Certificate of Incorporation and Bylaws, or the rights of stockholders of VPC under applicable Delaware law and VPC's Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the DGCL and the VCS Certificate of Incorporation and VPC Certificate of Incorporation.

AUTHORIZED CAPITAL STOCK

     VCS is authorized to issue 20,000,000 shares of VCS Common Stock, of which approximately 7,078,107 shares were outstanding on August 30, 1996, and 300,000 shares of VCS Preferred Stock, none of which are outstanding. See "Description of VCS Capital Stock."

     VPC is authorized to issue (i) 12,000,000 shares of VPC Common Stock, of which approximately 1,861,972.3 shares were outstanding on August 30, 1996 and 4,000,000 shares of VPC Preferred Stock, of which 1,011,561 shares were outstanding on August 30, 1996.

VOTING RIGHTS

     Holders of VCS Common Stock are entitled to one vote per share on any matter submitted to the vote or consent of stockholders, and cumulative voting is prohibited in the election of directors.

     The holders of VPC Common Stock are entitled to one vote per share on all matters on which stockholders of VPC are entitled to vote or consent. The shares of the VPC Preferred Stock are convertible into VPC Common Stock on a share for share basis and each outstanding share of VPC Preferred Stock has the number of votes equal to the number of shares of VPC Common Stock into which such share of Preferred Stock may be converted. In addition, the VPC Preferred Stock votes separately as a class when considering any changes to the Certificate of Incorporation that may affect adversely that class of VPC Preferred Stock and VPC may not sell substantially all of its assets, merge, pay dividends or take certain other actions without the approval of the holders of a majority of the outstanding VPC Preferred Stock.

DIVIDEND AND RELATED ISSUES

     Under Delaware law, dividends may be paid by VCS or VPC out of either (1) surplus or (2) out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of the capital represented by issued and outstanding stock having a preference on the distribution of assets. Unless the Certificate of Incorporation provides otherwise, the stockholders of a Delaware corporation do not have preemptive rights.

     Subject to preferences that may be become applicable to any outstanding VCS Preferred Stock, the holders of VCS Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The VCS Common Stock is non-assessable, not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of VCS Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by VCS.

     Subject to certain restrictions discussed below imposed by the outstanding VPC Preferred Stock, the holders of VPC Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the VPC board of directors out of funds legally available therefor. The VPC Common Stock is non-assessable, not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of VPC Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by VPC. The VPC Certificate of Incorporation does not provide for any preemptive rights to the holders of VPC Common Stock or outstanding VPC Preferred Stock.

     VPC may not declare or pay any dividends on the VPC Common Stock, other than dividends payable solely in shares of VPC Common Stock, without the consent of the holders of a majority of the outstanding series of VPC Preferred Stock.

     In the event of a liquidation of VPC, the holders of the outstanding VPC Preferred Stock are entitled to receive $3.46 per share before any distribution can be made to any holder of VPC Common Stock.

AMENDMENTS TO CHARTER AND BYLAWS

     Amendments to the VCS or VPC Certificates of Incorporation generally require the approval of the holders of a majority of all outstanding shares of capital stock (with, in each case, each stockholder being entitled to one vote for each share so held). However, in the case of amendments to the VPC Certificate that alter or change the powers, preferences or special rights of a class of stock so as to adversely affect the holders thereof, on certain matters related to the specific rights of a class or series of capital stock, and on all matters where a separate class vote is required by Delaware law, the holders of the VPC Common Stock and VPC Preferred Stock, as the case may be, are entitled to vote as a class, with the result that no such amendment may be effected without the affirmative vote of the holders of a majority of the total shares of each such class entitled to vote thereon. Matters on which a class vote is required include amendments to change the authorized number of shares of such class, dividend rights, liquidation rights and to change the par value per share of such class. The Bylaws of both VCS and VPC may be amended by the stockholders of VCS or VPC, as the case may be, and by the respective Board of Directors of VCS or VPC, subject to the rights of the stockholders to amend such Bylaws.

APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO, MERGERS OR CONSOLIDATIONS AND CERTAIN OTHER TRANSACTIONS; APPRAISAL RIGHTS

     Pursuant to the Stockholders Agreement, certain individuals and institutions that beneficially own, in the aggregate, approximately 23% of the outstanding VCS Common Stock on the record date of the VCS Special Meeting have agreed to vote their shares of VCS Common Stock for the election of the current directors (or replacement nominees) until January 1, 1997. This agreement could make a merger, tender offer or proxy contest involving VCS more difficult, even if such events would be beneficial to the interests of stockholders.

     VCS, as a Delaware corporation, is subject to the provisions of the DGCL, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66-2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, VCS to date has not made this election.

     As described above, VCS's Certificate of Incorporation, as amended, permits shares of VCS Preferred Stock to be issued in the future without further stockholder approval and upon such terms as the Board of Directors of VCS may determine. The rights of the holders of VCS Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any VCS Preferred Stock that may be issued in the future. Although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding capital stock of VCS. VCS has no present plan to issue any shares of VCS Preferred Stock.

     VPC is not subject to Section 203 of the DGCL, governing business combinations with affiliated parties and does not otherwise have any particular anti-takeover or other provisions in its Certificate of Incorporation, other than class voting on such transactions, or Bylaws. VPC may not, however, sell or encumber all or substantially all of its assets, merge or consolidate, without the approval of the holders of a majority of the outstanding VPC Preferred Stock.

     Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation. However, no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national security exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (ii) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities change, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

SPECIAL MEETINGS; ACTION WITHOUT MEETING

     Under Delaware law, special meetings of the stockholders may be called by the Board of Directors or such other person as may be authorized by the Certificate of Incorporation or the Bylaws.

     Under Delaware law, unless otherwise provided in the Certificate of Incorporation, any action which may be taken or is required to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     VCS's Bylaws permit special meetings of stockholders to be called by order of the VCS Board of Directors or by stockholders who hold at least 10% of the outstanding VCS capital stock.

     VPC's Bylaws permit special meetings of stockholders to be called by a majority of the VPC Directors, by the chief executive officer of VPC or by stockholders who hold at least a majority of the outstanding VCS capital stock.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     VCS's Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the DGCL. The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

     VCS's By-laws, as amended, provide that directors, trustees, officers, employees and agents of VCS will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of VCS.

     VPC's By-laws, as amended, provide that directors, trustees, officers, employees and agents of VPC will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of VPC.

                   AMENDMENT TO 1992 STOCK OPTION PLAN OF VCS

     The proposed amendment to the VCS Option Plan would increase the number of shares of VCS Common Stock subject to the plan from 900,000 shares to 1,300,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of VCS Common Stock represented at the VCS Special Meeting. THE BOARD OF DIRECTORS OF VCS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE VCS OPTION PLAN.

THE 1992 STOCK OPTION PLAN

     The VCS Board of Directors believes that providing selected persons with an opportunity to invest in VCS will give them additional incentive to increase their efforts on behalf of VCS and will enable VCS to attract and retain the best available employees, officers, directors, consultants and independent contractors. The purpose of the VCS Option Plan is to promote the growth and profitability of VCS by enabling it to furnish maximum incentive to those selected persons deemed capable of improving operations and increasing profits and encouraging such persons to commence or continue working for or with VCS, as the case may be, and to become owners of shares of VCS Common Stock. The VCS Option Plan will terminate on March 1, 2002 but may be terminated at any time before then by the VCS Board of Directors. Any options outstanding at the time of termination of the VCS Option Plan will remain in effect until they are exercised or expire.

     The Board of Directors of VCS has approved an amendment to the VCS Option Plan to increase the number of shares of VCS Common Stock reserved for issuance upon the exercise of options granted under the VCS Option Plan from 900,000 to 1,300,000. The VCS Board of Directors has approved the increase of shares subject to the VCS Option Plan in view of the significant increase in the number of employees as a result of the Merger. In order to continue to obtain the beneficial effects of the VCS Option Plan, it will be necessary to increase the number of shares available under the plan to provide for future options that may be granted to employees of VPC who will become employees of VCS as a result of the Merger, as well as new employees that may subsequently be hired.

     Stockholder approval of the amendment to the VCS Option Plan is being sought to satisfy Section 422 of the Code, which requires stockholder approval of amendments of the VCS Option Plan in order that options granted under the VCS Option Plan may qualify as "incentive stock options" ("ISOs") and thus be entitled to receive special tax treatment under the Code.

     The VCS Option Plan is designed so that options granted under the VCS Option Plan may be designated ISOs, which receive special tax treatment under the Code, or non-qualified stock options ("NQSOs"). However, ISOs may be granted only to employees of VCS.

     As of August 30, 1996, options to purchase an aggregate of 695,527 shares of VCS Common Stock (net of options canceled) had been granted pursuant to the VCS Option Plan, options to purchase 32,355 shares had been exercised, options to purchase 663,169 shares remained outstanding, and only 204,476 shares remained available for future grant. As of August 30, 1996, the market value of all shares of VCS Common Stock subject to outstanding options was approximately $3,896,118 (based upon the closing sale price of the VCS Common Stock as reported on the Nasdaq National Market on August 30, 1996). During the 1995 fiscal year, options covering 139,500 shares of VCS Common Stock were granted to employees of VCS. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of VCS Common Stock for purposes of calculating VCS's net income per share. The market value of the 1,300,000 shares of

VCS Common Stock to be subject to the VCS Option Plan was approximately $7,637,500 as of August 30, 1996.

     As of August 30, 1996, the following current executive officers named in its proxy statement for its 1996 annual meeting of stockholders had been granted options under the VCS Option Plan in the amount indicated: Peter J. Foster, President and Chief Executive Officer, 139,181 shares; and Thomas B. Schalk, Chief Technical Officer, 89,181 shares. Since adoption of the VCS Option Plan, all current executive officers, as a group, have been granted options under the VCS Option Plan covering 412,259 shares of VCS Common Stock which represents approximately 59% of the total number of options granted pursuant to the VCS Option Plan. The foregoing amounts do not include options granted under an Industries 1986 Incentive Stock Plan which was terminated in 1994, except as to options previously granted.

     Administration of the VCS Option Plan. The VCS Option Plan is administered by the VCS Board of Directors or, to the extent authorized by a resolution of the board, the Stock Option Committee of two or more directors (the "Committee") selected by the VCS Board of Directors. The powers of the VCS Board of Directors or Committee, as the case may be, include the determination of which persons shall be granted options under the VCS Option Plan, the number of shares to be granted to the optionee, whether each option granted is to be an ISO or a NQSO, the price and term of the options, and all other terms and conditions of an option pursuant to the VCS Option Plan. In addition, the VCS Board of Directors has the right to construe and interpret ambiguities in the VCS Option Plan. While it is within the discretion of the VCS Board of Directors or Committee, as the case may be, to determine the exercise price and term of the options, no term of an option shall extend for more than ten years from the date of the grant and no option may be granted at an exercise price less than the fair market value of the stock at the time of the grant. Furthermore, as to any employee owning more than 10% of the voting power of all classes of stock of VCS, the exercise price must be at least 110% of the fair market value of the stock at the time of grant and the option term may not be more than five years.

     The VCS Option Plan currently provides that options to purchase a maximum of 900,000 shares of VCS Common Stock (subject to adjustments to reflect changes in the capitalization of VCS) may be granted to employees, officers, directors, consultants or independent contractors of VCS as selected by the VCS Board of Directors or Committee, as the case may be. Under the proposed amendment, the VCS Option Plan would provide that options to purchase a maximum of 1,300,000 shares of VCS Common Stock might be granted. The shares of VCS Common Stock issuable upon the exercise of any option shall be either shares authorized but unissued by VCS or shares issued and reacquired by VCS. The granting of an option under the VCS Option Plan does not affect VCS's or the stockholders' existing rights to remove such optionee from the VCS Board of Directors or terminate the optionee's work for or with VCS.

     Payment for shares purchased pursuant to the exercise of an option must be paid in full in cash or in whatever manner the VCS Board of Directors authorizes. Within a reasonable time after receipt of such payment, VCS will issue and deliver certificates representing the purchased shares, provided federal income tax withholding requirements are met.

     No employee may be granted presently exercisable incentive stock options for shares having an aggregate fair market value greater than $100,000 in any calendar year.

     Options granted under the VCS Option Plan, unless otherwise determined by the Committee and set forth in the stock option agreement between VCS and the optionee, shall be exercisable as to 25% thereof on and after the first anniversary of the date of grant, as to an additional 25% thereof on and after the second anniversary of the date of grant, as to an additional 25% thereof on and after the third anniversary of the date of grant, and as to the remaining unexercised balance on and after the fourth anniversary of the date of grant and prior to expiration of the option, unless earlier terminated in accordance with the provisions of the VCS Option Plan or the stock option agreement under which such option is granted. However, the VCS Board of Directors may, by the provisions of the stock option agreement between VCS and the optionee, define or limit the number of shares purchasable under the option to or in any period or periods of time following the date of grant.

     An option may be exercised only while the optionee is an employee, officer, director, consultant or independent contractor of VCS, except that (i) if an optionee's work for or with VCS is terminated by reason of the death or disability of such optionee, the option may be exercised by the optionee or his heirs or legal representatives, as the case may be, within 12 months of such termination or within the remaining term of the option, whichever is less, but only as to shares which were immediately purchasable by him on the date of such termination, or (ii) if an optionee's work for or with VCS is terminated for any reason other than his death or disability or as provided for in Section 23 of the VCS Option Plan, the option may be exercised by the optionee within three months of the date of such termination or within the remaining term of the option, whichever is less, but only as to shares which were immediately purchasable by him on the date of such termination. Options and/or shares acquired pursuant to an option granted under the VCS Option Plan may be forfeitable, with or without consideration, if, in the opinion of the VCS Board of Directors, an optionee has taken action adverse to VCS's interests, including but not limited to those actions set forth in Section 23 of the VCS Option Plan.

     Options are not assignable or transferable except by will or the laws of descent and distribution, and are exercisable only by the optionee or by his heirs or legal representatives.

     The VCS Option Plan may be amended, suspended or terminated at any time by the VCS Board of Directors, without stockholder approval, in such respects as the VCS Board of Directors may deem advisable in order that the options granted pursuant thereto may conform to any changes in the law or in any other respect which the VCS Board of Directors may deem to be in the best interests of VCS; provided, however, that no amendment may be made without stockholder approval when such approval is required by Rule 16b-3 promulgated under the Exchange Act, the requirements of Nasdaq, or any other applicable law, rule or regulation. An amendment, suspension or termination will not affect any previously granted option without the consent of the optionee so affected.

     The preceding discussion is merely a summary of the VCS Option Plan and is qualified in its entirety by the text of the VCS Option Plan, the full text of which is incorporated by reference as an exhibit to the Registration Statement.

FEDERAL INCOME TAX ASPECTS

     ISOs. Some options to be issued under the VCS Option Plan will be designated as ISOs and are intended to qualify under Section 422 of the Code. Under the provisions of that Section, the optionee will not be deemed to have received any income at the time an ISO is granted or exercised. However, the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price will be treated as a tax preference item and may subject the optionee to the alternative minimum tax in the year of exercise.

     If the optionee disposes of the shares later than two years after the date of grant and one year after the exercise of the ISO, the gain or loss, if any (i.e., the difference between the amount of income realized for the shares and the exercise price), will be long-term capital gain or loss.

     If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition," and the optionee will have income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be compensation income, and the balance, if any, will be either short-term capital gain, if the shares are disposed of within one year after the ISO is exercised, or long-term capital gain, if the shares are disposed of more than one year after the ISO is exercised.

     If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the ISO was exercised and such disposition is a sale or exchange to an unrelated party, the amount includible as compensation income to the optionee will be limited to the excess of the amount of income realized on the sale or exchange over the exercise price.

     If an ISO is exercised through the payment of the exercise price by the delivery of VCS Common Stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will possibly be considered as ISO stock with a zero basis.

     VCS is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation income as a result of a disqualifying disposition, VCS will have a corresponding deductible compensation expense in an equivalent amount in the taxable year of VCS in which the disqualifying disposition occurs.

     NQSOs. Some options to be issued under the VCS Option Plan will be designated as NQSOs which receive no special tax treatment, but are taxed pursuant to Section 83 of the Code. Under the provisions of that Section, if an option is granted to an employee in connection with the performance of services and has a "readily ascertainable fair market value" at the time of the grant, the employee will be deemed to have received compensation income in the year of grant in an amount equal to the excess of the fair market value of the option at the time of grant over the amount, if any, paid by the optionee for the option. However, a NQSO generally has "readily ascertainable fair market value" only when the option is actively traded on an established market and when certain stringent Code requirements are met.

     If the option does not have a readily ascertainable fair market value at the time of the grant, the option is not included as compensation income at that time. Rather, the optionee realizes compensation income at the time the option is exercised. The amount of income realized is equal to the excess of the fair market value of the shares at the time the option is exercised over the sum of the exercise price plus the amount, if any, paid by the optionee for the option.

     If a NQSO is exercised through payment of the exercise price by the delivery of VCS Common Stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

     Once a NQSO is subject to tax as compensation income, it is treated as an investment option or investment shares and becomes subject to the investment property rules. No gain or loss arises from the exercise of an option that was taxed at the time of grant. When the optionee disposes of the shares acquired pursuant to a NQSO, whether taxed at the time of grant or exercise, the optionee will recognize capital gain or loss equal to the difference between the amount of income realized for the shares and the optionee's basis in the shares.

     Generally, the optionee's basis in the shares will be the exercise price plus the optionee's basis in the option. The optionee's basis in the option is equal to the sum of the compensation income realized at the time of grant or exercise, whichever is applicable, and the amount, if any, paid by the optionee for the option. In the compensatory option context, optionees normally pay nothing for the grant of the option so the basis in the option will usually be the amount of compensation income realized at the time of grant or exercise. Thus, the optionee's basis in the shares will usually be equal to the exercise price of the option plus the amount of compensation income realized by the optionee at the time of grant or exercise. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is granted or exercised (depending on which event caused the shares to be included as compensation income), and long-term if the shares are disposed of more than one year after the option is granted or exercised, whichever is applicable.

     If a NQSO is taxed at the time of grant and expires or lapses without being exercised, it is treated in the same manner as the lapse of an investment option. The lapse is deemed to be a sale or exchange of the option on the day the option expires and the amount of income realized is zero. The optionee recognizes a capital loss in the amount of the optionee's basis (compensation income realized at the time of the grant plus the amount, if any, paid by the optionee for the option) in the option at the time of the lapse. The loss is short-term or long-term, depending on the optionee's holding period in the option.

     If a NQSO is not taxed at the time of grant and expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the option.

     VCS is entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in VCS's taxable year in which the income is included as compensation to the optionee. VCS is only entitled to this deduction if VCS deducts and withholds upon the amount included in an employee's compensation.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Joint Proxy Statement/Prospectus, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the VCS Option Plan and does not purport to be a complete description of all federal income tax aspects of the VCS Option Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the VCS Option Plan and the sale or other disposition of shares acquired upon exercise of the options. EACH PERSON RECEIVING A GRANT OF OPTIONS SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE VCS OPTION PLAN.

                MARKET FOR AND DIVIDENDS ON THE VCS COMMON STOCK

     Prior to February 14, 1996, VCS's Common Stock traded on the American Stock Exchange/Emerging Company Marketplace ("AMEX/ECM"), originally under the ticker symbol SIC.EC. On August 11, 1994, VCS's ticker symbol was changed to VPS.EC. In February 1996, VCS filed an application to delist from the American Stock Exchange with the Commission. Effective February 14, 1996, VCS's Common Stock began trading on The Nasdaq National Market under the symbol "VCSI,". The following table sets forth the quarterly high and low sales prices on the AMEX/ECM or on the Nasdaq National Market, as applicable, for the periods indicated (adjusted for a one for four reverse stock split on August 11, 1994).


FISCAL 1994:                                                 HIGH         LOW
- ------------                                                ------       -----
1st Quarter...............................................  $ 7.24       $4.52
2nd Quarter...............................................    7.00        3.76
3rd Quarter...............................................    8.52        3.76
4th Quarter...............................................    3.69        2.63



FISCAL 1995:                                                 HIGH         LOW
- ------------                                                ------       -----
1st Quarter...............................................  $ 3.69       $2.81
2nd Quarter...............................................    4.38        2.50
3rd Quarter...............................................    5.75        2.69
4th Quarter...............................................   12.50        5.31



FISCAL 1996:                                                 HIGH         LOW
- ------------                                                ------       -----
1st Quarter...............................................  $14.00       $7.00
2nd Quarter...............................................   15.13        8.88
3rd Quarter (through September 20, 1996)..................    7.25        5.00



     As of August 30, 1996, the record date of the VCS Special Meeting, there were 1,796 holders of record of outstanding VCS Common Stock.


     VCS has not declared or paid any cash or other dividends on the VCS Common Stock to date and has no intention of doing so in the foreseeable future. The declaration of dividends, cash or otherwise, is subject to the discretion of VCS's Board of Directors and will depend on a number of factors, including the cash position, earnings, financial position and anticipated financial requirements of VCS and other factors deemed relevant by the Board of Directors. VCS is limited by law to paying dividends on VCS Common Stock (i) out of its surplus, which is the excess, if any, of the net assets over the stated capital, or (ii) in case VCS has no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                          VCS SELECTED FINANCIAL DATA

     The following table present selected historical financial data for VCS for each of the five fiscal years ended December 31,1995, and for the six month periods ended June 30, 1996 and 1995. The data presented are derived from the financial statements of VCS and should be read in conjunction with the more detailed information and financial statements and notes thereto, of VCS, which are included elsewhere in this Joint Proxy Statement/Prospectus. In the opinion of the management of VCS, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.

                                                                                                  SIX MONTHS
                                                                                                    ENDED
                                                         YEAR ENDED DECEMBER 31,                   JUNE 30,
                                              ----------------------------------------------   ----------------
DATA                                            1991      1992     1993     1994      1995      1995      1996
- ----                                          -------    ------   ------   ------    -------   ------   -------
                                                          (IN THE THOUSANDS EXCEPT PER SHARE DATA)
Statement of Operations:
  Sales.....................................  $ 2,108   $ 3,558   $7,052   $ 6,334   $10,779   $4,922   $ 4,044
  Gross profit..............................    1,772     2,348    5,001     4,690     7,323    3,312     3,253
  Net income (loss).........................  $  (605)  $   276   $1,880   $(6,599)  $   967   $  373   $   248
  Net income (loss) per share:
    Primary.................................  $  (.32)  $   .15   $  .82   $ (2.29)  $   .14   $  .06   $   .03
    Fully diluted...........................  $  (.32)  $   .15   $  .52   $ (2.29)  $   .14   $  .06   $   .03
  Cash dividends per share..................       --        --       --        --        --       --        --
  Weighted average outstanding shares:
    Primary.................................    1,880     1,880    2,292     2,881     6,901    6,564     8,605
    Fully diluted...........................    1,880     1,880    3,750     2,881     7,150    6,564     8,611
Balance Sheet Data:
  Working capital (deficiency)..............  $    53   $  (221)  $1,914   $ 1,673   $ 3,602   $2,092   $17,144
  Total assets..............................      909     1,063    2,927     3,030     4,839    3,512    19,519
  Long-term debt............................    1,679     1,162    1,162     1,175     1,162    1,162        --
  Stockholders' equity (deficit)............  $(1,439)  $(1,163)  $1,009   $ 1,008   $ 3,062    1,411   $17,922

        VCS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception, VCS has focused on the development, commercialization and application of speech recognition technologies. VCS's principal sources of revenues are from: (i) sales of speech recognition hardware and software products to systems integrators and OEMs, (ii) licensing of speech technology to system and product developers and (iii) providing specialized engineering services to systems integrators, principally to assist in the integration of VCS's technology into its customers' products and systems. Customers who choose to integrate VCS's speech recognition technologies into products usually pay a license fee for the right to integrate the technology and a per unit royalty for each speech recognizer incorporated into products. VCS introduced its commercial speech recognition hardware product for telecommunications applications in 1987. Today approximately 90% of VCS's sales are from the telecommunications market segment. A significant percentage of VCS's sales are made under agreements with major customers. See "Business of Voice Control Systems -- Sales and Marketing."

     VCS's sales and profitability may vary significantly from quarter to quarter due to a variety of factors, including VCS's dependence upon a small number of customers, timing of customer orders and changes in VCS's product and customer mix. VCS typically operates with relatively little backlog and substantially all of its revenues in each quarter results from orders and royalty payments received in that quarter.

     VCS's sales to Dialogic are expected to shift over time from predominantly hardware to predominantly software, as the market demand for Dialogic SCSA products increases. With the shift from hardware sales to software sales, VCS's gross revenue from Dialogic may decrease while increased royalty revenue should improve gross margins. See "Business of Voice Control Systems -- Products and Services -- Telecommunications Products".

RESULTS OF OPERATIONS

     Comparison of Results for Six Months ended June 30, 1996 and 1995

     Sales decreased 18% from $4,922,000 during the six months ending June 30, 1995 to $4,044,000 during the six months ending June 30, 1996. Three customers, Dialogic, Brite Voice Systems and Periphonics, accounted for 42%, 17% and 17%, respectively, of total sales for the six months ending June 30, 1996. Dialogic accounted for 61% of total sales for the six months ending June 30, 1995. Royalty, development and license fees, which increased 43% over the six months ending June 30, 1995, were 38% of total revenues for the six months ending June 30, 1996. A one-time non-refundable fee charged to Brite Voice Systems for a license to use one of VCS's application patents accounted for approximately 21% of royalty, development and license fee revenues. Hardware sales, which decreased 38% over the six months ending June 30, 1995, were 56% of revenues in the six months ending June 30, 1996. This decrease is a result of VCS's continued conversion from primarily a hardware/software supplier to become primarily a software supplier.

     Cost of sales includes the cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales increased from 67% in the six months ending June 30, 1995 to 80% in the comparable 1996 period as a result of the decrease in hardware sales and the increase in royalty, development and license fees.

     Research and development expenses increased 18% from $1,234,000 in the six months ending June 30, 1995 to $1,459,000 in the six months ending June 30, 1996. This increase reflects costs associated with the retention and recruitment of highly qualified employees in research and product development.

     Selling, general, and administrative expenses increased 8% from $1,629,000 in the six months ending June 30, 1995 to $1,764,000 in the six months ending June 30, 1996.

     Net operating loss ("NOL") carryforwards expiring from 1996 to 2009 totaling approximately $14,799,000 were available as of June 30, 1996 to offset future periods taxable income. VCS has provided an

NOL carry forwards expiring from 1996 to 2009 totaling approximately $15,047,000 are available as of December 31, 1995, to offset future periods taxable income. VCS has provided an allowance against its entire deferred tax asset relating primarily to NOL carry forwards of approximately $5,116,000. Effective as of August 11, 1994, an ownership change as defined by the Code
Section 382 occurred. The effect of such change limits the use of VCS's NOL in future years to approximately $1,355,000 annually. Revenue in 1995 triggered a federal alternative minimum tax liability resulting in an increase in federal alternative minimum taxes of approximately $11,000. Federal income taxes and state franchise taxes based on income were offset by net operating loss carry forwards during 1995.

     Comparison of Results for Fiscal Years Ended December 31, 1995 and 1994

     Sales increased 70% from $6,334,000 during 1994 to $10,779,000 during 1995.
Two customers, Dialogic and Periphonics, accounted for 60% and 10%, respectively, of total sales in 1995. Three customers, Dialogic, Brite and InterVoice, accounted for 44%, 13% and 10%, respectively, of total sales for 1994. Hardware sales, which increased 90% over 1994, were 73% of revenues in 1995. The increase in hardware sales accounted for 90% of the increase in total sales. Virtually all of the increase in hardware sales resulted from an increase in telecommunications speech recognition board sales to Dialogic. Royalty, development and license fees, which increased 47% over 1994, were 25% of total sales for 1995. This increase resulted primarily from increased revenues from processing custom vocabularies for existing customers, as well as increased development revenue from several new and previous customers.

     Cost of sales includes the cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales decreased from 74% in 1994 to 70% in 1995 as a result of the increase in lower-margin hardware sales as a percent of total sales.

     Research and development expenses increased 28% from $1,962,000 in 1994 to $2,509,000 in 1995. This increase reflects costs associated with the addition of eleven employees in research and product development.

     Selling, general and administrative expenses increased 26% from $2,934,000 in 1994 to $3,695,000 in 1995. This increase was due primarily to costs associated with the addition of six employees, increased costs in connection with Industries becoming a public company upon the consummation of the Scott Merger and increased professional fees. Selling, general and administrative expenses as a percent of sales decreased 12%, as increased sales during 1995 did not require a commensurate increase in expenses.

     NOL carry forwards expiring from 1996 to 2009 totaling approximately $15,047,000 are available as of December 31, 1995, to offset future periods taxable income. VCS has provided an allowance against its entire deferred tax asset relating primarily to NOL carry forwards of approximately $5,116,000. Effective as of August 11, 1994, an ownership change as defined by the Code
Section 382 occurred. The effect of such change limits the use of VCS's NOL in future years to approximately $1,355,000 annually. Revenue in 1995 triggered a federal alternative minimum tax liability resulting in an increase in federal alternative minimum taxes of approximately $11,000. Federal income taxes and state franchise taxes based on income were offset by net operating loss carry forwards during 1995.

     Comparison of Results for Fiscal Years Ended December 31, 1994 and 1993

     Sales decreased 10% from $7,052,000 in 1993 to $6,334,000 in 1994. Three customers, Dialogic, Brite and InterVoice, accounted for 44%, 13% and 10%, respectively, of total sales in 1994, and two customers, Dialogic and InterVoice, accounted for 55% and 13%, respectively, of total sales in 1993.

     The decrease in sales from 1993 to 1994 resulted from a decrease in the purchase of speech recognition boards by Dialogic for incorporation in audiotext applications in Europe, partially offset by an increase in the sale of such boards for incorporation in other applications. Hardware sales were 65% of total sales in 1994 compared to 67% of total sales in 1993. Royalty, development and license fees were 35% of total sales in 1994, compared to 33% in 1993.

     Cost of sales includes the cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales increased from 71% in 1993 to 74% in 1994 as a result of the decrease in lower-margin hardware sales as a percent of total sales.

     Research and development expenses increased 65% from $1,190,000 in 1993 to $1,962,000 in 1994, primarily due to the addition of employees associated with the Merger and related expenses.

     Selling, general and administrative expenses increased 75% from 1993 to 1994. This increase is primarily due to the costs associated with the addition of eleven sales, marketing and administrative employees, increased expenditures for sales and marketing programs and other expenses associated with the Scott Merger.

     Acquired R&D/Goodwill included: (i) $3,060,000 of acquired research and development, (ii) $234,000 of Scott's capitalized software costs and patents and
(iii) $146,000 of other expenses related to the Scott Merger. In addition, it included $2,714,000 of goodwill and $98,000 of capitalized organization costs related to the Scott Merger which were written off in December 1994. Management determined the write-off was necessary after reappraising the factors contributing to the value of goodwill acquired in the Scott Merger. Factors that contributed to the impairment of the goodwill included loss of key technical personnel from Scott, litigation with a former officer and director of Scott and customer decisions not to implement technology developed by Scott pursuant to contracts acquired in the Scott Merger.

     The provision for federal and state taxes decreased by $98,000 from 1993 to 1994. Net income in 1993 triggered a federal alternative minimum tax liability and state franchise tax based on net taxable income. Federal income taxes were offset by net operating loss carry forwards during 1993. In 1994, VCS incurred an operating loss and consequently no provision for income taxes was recorded.

LIQUIDITY AND CAPITAL RESOURCES

     VCS's principal cash requirements to date have been to fund working capital and capital expenditures in order to support its sales growth. Net working capital at June 30, 1996 was $17,144,000. Net working capital at December 31, 1994 and December 31, 1995 was $1,673,000 and $3,602,000, respectively. In the past, VCS's working capital needs were financed primarily through cash flow from operations and proceeds from the exercise of stock options. A stock offering was completed during the first quarter of 1996 that provided net proceeds of $14,430,000 to VCS. VCS anticipates that its working capital needs will increase along with future sales growth.

     At June 30, 1996, VCS held $16,365,000 in cash and cash equivalents. At December 31, 1994 and 1995, VCS had $1,076,000 and $2,259,000, respectively, in cash and cash equivalents. Cash and cash equivalents are invested in institutional cash investment accounts with preservation of capital being the primary consideration. All investments currently have overnight liquidity. Historically, VCS's primary source of liquidity has been the timely collection of its accounts receivable. The average days sales in accounts receivable was 81 days as of June 30, 1996. The average days sales in accounts receivable were 53 days and 35 days at December 31, 1994 and 1995, respectively.

     VCS's inventory as of June 30, 1996 was $493,000 and primarily consists of VCS's Personal Voice Dialer. VCS's inventory as of December 31, 1994 and December 31, 1995, was $286,000 and $813,000, respectively. The increase in inventory at December 31, 1995 is attributable to VCS's introduction of the Personal Voice Dialer. The Personal Voice Dialer is being sold through catalogues and other direct marketing avenues that require VCS to carry sufficient inventory to fill orders in a relatively short period of time.

     VCS's debt at June 30, 1996 and December 31, 1995 consisted of a convertible promissory note due to Dialogic on January 1, 1997. Dialogic converted accrued interest on its note to shares of VCS Common Stock during 1995 and 1996.

     VCS's capital expenditures were $294,000 for the six months ended June 30, 1996. The expenditures were primarily for a new telephone/voice mail system, office furniture and computer equipment. VCS's capital expenditures were $240,000 and $208,000 for the year ended December 31, 1994 and 1995, respectively. VCS has no specific commitments with regard to capital expenditures.

     VCS believes that its existing sources of liquidity, funds generated by operations and the funds received from the stock offering will be sufficient to provide the capital resources necessary to support increased operating needs and finance continued growth in the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board ("FASB") has recently issued Statement of Financial Accounting Standards ("SFAS") No. 123 -- "Accounting for Stock-Based Compensation," which is required for transactions entered into in fiscal years that begin after December 15, 1995. SFAS No. 123 provides that an entity may elect to continue to measure compensation costs using APB Opinion No. 25 -- "Accounting for Stock Issued to Employees." However, for fiscal years beginning after December 15, 1995, pro forma disclosures in accordance with SFAS No. 123 must be included for all awards granted in fiscal years beginning after December 15, 1994. The statement requires a fair value based method of accounting for an employee stock option or similar equity instrument as compared to the intrinsic value based method of accounting prescribed by APB Opinion No.
25. VCS has not fully evaluated the effects of implementing this statement but expects that they will not be material. In addition, no decision has been made with regard to applying SFAS No. 123 to transactions prior to December 15, 1995 or continuing to apply APB Opinion No. 25 for those transactions.

                       BUSINESS OF VOICE CONTROL SYSTEMS

GENERAL

     The predecessor of VCS was founded in September 1978 and was organized as a Texas corporation in May 1980. VCS's predecessor reincorporated as a Delaware corporation in January 1981 under the corporate name Scott Instruments Corporation. Effective August 11, 1994, Industries merged into Scott whereupon it changed its name to Voice Control Systems, Inc. After the Scott Merger, security holders of Industries owned, assuming the exercise of all outstanding rights to purchase VSC Common Stock, 76% of the outstanding VCS Common Stock and designees of Industries accounted for a majority of VCS's Board of Directors. The Scott Merger was accounted for as a reverse acquisition and therefore all financial information (except for stock prices) included herein for periods prior to the Scott Merger is that of Industries.

     VCS is a leading international supplier of speech recognition and related speech input technologies. VCS believes that it offers the widest selection of speech recognition and speaker verification products and vocabulary libraries. These products employ a proprietary phonetic approach to speech recognition developed by VCS over the past 17 years. VCS has a number of commercial firsts in applying its technology in commercial applications, including: (i) the first speaker-independent telephone speech recognizer PC board; (ii) the first speaker-independent cellular telephone voice dialer; (iii) the first switch-based cellular voice dialer; (iv) the first alphabet recognizer; and (v) the first simultaneous speaker-independent speech recognizer and speaker verification system. VCS believes it is the leading provider of speech recognition technologies in telecommunications applications worldwide, with more than 300,000 speech recognizers distributed in 30 countries, and plans to expand into other speech recognition markets.

     VCS markets its technologies to systems integrators and OEMs in telecommunications, desktop computing and consumer electronics markets. VCS technology has been successfully sold into many applications around the world, including telephone network automation (1-800-COLLECT-U.S.), telephone banking (National Westminster Bank, Ltd.-United Kingdom), order entry (Amway Home Products-U.S.), government services (the Internal Revenue Service-U.S. and Revenue Canada-Canada), computer multimedia sound boards (Micronics Computers-U.S.), interactive computer software (Auralog-France), travel information access systems (Lufthansa-Germany and Hong Kong Railways), network-based cellular telephone voice dialing (AT&T Wireless Services' VoiceTouch) and automotive-based cellular voice dialing (Mercedes-Benz-U.S.). Many of the leading equipment manufacturers and systems integrators in their respective industries incorporate VCS's technology into their products, including Dialogic Corporation,

InterVoice, Brite Voice Systems, Periphonics, OKI Telecom, Hughes Network Systems, Micronics Computers and OKI Semiconductor.

     VCS's principal sources of revenue are from (i) sales of speech recognition hardware and software products to system developers and original equipment manufacturers, (ii) royalties and license fees generated from licensing of speech technologies to system and product developers, and (iii) providing specialized engineering services, principally to assist in the integration of its technology into its customers' products and systems.

SPEECH RECOGNITION

     Speech is the most natural and convenient means of human communication and, therefore, a natural means for a person to communicate with a machine. Speech recognition technology converts spoken inputs into digital electronic signals, which are then translated by a computer processor into specific computer instructions or data. For example, words such as "stop" and "go" may be translated using speech recognition into corresponding digital computer commands, and words such as "one" and "two" may be translated into numeric data.

     Speech recognition applications are usually divided into two categories by the type of technology required: speaker-dependent and speaker-independent applications. Speaker-dependent technology requires a user to train a device to recognize a particular command. This training process has the disadvantage of requiring some effort on the part of the user, but has the advantage of permitting the user to choose his or her own words for any command. For example, speaker-dependent technology is usually used in telephone voice-dialing applications since it permits a user to create custom name lists. Speaker-independent technology allows the recognizer to accept speech input from virtually any user, regardless of gender, age or regional accent, without user training. It has found acceptance in applications used by the public, such as telephone-based automated banking or telephone order entry.

     Speech recognition systems or recognizers can require continuous or discrete articulation of words. Continuous recognition permits users to speak a string of digits without pausing, which is useful when entering a telephone or account number. Discrete recognition requires speech to be said with short pauses between words. This technology is useful in applications requiring single word inputs, such as replying "yes" or "no" to questions. Discrete inputs might include words, letters or numbers. Continuous recognizers require more computer resources than discrete recognizers and, therefore, are more expensive.

     Speaker verification technology converts speech into digital electronic signals that are then analyzed by a computer processor for patterns of identifying characteristics. These patterns are compared to stored memories of speech patterns to determine if the patterns match. Matching patterns are used to verify a subject's claimed identity. For example, a speaker verification system could verify that a person reciting an employee identification number is in fact that employee.

     While various types of speech technology have existed for many years, early speech technology applications were generally inadequate due to their relatively high costs and low performance. However, as a result of the decreased cost of computer processing hardware and the development of more reliable and efficient technology, as well as increased public familiarity with computer automated devices, speech recognition is now an accepted feature of many telecommunications applications. VCS's technology is presently used in the telecommunications industry and is also increasingly being accepted into applications designed for desktop computing, including computer telephony and consumer electronics. Recent implementations of speech recognition in consumer electronics include control of personal computers, hands-free dialing of car phones and transaction processing through interactive voice response systems. VCS believes that speech-based control and operation of electronic devices will be incorporated in an increasing variety of applications as speech recognition becomes easier to use and more natural, accurate and affordable.

     VCS views the market for speech recognition as four horizontal or industry segments and four vertical layers of distribution. The industry segments are telecommunications, consumer electronics, desktop computing and dictation. VCS believes that it is the leading provider of speech recognition technology currently used in the telecommunications segment. VCS's technology is also used in the desktop computing and consumer electronics segments. VCS does not currently offer products for the dictation segment of the speech recognition market and has no current plans to do so.

     A recent third party market study defines four vertical levels of market distribution: (i) licensing, (ii) component sales, (iii) system sales and (iv) solution sales. Licensing involves providing a core speech recognizer and any associated vocabulary reference tables in software. Component sales involve selling the basic speech recognizer embedded in component level hardware such as a semiconductor or a printed circuit board. System sales consists of selling finished products which use the recognition technology, and solution sales consists of selling speech recognition solutions using integrated speech recognition systems.

     VCS distributes its products and services primarily through licensing and component sales. Its Personal Voice Dialer product is its only system sale. See "Business of Voice Control Systems -- Products and Services." Based upon VCS's practical experience as a leader in developing and commercializing speech recognition technology in the telecommunications market and the quality and diversity of its current technology, VCS believes that it is well positioned to continue to participate in the growth of speech recognition in the telecommunications market while expanding its initial penetration in the desktop computing and consumer electronic markets.

SOFTWARE DEVELOPMENT/OEM

     Delivering VCS speech recognition technology to end users requires that a systems integrator or OEM first complete a product development program during which VCS's speech technology is incorporated into a product. This requires an investment of both time and resources on the part of the systems integrator or OEM. VCS believes that successful completion of a product development program with a systems integrator or OEM gives VCS an advantage at that VCS account.

     VCS first began commercial delivery of speech recognition in 1986. Since then VCS's technology has been or is being integrated in many systems and products including:

  SYSTEMS INTEGRATORS/OEMS          TYPICAL APPLICATIONS        ILLUSTRATIVE USERS/PRODUCTS
- -----------------------------  ------------------------------  ------------------------------
Apex Voice Communication,
  Inc. ......................  Virtual telephone network       Telephone companies in
                               messaging system                developing nations

Applied Voice Technology.....  Unified messaging on CTI        Small and medium businesses
                               platforms

Auralog......................  Multimedia interactive          Language training companies
                               training software

Brite Voice Systems Inc. ....  Wireless network-based voice    Telephone companies and
                               dialing, telephone network      cellular and PCS service
                               voice processing systems        providers:
                                                               AT&T Wireless VoiceTouch
                                                               Ameritech VoiceSelect

Brite/Perception.............  Interactive voice response      Banks, educational
                               systems.......................  institutions, financial
                                                               institutions and call center
                                                               operators:
                                                               MBNA Account Information
                                                                 System

Dialogic Corporation.........  Call processing components for  Systems providers in voice
                               voice processing systems in     mail, voice messaging,
                               telecommunications and          interactive voice response and
                               computer telephony              telephone network intelligent
                                                               peripherals:
                                                               Digital Equipment Corp.
                                                               Offnet

Deutsche Telekom, AG.........  Telephone network-based         German and Eastern European
                               interactive voice response      telephone companies

Hughes Network Systems.......  Cellular, PCS and SMR voice-    Automobile manufacturers,
                               activated telephones            cellular equipment retailers
                                                               and wireless telephone service
                                                               providers:
                                                               1996 General Motors Cadillac

IBM Corporation..............  General interactive voice       Financial institutions,
                               response systems                information service providers,
                                                               call center operators,
                                                               airlines and the travel
                                                               industry:
                                                               DirectTalk

InterVoice, Inc. ............  Interactive voice response      Banks, brokerage firms,
                               systems and intelligent         financial institutions,
                               peripherals in telephone        information service providers,
                               networks                        telephone companies, and
                                                               airlines and travel related
                                                               companies:
                                                               1-800-COLLECT

OKI Semiconductor............  Speech recognition chip.......  Manufacturers in the automotive, consumer
                                                               electronics and computer
                                                               industries:
                                                               MSM 6679 VRP

  SYSTEMS INTEGRATORS/OEMS          TYPICAL APPLICATIONS        ILLUSTRATIVE USERS/PRODUCTS
- -----------------------------  ------------------------------  ------------------------------
OKI Telecom..................  Voice-activated wireless        Automobile manufacturers,
                               telephones                      cellular equipment retailers
                                                               and wireless telephone service
                                                               providers:
                                                               Mercedes-Benz 500 and 600
                                                                 series

Micronics Computers, Inc. ...  Multimedia PC sound boards      PC retailers:
                                                               Orchid Technology sound boards

Periphonics Corporation......  Interactive voice response      Banks, financial institutions,
                               systems and intelligent         information service providers,
                               peripherals                     telephone companies, airlines
                                                               and travel related companies:
                                                               US IRS 1040EZ telephone tax
                                                                 return filing system

Precision Systems, Inc. .....  Telephone messaging systems,    Telephone companies, call
                               telephone network-based voice   center operators, and wireless
                               processing systems and call     service providers:
                               center automation               "Atlas" Personal
                                                               Telecommunications Assistant

Siemens, AG..................  Voice activation in telephone   Telephone companies worldwide
                               network switching systems

Telecorp Systems, Inc. ......  Pay-per-view automated order    Cable television companies and
                               entry                           subscription television
                                                               companies

STRATEGY

     VCS's strategy is to capitalize on its strong base of technology, practical experience, speech database libraries and established distribution channels to participate in the increasing use of speech recognition in the telecommunications market while expanding its presence in other developing speech recognition markets. The specific elements of its strategy are as follows:

          Maintain leadership in the application of speech recognition technology in the telecommunications industry. VCS believes it is the leading supplier of speech recognition technology used in telecommunications. VCS plans to maintain this position by developing and deploying new products primarily across its existing distribution network. Dialogic has historically been VCS's largest distributor/customer in the telecommunications market segment. While Dialogic represents a large portion of VCS's revenues, speech recognition technology presently is sold with only a small percentage of Dialogic's product sales. VCS is working with Dialogic to increase the penetration of speech recognition by developing new products and marketing programs targeted to increase penetration of existing VCS products sold by Dialogic. VCS also plans to increase penetration of its other telecommunications distributors' sales by joint marketing programs, enhancement of existing products and new product offerings.

          Diversify its markets to include consumer electronics and desktop computer applications. Presently VCS derives the majority of its sales by providing speech recognition technology to the telecommunications market. VCS plans to expand marketing of its technology to other markets in order to diversify its revenue base. To this end, VCS has begun to market its technology to the consumer electronics and desktop computer markets. VCS believes that systems integrators and OEMs in these markets will increasingly use speech recognition technologies in their products and that VCS's experience and reputation in implementing speech recognition in the telecommunications market positions it favorably to compete in these emerging markets.

          Improve the man-machine interface. VCS is developing enhancements to its core technology to permit recognition of more conversational speech. These enhancements will permit end users to access larger vocabularies and, by spotting key words, to speak in a more natural and conversational manner. In addition, VCS has announced a "Phonetic Dictionary" vocabulary development system for user-developed speaker-independent vocabularies. See "Business of Voice Control Systems -- Products and Services -- Enhanced Technologies."

          Emphasize software license revenues. VCS's products consist of implementations of its software-based speech recognition technologies in software, hardware or computer chips. Historically, VCS has developed both hardware and software for its customers. However, as the markets for speech recognition technologies grow and mature, VCS expects to increase its proportion of revenues from software sales or licenses to systems integrators and OEMs who will design and manufacture their own hardware.

          Develop end user voice dialer products. VCS has recently introduced its first product marketed directly to the end user. Historically, VCS developed technology exclusively for integration by systems integrators and OEMs into their products.

          Expand its international presence. VCS's marketing and product strategy is to continue to develop its products for use internationally. VCS currently has discrete digit and control word vocabularies for telecommunications applications in 45 languages and dialects.

PRODUCTS AND SERVICES

     Core Technology Products. All VCS speech technology products are based upon VCS's proprietary speech technology developed over the last 17 years and refined by VCS's field experience gained by helping its customers implement over 300,000 speech recognizers. Speech input is typically the most natural and efficient means of human communication. With the increase in the power of low-cost digital signal processors ("DSPs") and microprocessors ("chips"), manufacturers of business and consumer products have begun to use human speech as an interface to their products.

     VCS's current technologies include speaker-independent (discrete and continuous) and speaker-dependent speech recognition, as well as speaker verification. VCS's speaker-independent speech recognition technology is based on "phonetic unit identification." This technology examines the features of a spoken word only to the point of recognizing the word's unique components and disregards the characteristics of a particular speaker's voice, such as pitch, inflection and accent. VCS's proprietary software then dissects the word and examines its components to identify the word presented to it, irrespective of the speaker. Although VCS has designed hardware on which its recognition software resides, there is no unique hardware required to use VCS's technology.

     For the most demanding speaker-independent applications, including digit vocabularies for telecommunications or cellular automotive vocabularies, VCS collects many speech samples in the environment and language of the targeted application. These speech samples are processed in the laboratory to develop the specific vocabulary reference tables. VCS believes this methodology permits a higher degree of accuracy than alternative methods of vocabulary development. Because customers usually cannot create vocabulary words themselves, VCS has processed discrete vocabularies in 45 languages, alphanumeric vocabularies in 18 languages and continuous vocabularies in 13 languages for telecommunications applications. For applications requiring custom speaker-independent vocabularies, VCS offers a vocabulary development service program. In the last three years, VCS has processed several hundred custom vocabularies in connection with this program. VCS's "Phonetic Dictionary" will allow users to select and create a speaker-independent vocabulary. See "Business of Voice Control
Systems -- Products and Services -- Enhanced Technologies."

                     TELECOMMUNICATIONS LANGUAGES PROCESSED

       DISCRETE DIGITS & CONTROL WORDS                  ALPHANUMERIC                CONTINUOUS
- ----------------------------------------------    -------------------------    --------------------
Afrikaans                Hungarian                Australian English           British English
Australian English       Italian                  British English              Canadian English
Belgian French           Japanese                 Canadian English             Canadian French
Brazilian Portuguese     Korean                   Canadian French              Cantonese
British English          Malaysian                Dutch                        Dutch
Canadian Cantonese       Malaysian English        European French              European French
Canadian English         Mandarin                 Finnish                      Finnish
Canadian French          N. American Spanish      German                       German
Cantonese                Polish                   German Military Alphabet     Hong Kong English
Castilian                Puerto Rican English     Greek                        Mexican Spanish
Catalan                  Puerto Rican Spanish     Hebrew                       N. American Spanish
Danish                   Russian                  Hong Kong English            S. American Spanish
Dutch                    Singapore English        Italian                      U.S. English
European French          S. African English       N. American Spanish
European Portuguese      S. American Spanish      S. American Spanish
Finnish                  Swedish                  Singapore English
Flemish                  Swiss French             U.S. English
German                   Swiss German             U.S. Military Alphabet
Greek                    Swiss Italian
Hebrew                   Thai
Hindi                    Turkish
Hong Kong Cantonese      U.S. English
Hong Kong English

     VCS offers speaker-dependent speech recognition technology for applications which are anticipated to be used by only one or a few speakers, such as control of a personal computer or voice dialing a cellular phone. Before using a speaker-dependent system, the user is prompted to introduce himself to the system by speaking specific utterances; the speech is analyzed to tune the recognition system to work well with that user. VCS optionally offers speaker adaptation capabilities in its speaker-dependent technology products. Speaker adaptation improves accuracy in speaker-dependent applications by enabling a system to adjust to peculiarities in a user's voice or pronunciation, such as may occur if the user is suffering from a cold or hayfever. It may also be used to adapt the recognizer to use by several persons.

     VCS's speaker verification technology (trade named SpeechPrint ID) allows a system to verify that a user is who he claims to be. Because it has been designed to run on the same components as VCS's speech recognition technologies, no additional hardware is required to implement speaker verification in a recognizer that already employs VCS's technology.

     VCS believes that its approach to speech recognition and speaker verification delivers significant performance advantages in terms of the requirements for processing power, memory and vocabulary size. VCS's technology is capable of supporting the largest channel density of any commercial product currently on the market.

                        CORE TECHNOLOGY PRODUCT SUMMARY

     The following table sets forth certain summary information for VCS's current core technology products.

                                                    OPTIONS AND
  CORE TECHNOLOGY                                     ENHANCED               OPERATING                CUSTOMER
    APPLICATION               FEATURES              TECHNOLOGIES            ENVIRONMENT             VOCABULARIES
- --------------------    --------------------    --------------------    --------------------    --------------------
Telecommunications      SI, SD, SA, SV          User selectable         DSP embedded            45 languages --
                        Continuous speech       triggering              recognizer              discrete digits
                        input                   Voice activation        DSP library             18 languages --
                        Discrete speech         Word spotting           recognizer              alphabet
                        input                   High rejection          Microprocessor          12 languages --
                        HMM decision            vocabularies            embedded recognizer        continuous
                        strategy                Phonetic dictionary     Fixed point support     9 languages --
                        Phonetic "front-end"    Cut-thru (barge-in)     Floating point             cellular
                        Vocabulary masking      Large vocabulary        support                 3 languages --
                        High accuracy in           capability(u)        Supported                  phonetic(u)
                        tele-phone              Alphabet recognition    processors:
                        environment             Custom vocabulary       Texas Instruments
                        Multi-channel/high      development service     Intel
                        density                                         NEC
                        Software-based                                  OKI
                                                                        Siemens(u)

Desktop Computing       SI, SD, SA,             Voice activation        Microprocessor          45 languages -- CT
                        Discrete input          Low memory option       embedded recognizer     digits
                        Continuous input(u)     Custom vocabulary       DOS-based system        18 languages -- CT
                        SAPI interface(u)       development service     OS/2-based system       alphabet(u)
                        HMM decision            Telephone or            Supported processors:   12 languages --
                        strategy(u)             desktop speech input       Intel                continuous(u)
                        OLE format              Alphabet recognition       OKI                  PC control library
                        software(u)                                        NEC
                        Accurate in high
                        noise
                        "Close talk" or "far
                        talk" microphone
                        input

Consumer/Automotive     SI, SD, SA, SV          Alphabet recognition    DSP embedded            45 languages CT(u)
                        Discrete speech         Voice activation        recognizer              discrete digits(u)
                        input                   SI & SD operation       DSP library             18 languages -- CT
                        "Close talk" or "far    Celldial interface      recognizer              alphabet
                        talk" microphone        Custom vocabulary       Microprocessor          7 languages --
                           input                development service     embedded recognizer     automotive
                        Accurate in high                                Fixed point support     PC control library
                        noise                                           Floating point          military alphabet
                        Low memory required                             support                 library
                        Phonetic "front-end"                            Supported processors:   machine control
                        Low "horsepower"                                   Texas Instruments    library
                        processor required                                 Intel
                                                                           NEC
                                                                           OKI


- ---------------

SI -- speaker-independent     SD -- speaker-dependent       SA -- speaker-adaptive        SV -- speaker verification
u -- under development        CT -- computer telephony

                               GLOSSARY OF TERMS

     "Back end" -- The portion of the speech recognition algorithm which determines the word spoken. It uses the information from the "front end" to arrive at its decision.

     "Celldial" -- A VCS parametric-based programming interface to simplify voice dialing application software.

     "Close talk" -- Speaking into a microphone close to the mouth, such as a telephone handset microphone.

     "Far talk" -- Speaking into a microphone at a distance from the speaker, such as a telephone speakerphone microphone.

     "Front end" -- The feature extraction portion of a speech recognizer. The "features" or speech characteristics desired are computed by this part of the speech algorithm and passed to the "back end."

     "HMM" -- Hidden Markov Modeling. A mathematical database search model which is commonly used for complex computer database modeling problems, such as speech recognition.

     "OLE" -- Object linking and embedding. A programming environment that simplifies application software development through the use of software "libraries" that contain code to implement special program features.

     "Phonetic" -- Relating to phonemes, the basic sounds or units of spoken language.

     "SAPI" -- Speech application program interface. This is a standard established by Microsoft for programmers of speech applications to enable integration of third party software products with other applications running in a Microsoft environment.

     "Software-based" -- Technology which is embodied in software only and is thereby capable of operating in any hardware environment.

     "Vocabulary masking" -- A technique by which a speech recognizer vocabulary is divided into smaller sub-vocabularies in "real time" to improve recognition accuracy.

     Enhanced Technologies. As end users become more accustomed to interacting with products incorporating speech recognition technologies, firms utilizing speech recognition in their systems request advanced features, such as continuous digit input, the ability to override outgoing system prompts with voice commands, natural language capabilities and conversational speech. VCS currently has several projects under development or in beta test which are aimed at providing these enhanced speech recognition solutions.

     Natural language refers to the capability of speaking digits combined with other key numeric words, such as "hundred" or "thousand," in a continuous manner. Speech recognition technology available today requires that the user speak digits in a more structured manner. For example, a number such as 2400 must be spoken either discretely or continuously as "two-four-oh-oh." Natural language technology will permit the user to say "twenty-four hundred" or "two thousand four hundred" as well. VCS is currently developing vocabularies to enable natural language input and expects to have beta versions in U.S. English available in late 1996.

     Phonetic dictionary technology is another advanced feature being requested by experienced systems integrators. Using a "phonetic dictionary," a word can be entered into a speaker-independent system by selecting and linking "phonemes" (i.e., individual units of sound) from a "dictionary" rather than sampling hundreds of people speaking the word. In order to develop its phonetic dictionary technology, VCS must collect thousands of samples of phonetically rich speech in each language. These samples are processed into a phonetic dictionary of all the sounds (phonemes) in a language. To develop its phonetic dictionary technology, VCS must collect many samples of phonetic representations of speech that then are assembled in VCS's laboratory. This technology will enable a wider distribution of speech recognition in new applications that require larger vocabularies of custom or semi-custom words, such as product names or proper names. This technology will be particularly useful in applications where the list of vocabulary words changes regularly, such as employee names in a voice mail/auto attendant system. Phonetic dictionary technology and vocabulary creation tools are currently available.

     Large speech recognition vocabularies, in excess of 2,000 words, are becoming increasingly feasible due to technology advancements, such as phonetic dictionary. VCS has demonstrated a speaker-independent speech recognition capability for 500 words and its objective is to complete development of a 2,500 word speaker-independent product during 1997.

     Conversational speech recognition is more complicated than the speech recognition products described above. Context and grammar rules, which take advantage of knowledge of a specific application, are implemented in a software layer above the core recognizer, which aids and guides the recognition process. Conversational speech systems require extremely expensive hardware to operate and are inherently inflexible and difficult to maintain in changing application environments. However, VCS believes conversational speech recognition has great potential for being the most accepted technology for automated information systems. VCS demonstrated initial capabilities in a conversational speech recognizer in June 1996.

     Telecommunications Products. VCS licenses software and sells several speech recognizer hardware products for use in telecommunications environments. VCS speech recognition boards provide the hardware and software necessary to permit speech recognition and speaker verification in telecommunications systems. These boards will operate VCS's speaker-independent and speaker-dependent speech recognition technologies to provide reliable speech recognition over local and long distance telephone lines. The boards may be used in analog or digital environments and in a variety of applications, including customer service, voice mail, home banking, audiotext, order processing, telemarketing and telephone company operator services. They are designed for easy incorporation into most interactive voice processing systems to permit use of these systems from any touch-tone or rotary dial telephone. This is particularly important internationally where the touch-tone penetration rate is significantly lower than in the United States, making speech recognition an enabling factor for many international voice processing applications. In addition, VCS's latest technologies, including alphanumeric recognition and SpeechPrint ID speaker verification, expand the range of opportunities for automation with voice processing systems.

     The same VCS speech recognition software available on its hardware products is also available under license agreements to persons who wish to integrate the technology into their own hardware platforms. The available software technology includes speaker verification as well as discrete, continuous and alphanumeric vocabularies in a variety of languages. VCS also licenses its enhanced technologies directly to persons who may have acquired VCS's basic speech recognition technology from one of VCS's distributors/customers.

     VCS also offers its Voice Cut-Thru technology for use with its discrete, continuous and phonetic technologies. Voice Cut-Thru allows callers to override outgoing system prompts with voice commands. Recognition actually takes place during the prompting sequence. This is an advance from the previous VCS "voice-stop" technology in which the caller must stop the prompt by saying "stop" and then is required to speak the desired number or command.

     In the fourth quarter of 1994, VCS introduced a new speech recognition software product for Dialogic's AEB architecture called VRSoft. Commercial shipments of VRSoft by Dialogic began during the first quarter of 1996. VRSoft is distributed by Dialogic Corporation and is targeted at inexpensive voice mail and voice response systems that incorporate Dialogic hardware. Many such systems are in use but have not previously had a cost effective speech recognition solution due to the requirement for separate speech recognition hardware. VRSoft will make speech recognition technology available for these systems without the requirement that additional hardware be purchased. VCS believes this will attract interest in speech recognition from systems integrators in a different segment of the market.

     Dialogic's latest product architecture, Signal Computing System Architecture or "SCSA," is designed with an open DSP platform for speech recognition called Antares. Dialogic has licensed VCS speech recognition to sell with its Antares product. VCS developed a new line of software products, VCS Antares Software, for Dialogic to market under this license agreement. VCS customized its continuous and discrete speech recognition technology with Cut-Thru technology capabilities for this program. VCS has released this software to Dialogic for use in DOS and several UNIX operating environments. VCS Antares Software for OS/2 and SCO UNIX is currently in production with additional operating systems in beta test. As a result of adopting an open architecture platform, the technology of VCS's competitors will be available as an alternative to VCS's technology in products incorporating the Antares product. However, with VRSoft and VCS Antares Software, VCS technology will be the only speech recognition technology available across Dialogic's entire product line. VCS believes this is a competitive advantage since it provides systems integrators a seamless product and programming interface across all Dialogic speech recognition products.

     Computer/Desktop Products. QuikVoice is a speaker-independent speech recognition software package developed for voice navigation in desktop and mobile computer applications. It may be used in the Microsoft Windows environment. This product is currently sold on Micronics Computers' Orchid Technology brand sound boards. In addition, Cirrus Logic has licensed this product to bundle with its line of business audio chips. The software is also being used by Auralog in a multimedia software product for language training called Talk-to-Me.

     VCS supports Microsoft's Speech Application Programming Interface ("SAPI") standard for speech applications which will be implemented in Microsoft operating systems. VCS plans to release a speech engine (i.e., a speech recognizer) conforming to SAPI during 1996. This speech engine will be marketed to software developers whose applications use speech recognition in Microsoft's Windows 95 and Windows NT operating systems. The speech recognition engine will initially support desktop and telephone speech input, making it suitable for both desktop and computer telephony applications. These applications include any voice driven interactive software applications, such as interactive games, interactive learning software, interactive multimedia software, soft telephones (software with telephone capabilities in the PC), PC-based answering machines, PC-based voice dialers, voice accessed rolodex software, voice driven window and menu operation and voice driven access to communications software, such as that used to access the Internet.

     VCS also sells a software recognizer capability based upon a proprietary application programming interface for software developers whose products do not conform to SAPI. This capability uses a custom made core recognizer incorporating a VCS-specified API. Because each project is custom developed, this offering provides software developers with the most flexibility in choosing any functionality from VCS's broad range of capabilities in speech technology.

     Cellular/Automotive and Consumer Electronics Products. VCS markets speech recognition for cellular telephones, consumer electronics and automotive applications. VCS has targeted wireless/cellular telephones, answering machines, VCRs, televisions, personal organizers, cordless telephones and video games as potential high volume applications of VCS's speech recognition. Manufacturers can obtain VCS's speech recognition for these applications either by licensing software or buying chip sets that embody the recognition software from VCS. Each customer typically also purchases support and design consulting from VCS in order to develop a product using the technology.

     VCS has developed a state-of-the-art speech recognizer incorporating VCS's speaker-independent and speaker-dependent speech recognition technologies for low cost applications. VCS currently markets this recognizer for both automotive and consumer electronics applications. The recognizer is used today in cellular telephone voice dialers sold as part of built-in car phones. Both the 1996 Cadillac and Mercedes-Benz line of automobiles are sold with these telephones as either standard or optional accessories. VCS also provides recognizers that enable voice control of non-critical automobile functions, such as seats, windshield wipers, windows, radios and mirrors. Using VCS's voice activation vocabulary provides for total "hands-free" operation of the target accessory thus increasing safety and convenience. To date, these recognizers have been implemented only in concept cars.

     Historically, manufacturers have been required to use a chip set consisting of several single purpose chips in order to implement all of the necessary functions for speech recognition. In 1994, OKI Semiconductor introduced a new single chip speaker-independent speech recognition microcontroller, the MSM6679 Voice Recognition Processor ("VRP"), which incorporates VCS technology. This offers an integrated "one-chip" implementation for OEMs desiring to add speech recognition to their products. With the OKI Semiconductor VRP, the necessary functions for speech recognition are combined on a single chip, which should reduce cost. OKI Semiconductor is using its international distribution capabilities to market the VRP to systems developers and OEMs for development of applications using the VRP in the automotive, personal computer, telecommunications and consumer electronics industries.

     During 1995, VCS developed its Personal Voice Dialer product, which is targeted at small business and home-office applications. This product is a speech recognition device that permits callers from home telephones to voice dial calls to telephone numbers stored in the unit's memory. The Personal Voice Dialer is available with memories for 20 or 50 telephone numbers. It may be connected by the purchaser to operate from a single telephone or, with professional installation of an RJ-31 jack, from any phone in the house. VCS is selling this product through catalogues and distributors. While the Personal Voice Dialer has found acceptance in niche markets such as home automation and the physically challenged, the general public has not embraced the product.

VCS PRODUCT SUMMARY

     The following table sets forth certain summary information for certain of VCS's products.

      PRODUCT                                          OPTIONS AND
  NAME/DESCRIPTION           FEATURES             ENHANCED TECHNOLOGIES            ARCHITECTURE                VOCABULARIES
- --------------------  -----------------------    ------------------------    -------------------------    ----------------------
VR/40(D)              Speaker-independent        Alphabet recognition        DOS, UNIX, OS/2              45 languages --
                      Discrete speech input      Custom vocabulary           AEB interface                  discrete digits
Speech recognition    4-recognizer package         development service       No PC slot required          18 languages --
  daughtercard for    Phonetic approach          Speaker-dependent           Analog or digital              alphabet
  Dialogic                                       Speaker-adaptive              telephone input            8 languages --
  AEB D/141 low                                  Speaker verification                                       cellular
  density products

VR/160p(D)            Speaker-independent        Speaker-dependent           DOS, UNIX, OS/2              45 languages --
                      Discrete input             Speaker-adaptive            PEB interface                  discrete digits
Speech recognition    Continuous input           Speaker verification        Single PC slot               18 languages --
  platform for        Phonetic approach          Word spotting               TI 320C25 or                   alphabet
Dialogic              2 to 16 recognizers        Hi-rejection                TI 320C31                    8 languages --
  PEB products        Shared resource            Phonetic Dictionary         daughtercard                   cellular
                        switching                Voice activation                                         12 languages --
                      HMM decision strategy      Cut-thru                                                   continuous
                                                 Alphabet recognition
VCS Antares           Speaker-independent        Speaker-dependent           DOS, UNIX, OS/2              45 languages --
Software(D)           2 to 32 recognizers        Speaker-adaptive            SCSA interface                 discrete digits
                      2 to 6 recognizers/DSP     Speaker verification        TI 320C31                    18 languages --
Speech recognition      continuous               Word spotting                 firmware                     alphabet(u)
  for Dialogic        4 recognizers/DSP          Hi-rejection                                             8 languages --
  Antares SCSA          discrete                 Phonetic Dictionary                                        cellular
  products            8 recognizers/DSP          Voice activation                                         12 languages --
                        discrete w/cut-thru      Cut-thru                                                   continuous
                      2 recognizers/DSP          Alphabet recognition
                        phonetic

VRSoft(D)             Speaker-independent        Speaker-dependent(u)        DOS, OS/2(u)                 45 languages --
                      Discrete input             Speaker-adaptive(u)         Intel or equivalent PC         discrete digits
PC host processor-    No additional              Alphabet recognition(u)     AEB interface                18 languages --
based low             hardware required                                                                     alphabet(u)
  density Dialogic    2 or 4 recognizers                                                                  8 languages --
  AEB speech            per PC system                                                                       cellular(u)
  recognizer

DVM2c and DVM4s       Speaker-independent        Speaker-dependent           1/4 PC board                 45 languages --
                      2 recognizers/PCB          Speaker-adaptive              form-factor                  discrete digits
Speech recognition      continuous               Speaker verification        Flexible VCS API             18 languages --
  hardware for        8 recognizers/PCB          Word spotting               Operating system               alphabet
  proprietary           discrete                 Hi-rejection                  independent                8 languages --
  architecture voice  4 recognizers/PCB          Phonetic Dictionary                                        cellular
  processing systems    discrete w/cut-thru      Voice activation(u)                                      12 languages --
                      2 recognizers/PCB          Cut-thru                                                   continuous
                        phonetic                 Alphabet recognition

OKI MSM 6679 VRP      Speaker-independent        VCS "phonetic"              Stand-alone speech           45 languages -- CT
                      Speaker-dependent            front-end                 recognition processor          discrete digits(u)
Single chip           Speaker-adaptive           High noise accuracy         Meets SAE                    18 languages -- CT
integrated CT         Single chip                Single chip package           specifications               alphabet
  speech recognition  operation(u)               Low cost "on-board"         Parallel or serial           Machine control
  processor           Discrete input               25 word vocabulary          interface                    library(u)
                                                 Modular 20 word                                          PC control library
                                                   vocab. expansion                                       7 languages --
                                                 Built-in OKI                                               automotive
                                                   synthesizer control
                                                 Voice activation(u)
                                                 Alphabet recognition
QuikVoice             Speaker-independent        Out of vocabulary           DOS, Windows                 PC command and
                      Speaker-dependent            rejection                 VCS API                        control
Speech recognizer     Speaker-adaptive           Voice activation                                         Discrete digits
for PC "voice mouse"  Discrete input
  operation

- ---------------
D -- Sold exclusively    PCB -- Printed Circuit Board    u -- under development
     by Dialogic

CT -- computer telephony

TECHNOLOGY DEVELOPMENT

     VCS believes that enhancements of and improvements to its existing technologies are critical to its future success. VCS has made substantial investments in research and development in each of the last three years. During 1995, VCS spent $2,509,000 (23% of revenues) on Company sponsored research and development. VCS spent $1,962,000 and $1,190,000 (31% and 17% of revenues, respectively) on VCS sponsored research and development activities during 1994 and 1993, respectively. Currently, VCS employs 16 full-time people in research and development and 16 people in product development and application engineering. Many of the research and development projects on which VCS works span more than one year.

     VCS's technology development activities are directed at continued improvements to its existing core technologies, enhancements to these technologies and improved implementations of the technologies to reduce the cost of the hardware required for speech recognition. VCS continues to develop and adapt its technology to operate in OKI Semiconductor's VRP. VCS is currently developing new products, including a phonetic dictionary development system, a large vocabulary phonetic recognizer, improved word spotting technology, improved voice activation, natural language understanding and a SAPI-compliant speech engine. VCS believes that the timely development and enhancement of its technologies is necessary to remain competitive in the industry. Delays or inabilities to develop new technology features, enhancements or products could have a material adverse effect on VCS's business, operating results and financial condition.

SALES AND MARKETING

     VCS markets its core speech recognition technologies to systems integrators and OEMs for incorporation into their products as well as to the buyers of their products. VCS sells to systems integrators and OEMs through its own sales force. When marketing to the buyers of their products, VCS frequently coordinates its selling efforts with the sales force of a systems integrator or OEM.

     VCS's principal marketing activities include participation in industry trade shows and seminars, advertising in selected trade publications, public relations activities with the trade and business press, publication of technical articles and distribution of sales literature. The manner in which VCS sells technology and products for use in various markets is summarized below:

          Telecommunications Market. VCS provides hardware and software speech recognition products to address the telecommunications market. For software products, VCS receives license fees or royalty payments based on the number of recognizers incorporated in the end user product. All of VCS's hardware products sold include a license for the software to enable speech recognition on the hardware purchased. VCS distributes its technology products for the telecommunications market either through OEM arrangements or through licensing arrangements with systems integrators. VCS sells telecommunications hardware and software products to Dialogic, which in turn sells them to systems integrators who design and sell systems. These sales typically have a significant lead time between the initial sale and volume purchases by systems integrators due to the product development cycle required to develop applications that incorporate VCS's speech recognition technology products.

          Computer/Desktop Markets. In computer and desktop applications, VCS generally licenses its technology to hardware manufacturers, such as Micronics (Orchid Technology). VCS receives a royalty for each copy of the technology shipped with the integrated product.

          Cellular and Consumer Electronics Markets. VCS sells its technology products directly to cellular telephone manufacturers, such as OKI Telecom and Hughes Network Systems, for integration into end user products. The cellular telephone manufacturer typically either purchases an enabling computer chip or licenses technologies directly from VCS. When VCS sells a computer chip, a software license for the single copy of VCS's technology is included with the chip. Under licensing agreements, customers of VCS pay a royalty for each product sold that incorporates VCS's technology. The Personal Voice Dialer is distributed through specialty catalogs and distributors.

          Other Emerging Markets. VCS and OKI Semiconductor jointly integrated VCS's speech recognition technology into the VRP, a low-cost chip being manufactured and sold by OKI Semiconductor. OKI

     Semiconductor has indicated to VCS that it is targeting customers for cellular, automotive and personal computer applications for which the prior implementation of speech recognition was too expensive or unworkable.

          Significant Customers. VCS's largest customers have historically been Dialogic, Periphonics, Brite and InterVoice. Sales of hardware to Periphonics are made pursuant to purchase orders, the form of which are updated from time to time. Sales of technology or products to Dialogic, Brite and InterVoice are generally made under agreements that do not obligate such customers to make purchases but set forth the terms under which purchases will be made.

     Sales of hardware products incorporating licensed technologies pursuant to various agreements between VCS and Dialogic have historically accounted for most sales to Dialogic. While VCS historically has sold hardware products incorporating licensed technologies to Dialogic, Dialogic has the right to manufacture such hardware products. If Dialogic chooses to manufacture hardware products incorporating licensed technologies, Dialogic will pay royalties to VCS for each port of recognition incorporated and sold by Dialogic. It is anticipated that future Dialogic products incorporating licensed technologies will be manufactured by Dialogic and VCS will receive royalties for VCS speech recognition technologies incorporated and sold by Dialogic. While gross sales to Dialogic will decrease with the transition from hardware sales to royalty revenue, cost of sales will also decrease as the hardware cost component will be eliminated.

     Sales to InterVoice are generated from sales and support of software products sold pursuant to a License Agreement between VCS and InterVoice. InterVoice pays VCS a royalty for each port of licensed technologies integrated and sold in InterVoice systems.

     Sales to Brite have historically been made pursuant to a Software Agreement between VCS and Brite dated August 31, 1992 (the "Brite Agreement"). The Brite Agreement grants Brite a license to use certain VCS technology and sets forth royalties to be paid to VCS. The Brite Agreement expires August 31, 1999.

     VCS's technology is used by many customers in telecommunications, desktop and consumer electronics markets. A partial list of VCS's major customers/integrators is as follows:


                                  TELECOMMUNICATIONS

AccessLine Technologies, Inc.     Group 2000                      Periphonics Corporation
AG Communication Systems          Hewlett Packard Company         Precision Systems, Inc.
Apex Voice Communication, Inc.    IBM Corporation                 Siemens, AG
Applied Voice Technology          Intellicall                     Stylus Innovation, Inc.
Brite Voice Systems, Inc.         Intellivoice                    Syntellect, Inc.
Comverse Technology, Inc.         InterVoice, Inc.                TALX Corporation
Cyberlog, Inc.                    MicroLog Corporation            Telecorp Systems, Inc.
Dialogic Corporation              Nortel                          Vicorp Interactive Systems, Inc.
Digital Equipment Corporation     Parity Software Development     Voicetek Corporation
Deutsche Telekom AG                 Corp.                         West Interactive Corporation
Global Communications, Ltd.

                             CELLULAR AND CONSUMER ELECTRONICS

HighwayMaster                     NEC (U.K.)                      OKI Telecom
  Communications, Inc.            OKI Semiconductor               Pacific Communication Sciences,
Hughes Network Systems                                            Inc. (PCSI)

                                     COMPUTER/DESKTOP

Auralog                           Health Tech Services Corp.      Micronics Computers, Inc.
Cirrus Logic, Inc.                                                (Orchid Technology)

MANUFACTURING

     VCS does not engage in any manufacturing operations and does not plan to do so in the foreseeable future. VCS contracts out the manufacture and assembly of hardware. VCS's current suppliers include The Gammon Group, Hamilton/Hallmark Electronics and NEC America.

COMPETITION

     The speech recognition industry is highly competitive and characterized by rapidly advancing technology. In order to maintain or improve its position in the industry, VCS must continually enhance its current products and develop and introduce new products which address the rapidly changing needs of the marketplace.

     Speech recognition is a developing field, and competition is largely based on technological superiority. Examples of the differentiation in technology include the ability to operate over telephone lines, size of vocabulary, ability of the user to create speaker-independent vocabularies, noise suppression and computational efficiency. The cost of speech recognition technology can also be an important competitive factor.

     While certain of VCS's competitors have developed speech recognition technology comparable to VCS's technology, VCS believes that, with respect to markets targeted by VCS, it has a competitive advantage in implementing its technology based on the technical knowledge and practical experience it has gained in commercializing technology solutions used in the telecommunications market.

     Competitors include entities engaged in a variety of businesses, including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT, Telefonica de Espana SA and Vocalis; system suppliers, such as BBN Hark, Dragon Systems, Marconi Speech and Information Systems, Microsoft and Texas Instruments; and pure speech recognition companies, such as Nuance Communications, ALtech, Lernout & Hauspie Speech Products, Pure Speech, Inc., Speech Systems, Inc., Verbex, Inc. and, before the Merger, VPC. Many of VCS's competitors are substantially larger than VCS, are well established and have greater financial, technical, marketing, service and operating resources than VCS. These competitors can be expected to continue to make substantial commitments to research and product development.

PATENTS

     VCS does not apply for patents on its speech recognition techniques that it maintains as trade secrets because of the disclosure requirements in doing so. VCS holds ten patents relating to certain methods or systems by or in which speech recognition or speaker verification may be implemented. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it prevent another party from designing around the claimed invention. Much of VCS's proprietary technology is implemented in software that is protected under copyright and trade secret law and subject to licensing agreements.

     VCS has recently commenced litigation against a company it believes is infringing on a patent owned by VCS. See "Business of Voice Control
Systems -- Legal Proceedings."

EMPLOYEES

     As of June 30, 1996, VCS had 60 employees, of which 15 are engaged in research and development, 19 in product development and application engineering, 14 in sales and marketing and 12 in finance and administration. In addition, VCS employs four people on a part-time basis, three to assist with speech data processing and one to assist in finance and administration. All of VCS's employees sign agreements containing standard non-disclosure and invention assignment provisions. VCS's future success will depend on its ability to attract, train, retain and motivate highly qualified employees, who are in great demand. VCS's employees are not represented by any collective bargaining organization, and VCS has never experienced a work stoppage. VCS believes that its employee relations are good.

DESCRIPTION OF PROPERTIES

     VCS leases 20,581 square feet for its headquarters facility, pursuant to a lease that expires September 30, 2000, at 14140 Midway Road, Dallas, Texas 75244. VCS also leases an office in Waterlooville, Hampshire, England for use by sales and marketing personnel.

LEGAL PROCEEDINGS

     On November 6, 1995, VCS filed a complaint in the U. S. District Court for the North District of Texas. VoiceTech Communications, Inc. of Elmhurst, Illinois was named as the defendant and is alleged to have infringed, directly, by inducement or by contribution, a Company patent titled "Speech Recognition System for Electronic Switches in a Cellular Telephone or Personal Communications Network." VCS is seeking an injunction to prohibit further infringement, damages and costs.

                        DESCRIPTION OF VCS CAPITAL STOCK

     VCS's authorized capital stock consists of 20,000,000 shares of VCS Common Stock, par value $.01 per share, and 300,000 shares of VCS Preferred Stock, par value $1.00 per share, of which 7,078,107 shares of VCS Common Stock and no shares of VCS Preferred Stock were issued and outstanding on August 30, 1996, the record date of the VCS Special Meeting. All of the issued and outstanding shares of VCS Common Stock are fully paid and nonassessable. In addition, at the same date there are reserved for issuance 3,009,140 shares of VCS Common Stock issuable upon the exercise of outstanding options or warrants or the conversion of a convertible note.

     The following summary description of VCS's capital stock does not purport to be complete and is qualified in its entirety by this reference to VCS's Certificate of Incorporation, as amended (the "VCS Certificate of Incorporation"), and Bylaws of VCS, as amended (the "VCS Bylaws"), copies of which have been filed or incorporated as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

COMMON STOCK

     Each issued and outstanding share of VCS Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The VCS Certificate of Incorporation does not permit cumulative voting of shares in the election of directors or preemptive rights to stockholders to acquire additional shares, obligations, warrants or other securities of VCS. The VCS Certificate of Incorporation makes no provision for subscription or conversion rights, redemption privileges or sinking funds with respect to shares of VCS Common Stock. Upon any liquidation, dissolution or winding up of the affairs of VCS, holders of VCS Common Stock are entitled to receive pro rata all of the assets available for distribution to stockholders, after payment of any liquidation preference on any VCS Preferred Stock outstanding at the time. Subject to rights of holders of VCS Preferred Stock, dividends on VCS Common Stock may be paid if, as and when declared by VCS's Board of Directors out of funds legally available therefor. VCS has never paid cash or other dividends on shares of VCS Common Stock and does not expect to pay any dividends in the foreseeable future.

PREFERRED STOCK

     The Board of Directors may issue up to 300,000 shares of VCS Preferred Stock in series by adoption of a resolution or resolutions providing for the issue of series of VCS Preferred Stock. Each series of preferred stock will have such distinctive designation or title as may be fixed by the Board of Directors of VCS prior to the issuance of any shares thereof. Upon issuance, each series will have those voting powers, if any, and those preferences and relative, participating, optional or other special rights, with such qualifications, limitation or restrictions of those preferences or rights, as stated in such resolution or resolutions providing for the issue of such series of VCS Preferred Stock. No VCS Preferred Stock is currently outstanding.

OUTSTANDING OPTIONS AND WARRANTS


     As of August 30, 1996, the record date of the VCS Special Meeting, there were outstanding options to purchase shares of VCS Common Stock at prices ranging from $1.1485 to $10.9375 per share, with a weighted average exercise price of $3.63 per share. In addition, there were outstanding warrants to purchase shares of VCS Common Stock at prices ranging from $3.375 to $8.00 per share, with a weighted average exercise price of $4.77 per share. There was also outstanding a convertible note, in the principal amount of $1,161,798, convertible into shares of VCS Common Stock at a price of approximately $.92 per share.


     VCS has agreed to assume VPC's outstanding options in the Merger. See "The Merger -- Effect of Merger on VPC Options and Warrants."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The VCS Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the DGCL. The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

     The VCS Bylaws, as amended, provide that directors, trustees, officers, employees and agents of VCS will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of VCS.

     VCS maintains a policy of insurance under which the directors and officers of VCS are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of VCS pursuant to the foregoing provisions, or otherwise, VCS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

     Pursuant to the Stockholders Agreement, certain individuals and institutions who beneficially own, in the aggregate, approximately 23% of the outstanding VCS Common Stock as of the record date of the VCS Special Meeting, have agreed to vote their shares of VCS Common Stock for the election of the current directors (or replacement nominees) until January 1, 1997. This agreement could make a merger, tender offer or proxy contest involving VCS more difficult, even if such events would be beneficial to the interests of stockholders.

     VCS, a Delaware corporation, is subject to the provisions of the DGCL, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, VCS to date has not made this election.

     As described above, the VCS Certificate of Incorporation permits shares of VCS Preferred Stock to be issued in the future without further stockholder approval and upon such terms as the Board of Directors of VCS may determine. The rights of the holders of VCS Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any VCS Preferred Stock that may be issued in the future. Although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of VCS Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding capital stock. VCS has no present plan to issue any shares of VCS Preferred Stock.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, Dallas, Texas.

             ABSENCE OF MARKET FOR AND DIVIDENDS ON THE VPC SHARES

     No active trading market exists with respect to any of the shares of any class of capital stock of VPC. Such shares are not listed on any exchange and are not traded in the over-the-counter market. No dividends have been declared or paid by VPC on its capital stock. The Certificate of Incorporation, as amended, of VPC restricts the ability of VPC to pay any cash dividends on the VPC Common Stock without paying at least the same amount per share on the outstanding VPC Preferred Stock, based upon the number of shares of VPC Common Stock into which the VPC Preferred Stock is convertible.


     VPC had 107 stockholders of record as September 26, 1996, the record date of the VPC Special Meeting.


                          VPC SELECTED FINANCIAL DATA

     The following table present selected historical financial data for VPC for each of the five fiscal years ended September 30, 1995, and for the nine month periods ended June 30, 1996 and 1995. The data presented are derived from the financial statements of VPC and should be read in conjunction with the more detailed information and financial statements and notes thereto of VPC, which are included elsewhere in this Joint Proxy Statement/Prospectus. In the opinion of the management of VPC, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.


                                                                                       NINE MONTHS
                                                                                          ENDED
                                               YEAR ENDED SEPTEMBER 30,                 JUNE 30,
                                               ------------------------             -----------------
                DATA                   1991     1992     1993     1994     1995      1995      1996
- ------------------------------------  ------   ------   ------   ------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Statement of Operations Data:

  Total revenues....................  $1,446   $1,230   $3,311   $4,917   $ 4,566   $ 2,755   $ 4,404

  Income (loss) from operations.....    (897)    (670)     561      101    (3,059)   (2,512)   (1,483)

  Net income (loss).................  $ (864)  $ (648)  $  572   $  131   $(3,021)  $(2,485)  $(1,474)

  Net income (loss) per share.......  $ (.62)  $ (.46)  $  .42   $  .05   $ (2.25)  $ (1.86)  $ (1.09)

  Cash dividends per share..........      --       --       --       --        --        --        --

  Weighted average outstanding
     shares.........................   1,404    1,404    1,371    2,502     1,340     1,339     1,352

Balance Sheet Data:

  Working capital (deficiency)......  $ (373)  $   61   $  379   $2,158   $   (52)  $   408   $(1,443)

  Total assets......................     687      728    1,062   $3,216   $ 2,695     2,787   $ 1,869

  Long-term debt....................      --       --       --       --        --        --        --

  Stockholders' equity (deficit)....     110      117      781   $2,885   $   869   $41,425   $  (585)

                 VPC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the VPC's Financial Statements and Notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

OVERVIEW


     VPC develops and markets speech recognition products. Its principal sources of revenues are the sale of speech recognition hardware and software products and providing specialized engineering services to assist in the integration of VPC's technology into its customers' products and services.


     VPC revenues and profitability may vary significantly from quarter to quarter due to a variety of factors, including dependence upon a small number of customers, timing of customer orders and changes in product and customer mix. VPC typically operates with relatively little backlog and substantially all of its revenues in each quarter result from orders and royalty payments received in that quarter.

RESULTS OF OPERATIONS

     Comparison of Results for Nine Months Ended June 30, 1996 and June 30,
1995.


     Total revenues increased 60%, or approximately $1,649,000, to $4,404,000, during the first nine months of fiscal year 1996 from $2,755,000 during the first nine months of fiscal year 1995. Three customers, Entex (a Wildfire subcontract manufacturer), Natural Microsystems and Intellivoice, accounted for 20%, 11% and 10%, respectively, of total revenues for the first nine months of fiscal year 1996. Three customers, Octel, Natural Microsystems and Wildfire, accounted for 12%, 8% and 7%, respectively, of total revenues for the first nine months of fiscal year 1995. Product revenues were approximately 78% of total revenues in both periods and increased during the first nine months of fiscal year 1996 by 59%, or approximately $1,277,000, over the first nine months of fiscal year 1995. The increase in product revenues was due to revenues from system integrators developing voice activated dialing applications for the cellular market. Service accounted for 18% of total revenues during the first nine months of fiscal year 1996, an increase of over 49% or approximately $224,000 over the first nine months of fiscal year 1995. The increase in service revenues was due to increased revenues from voice mail providers. Other revenues increased 97%, or from approximately $148,000 to $301,000, in the first nine months of fiscal year 1996 from $153,000 in the first nine months of fiscal year 1995. The increase in other revenue was primarily due to increased license fees.



     Cost of product expenses includes the cost of components and subcontracted manufacturing related to hardware products. Cost of product expenses increased 62% to $1,175,000 for the first nine months ending June 30, 1996 from $725,000 for the first nine months ending June 30, 1995. This was due to an increase in product revenues between fiscal years 1996 and 1995 and an increase in the cost of memory chip components used in the product.


     Research and development expenses stayed constant, with an insignificant decrease of approximately $3,000, to $2,092,000 in the first nine months of fiscal year 1996 from $2,095,000 in the first nine months of fiscal year 1995.

     Sales and marketing expenses decreased 7%, or approximately $110,000, to $1,362,000 in the first nine months of fiscal year 1996 from $1,472,000 in the first nine months of fiscal year 1995. This decrease was primarily due to the closure of the U.K. sales office and the resulting decrease of three employees.

     General and administrative expenses increased 13%, or approximately $106,000, to $886,000 in the first nine months of fiscal year 1996 from $780,000 in the first nine months of fiscal year 1995, primarily due to the employment of a chief operating officer and increased legal costs relating to the Merger.

     VPC incurred losses of ($1,474,000) and ($2,485,000), respectively, for the nine months ended June 30, 1996 and June 30, 1995. These losses have been the result of major investments made in developing products for both current and future speech recognition markets. At the start of fiscal year 1995, VPC made a strategic decision to develop a software-only speech recognition product for the small business and home office market.

Additional development efforts were underway to upgrade the accuracy of VPC's existing speech recognizer products for cellular usage and to address the emerging voice recognition markets that require larger vocabularies. The loss decreased 41%, or approximately $1,011,000, for the nine months ended June 30, 1996 from the nine months ended June 30, 1995. The decrease was primarily due to increased product revenues for the nine months ended June 30, 1996 from the nine months ended June 30, 1995.


     Comparison of Results for Fiscal Years Ended September 30, 1995 and 1994.


     Total revenues decreased 7%, or approximately $351,000, to $4,566,000 in fiscal 1995 from $4,917,000 in fiscal 1994. One customer, Intellivoice, accounted for 19%, of total revenues in 1995, and one customer, Creative Technology, accounted for 62% of total revenues in 1994.



     The decrease in total revenues for fiscal 1995 from fiscal 1994 resulted from a cancellation of a development contract by Creative Technology. The contract cancellation was the result of a shift in Creative Technology's marketing strategy. Product revenues increased 160%, or approximately $2,281,000, in fiscal 1995 over fiscal 1994 due to initial revenue from system integrators developing voice activated dialing applications for the cellular market. Product revenues were $3,705,000, or 81% of total revenues in fiscal 1995 compared to $1,424,000, or 29% of total revenues in fiscal 1994. Service revenues decreased by $2,621,000, to $628,000 for fiscal 1995 from $3,249,000 in fiscal 1994, due to the Creative Technology contract cancellation.



     Cost of product expenses increased 215%, or approximately $842,000, to $1,233,000 in fiscal 1995 from $391,000 in fiscal 1994 due to the increase in product revenues.


     Research and development expenses increased 30%, or $652,000, to $2,844,000 in fiscal 1995 from $2,191,000 in fiscal 1994, primarily due to the addition of employees associated with the development of the new desktop product.


     Sales and marketing expenses increased 103%, or approximately $1,084,000, to $2,137,000 in fiscal 1995 from $1,053,000 in fiscal 1994. This increase was primarily due to the costs associated the first year of full-time operations for the U.K. sales office, the addition of U. S. based sales, marketing and administrative employees and increased expenditures for sales and marketing programs.


     Product services was added as a new function in 1995, focusing on providing customer support and services for the telephony board product line. The product services expenses totaled $295,000 in fiscal 1995, which is an increase from $0 for fiscal 1994.


     General and administrative expenses decreased 6% or approximately $66,000 to $1,117,000 in fiscal 1995 from $1,182,000 in fiscal 1994. This decrease was primarily due to a vacancy in the position of chief operating officer, partially offset by increased general operating costs associated with an overall increase in personnel.


     For fiscal 1995, VPC had a cumulative federal net operating loss carryforward of approximately $8,464,000 and cumulative federal tax carryforwards of approximately $402,000, which expire at various dates from 1997 through 2010. Federal income taxes were offset by net operating loss carryforwards during 1994. In 1995, VPC incurred an operating loss and consequently no provision for income taxes was recorded.

     Comparison of Results for Fiscal Years Ended September 30, 1994 and 1993.


     Total revenues increased 49% or approximately $1,606,000, to $4,917,000 in fiscal 1994 from $3,311,000 in fiscal 1993. Creative Technology accounted for 62% of total revenues in fiscal 1994. Two customers, Creative Technology and Syntellect, accounted for 30% and 22%, respectively, of total revenues in fiscal 1993. Product revenues were 29%, or $1,424,000 of total revenues in fiscal 1994. Product revenues increased 58%, or approximately $520,000, over fiscal 1993 product revenues of $903,000. Service revenues were 66% of total revenues in both 1993 and 1994.



     In the latter half of fiscal 1993, VPC decreased the cost of its hardware components by 25%. This reduction caused the cost of product expenses to increase only 5% to $391,000 in fiscal 1994 from $370,000 in fiscal 1993, although product revenues increased 57%.

     Research and development expenses increased 81%, or approximately $980,000, to $2,191,000 in fiscal 1994 from $1,211,000 in fiscal 1993, which reflects costs associated with the addition of engineering personnel.


     Sales and marketing expenses increased 200%, or approximately $701,000, to $1,053,000 in fiscal 1994 from $351,000 in fiscal 1993. The increase is due primarily to the addition of 6 sales and marketing staff, and increased expenditures in the areas of trade show, public relations, trade show, travel, promotional materials and professional fees.

     General and administrative expenses increased 45%, or approximately $365,000, to $1,182,000 in 1994 from $817,000 in 1993. The increase was due primarily to additional personnel, relocation and severance expenses, increased expenditures for travel and increased legal and professional fees.

     Net income was $131,000 and $572,000, respectively, for the years ended September 30, 1994 and September 30, 1993. For fiscal 1994, VPC had available approximately $227,000 of U.S. federal tax credits, expiring through 2006. VPC has a cumulative a federal net operating loss carryforward which expire at various dates from 1997 through 2009. Federal income taxes were offset by net operating loss carryforwards during fiscal 1994 and fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

     VPC's principal cash requirements to date have been to fund working capital and capital expenditures in order to support its sales and new product development growth. Net working capital at June 30, 1996 and September 30, 1995 was ($1,443,000) and ($52,000), respectively. VPC has financed its working capital needs primarily through loans and advances from stockholders and sales of capital stock. VPC anticipates that its working capital needs will increase along with future sales growth.

     At June 30, 1996 and September 30, 1995, VPC had $10,000 and $409,000
respectively, in cash and cash equivalents. VPC's primary sources of liquidity have been sales of stock, loans and the collection of its accounts receivable. Since June 30, 1996, VPC has entered into the VCS Credit Agreement and had outstanding borrowings of $500,000 on the date of this Joint Proxy Statement/Prospectus.

     VPC's inventory as of June 30, 1996 and September 30, 1995 was $180,000 and $145,000, respectively. The increase in inventory at June 30, 1996 is attributable to VPC's increased product revenue. VPC subcontracts the manufacturing of its hardware products and the extended lead time for hardware from the subcontracted manufacturer require that VPC carry sufficient inventory to fill orders in a relatively short period of time.


     VPC's short term liabilities at June 30, 1996 consisted of accounts payable, deferred revenue, a $1,000,000 advance from Creative Technology and $500,000 in convertible short term notes payable to stockholders. As a condition to VCS's obligation to consummate the Merger, Creative Technology agreed to convert the $1,000,000 advance owed to one of its subsidiaries into a prepaid royalty.


     VPC's capital expenditures were $110,000 and $420,000 for the nine months ended June 30, 1996 and the year ended September 30, 1995 respectively. The capital expenditures were primarily for computer equipment related to research and development efforts. VPC has no specific commitments with regard to capital expenditures.

     VPC will require additional working capital to support its increased operating needs and finance continued growth for the foreseeable future.

                    BUSINESS OF VOICE PROCESSING CORPORATION

GENERAL

     VPC develops and markets speech recognition products, primarily for telecommunications applications. The products are sold to OEMs, VARs, system integrators, and ISVs, which in turn develop and market a wide variety of speech-enabled and speech-enhanced applications such as voice activated dialing, voice mail, voice messaging, interactive voice response, automated attendant and command and control.

     VPC was organized in 1982 and shipped its first speech recognition products in 1984. Its technology development efforts since its inception have been focused on some of the most difficult challenges in the speech recognition field, including speaker independence, continuous speech, and effectiveness within the relatively narrow bandwidth of telephone networks.

PRODUCTS

     VCS's VPro product line consists of recognition software and associated vocabularies and hardware platforms. The products include both speaker-independent and speaker-dependent software which support operating environments including MS-DOS, OS/2, several varieties of UNIX and Windows/NT. The products may be used in both landline and cellular environments.

     Software.

     VPROCONTINUOUS is a speaker-independent, continuous digit recognizer. It recognizes digit strings spoken in a natural continuous manner without beeps or pauses and uses proprietary word-spotting and rejection technologies to spot and reject extraneous words and phrases often spoken by callers.

     VPRO/XD is a speaker-independent discrete or multi-word recognizer which recognizes isolated words or very short phrases. VPro/XD also utilizes proprietary word-spotting and rejection technologies.

     VPRO/RT is a speaker-dependent discrete or multi-word recognizer for vocabularies developed by the application developer or end-user. VPro/RT is useful for prototyping applications and is used by end-users to develop personal directories in voice-activated dialing applications.

     VPROPRL combines speaker-independent and speaker-dependent recognition software which may be embedded in a wide variety of hardware platforms. It consists of a library of object modules that can be linked with a user application or task.

     Vocabularies.

     VPROCONTINUOUS vocabularies consist of the words "zero" through "nine," "yes," "no," and "oh." They are currently available in American English, Australian English, Brazilian Portuguese, Canadian French, Castilian Spanish, French, German, Italian, Mexican Spanish, Portuguese, UK English, and several other languages and dialects.

     VPRO/XD pre-trained vocabularies consist of call control and voice activated dialing words. They are currently available in American English, Australian English, Austrian German, Brazilian Portuguese, Canadian French, Castilian Spanish, Central/South American Spanish, German, Mexican Spanish, Portuguese and several other languages and dialects.

     VPROSPELLER is a vocabulary which allows users to spell words. Users may spell a string of up to 32 letters in a natural manner without prompts or beeps between each letter. It can recognize easily confused letters by conducting an automated search of a database of words for the best candidates to match. VProSpeller is available in American English, Australian English, Brazilian Portuguese, Canadian French, Castilian Spanish, Italian, Mexican Spanish, Portuguese, and several other languages and dialects.

     Hardware Platforms. The VPro line of hardware platforms provide board level implementations of VPC VPro software allowing speech recognition functions to operate independently from host processors. VPro hardware platforms process multiple languages simultaneously and, with dynamic resource allocation, are able to load and swap languages and vocabularies on demand. There are three versions of the board, for low (VPro-42), medium (VPro-84), and high (VPro-88) densities. The platforms are ISA bus-compliant and support industry standard interfaces. Each board supports four to eight Virtual Speech Processors (VSPs). Each VSP, depending on load factors, can handle multiple telephone lines. Application and host computers communicate with each of the VSPs as separate autonomous units. The VPro platforms use Texas Instruments TMS320OC31 microprocessors which provide up to 133 MFLOPS of computing power. The platforms can have up to 8 megabytes of memory shared among all processors. In addition, each processor has 512K bytes of local memory.

     VPro software is also supported on the hardware platforms of certain OEMs, including the Antares platform of Diologic Corporation and the Diva I and II platforms of Natural MicroSystems Corporation.

CUSTOMER SERVICE AND SUPPORT

     VPC offers its customers a broad range of services and support. ProEdge consulting services encompass all aspects of speech recognition application development, from application design through actual deployment. The VProEdge consultants provide assistance in application design (call flow and vocabulary development), trial management, test routines and development tools. Additionally, the program provides provisions for joint sales and marketing efforts, including cooperative advertising, lead sharing options, information about return-on-investment for particular applications, and speech recognition market data. VProCare is a technical support program that offers a range of services, including warranty service, training classes and software upgrades.

SALES AND DISTRIBUTION

     VPC's customers are OEMs, VARs, system integrators and ISVs. Direct sales of VPC's products, including hardware platforms, are targeted to OEMs, VARs and systems integrators. VPC relies on ISVs to distribute its products in such hard-to-reach markets as the smaller or foreign VAR and system integrator communities. Its software products and vocabularies are also distributed to OEMs through licensing arrangements for use with the OEM's hardware platform. VPC's customers include the following:

                                                                      ILLUSTRATIVE END
          CUSTOMER                  TYPICAL APPLICATION                USERS/PRODUCTS
- ----------------------------    ----------------------------    ----------------------------
Active Voice                    Voice Mail                      Distributors to small and
                                                                medium businesses

Aspect Telecommunications       Automatic call distributor      Large business (banks,
                                interactive voice response      financial, travel) for call
                                platform                        centers

Boston Technology               Voice mail and voice            U.S. telephone companies and
                                messaging                       International PTT's

Centigram Communications        Voice mail and voice            Medium and large businesses
                                messaging

CCS                             Interactive voice response      Banks, financial
                                                                institutions, healthcare
                                                                organizations

Dialogic Corporation            Call processing components      Voice mail, voice messaging,
                                for computer, telephony,        interactive voice response
                                voice processing and            system providers for
                                telecommunications              wireline and wireless
                                                                telecommunications

Edify Corporation               Application generation          Large business call centers,
                                software for interactive        banking, financial and
                                voice response                  travel applications

Enhanced Systems                Voice activated dialing         Information service
                                                                providers

Ficke & Associates              Interactive voice response      State and local government
                                system                          agencies

                                                                      ILLUSTRATIVE END
          CUSTOMER                  TYPICAL APPLICATION                USERS/PRODUCTS
- ----------------------------    ----------------------------    ----------------------------
Glenayre                        Messaging platform for          Wireline and wireless
                                paging, one number and voice    telecommunications providers
                                mail

Hammer Technologies             Testing platform                Voice mail, voice messaging,
                                                                voice dialing, interactive
                                                                voice response

Hewlett Packard                 Enhanced services platform      Information service
                                                                providers

Homisco                         Debit card and prepaid          Telephone companies,
                                cellular platform               business

Intellivoice Communications     Voice activated dialing         Cellular providers
                                platform

Natural MicroSystems            Call processing components      Voice mail, voice messaging,
                                for computer telephony,         interactive voice response
                                voice processing and            system providers for
                                telecommunications              wireline and wireless
                                                                communications

Octel Communications            Voice mail platform             Medium-large businesses and
                                                                institutions, information
                                                                service providers, telephone
                                                                companies and wireless
                                                                providers

Perception Technology           Interactive voice response      Banks, financial
                                                                institutions, colleges and
                                                                universities, and retail
                                                                organizations

Precision Systems               Enhanced services platform      Telephone companies,
                                for voice messaging, voice      wireless providers and
                                dialing, and personal           private network providers
                                assistant applications

Priority Call Management        Enhanced services platform      Information service
                                for debit card, one number      providers
                                and voice activated dialing

Technically Speaking            Application generator tools     Systems providers
  (Brooktrout)                  for interactive voice
                                response applications

VoiceTech Communications        Network-based voice             Wireless telecommunications
                                activated dialing and           providers
                                directory assistance/call
                                completion platform

Wildfire Communications/Extra   Personal/Electronic             Small -- medium business,
                                Assistant                       telephone companies and
                                                                information service bureaus


EMPLOYEES

     As of June 30, 1996, VPC had 53 employees, of which 27 were engaged in development and engineering, 9 in sales and marketing, 7 in product services, and 10 in administration and finance. All of VPC's employees have signed agreements containing standard non-disclosure and invention assignment provisions. Its employees are not represented by a collective bargaining organization, and it has never experienced a work stoppage. VPC believes that its employee relations are good.

MANUFACTURING

     Varian Electronics in Phoenix, Arizona provides a complete turnkey operation for the manufacture and assembly of VPC's PC-board-based hardware products.

FACILITIES AND OPERATIONS

     VPC currently leases 18,000 square feet of office space at One Main Street, Cambridge, Massachusetts in which substantially all of its employees are headquartered.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF VCS AFTER THE MERGER


     At and after the Effective Time, by reason of the conversion of the VPC Shares into VCS Common Stock, the equity ownership of VCS will be shared by the persons who were holders of VCS Common Stock and VPC Shares immediately before the Effective Time. Accordingly, the equity interest which each holder of VCS Common Stock or VPC Shares holds in VCS or VPC, as the case may be, immediately before the Effective Time will be converted into a smaller percentage ownership interest in a larger company. As a result of the Merger, immediately after the Effective Time the current holders of VCS Common Stock will hold approximately 69% of the then outstanding shares of VCS Common Stock, and the current holders of VPC Shares will hold approximately 31% of the then outstanding shares of VCS Common Stock, assuming (1) the exercise of of all outstanding options and warrants to purchase VCS Common Stock or VPC Common that are currently exercisable or that become exercisable within 60 days of the date of the VCS Special Meeting and (2) assuming an Exchange Ratio of .872.



     The percentage of outstanding shares of VCS Common Stock to be beneficially owned by the current officers and directors of VCS as a group will be approximately 17%, and the percentage of outstanding shares of VCS Common Stock to be beneficially owned by the current officers and directors of VPC as a group will be approximately 21%, assuming (1) the exercise of all outstanding options to acquire VCS Common Stock or VPC Common Stock held by the respective officer and director group which is currently exercisable or that will be exercisable within 60 days of the date of the VCS Special Meeting, and that no other such options, including options held by the other officer and director group are exercised, and (2) assuming an Exchange Ratio of .872.


SECURITY OWNERSHIP OF VPC


     The following table sets forth information as of September 26, 1996, the record date of the VPC Special Meeting, with respect to the ownership of VPC Common Stock by (i) each person known by VPC to be the beneficial owner of more than 5% of outstanding VPC Common Stock; (ii) each of the chief executive officer and the two other executive officers of VPC, and (iii) each current director and all current directors and executive officers of VPC as a group (6 persons at such date):


                                                                 VPC COMMON STOCK OWNERSHIP
                                                            -------------------------------------
                   NAME OF BENEFICIAL OWNER                 NUMBER OF SHARES     PERCENT OF CLASS
    ------------------------------------------------------  ----------------     ----------------
    (i) Certain beneficial Owners:
      Creative Technology Ltd.(1).........................       1,171,561             40.7%
      1901 McCarthy Boulevard
      Milpitas, CA 95035

    (ii) Directors and Certain Executive Officers:
      K.S.Chay(2)(3)......................................       1,171,561             40.7
      Stanley Westreich(2)(4).............................       463,657.9             16.0
      Merrill Solomon(2)(5)...............................       452,999.5             13.8
      Robert Cramer, Jr.(2)(6)............................       142,791.1              4.9
      David Shipman(7)....................................       386,264.9             11.8
      David B. Levi(8)....................................          26,672               .9

    (ii) All Current Directors and Executive Officers as a
      group (6 persons):..................................     2,643,946.4             70.3%


- ---------------
(1) Includes shares of VPC Preferred Stock convertible into an equal number of shares of VPC Common Stock.

(2) A director of VPC.

(3) Consists of shares held by Creative Technology Ltd., of which Mr. Chay is a director. As such, he may be deemed to share the power to vote and dispose of such shares.

(4) Includes 24,000 shares which may be acquired within sixty days upon exercise of options and warrants, including 2,500 which may be acquired by his wife.


(5) Chairman of the Board and Chief Executive Officer of VPC. Includes 417,163.5 shares which may be acquired within sixty days upon exercise of options.


(6) Includes 26,000 shares which may be acquired within sixty days upon exercise of options and warrants.

(7) Vice President, Technology of VPC. Consists of shares which may be acquired within sixty days upon exercise of options.


(8) President and Chief Operating Officer of VPC. Consists of shares which may be acquired within sixty days upon exercise of options. Does not include 93,328 shares subject to options which do not become exercisable until after sixty days in normal course, but which will become immediately exercisable upon consummation of the Merger.


                                 LEGAL OPINIONS

     The validity of the shares of Common Stock of VCS to be issued in connection with the Merger is being passed upon for VCS by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of VCS at December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, included in this Joint Proxy Statement/Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Voice Processing Corporation for the years ended September 30, 1994 and 1995 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph that describes the ability of the Company to continue as a going concern discussed in
Note 1 to the financial statements.

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of VCS desire to have presented at the 1997 annual meeting of stockholders must be received by VCS at its principal executive offices no later than November 29, 1996.

                             CHANGES IN ACCOUNTANTS

     Ernst & Young LLP served as independent accountant for Scott for the years ended December 31, 1993 and 1992. On August 15, 1994, VCS's Board of Directors, in connection with the change in control of VCS that followed the Scott Merger, selected BDO Seidman, LLP to serve as its independent accountant with respect to the year ending December 31, 1994. The Board of Directors failure to select Ernst & Young as VCS's independent accountants constitutes their being "dismissed" as such term is used in Item 304 of Regulation S-K, under the Securities Act of 1933, as amended.

     Ernst & Young's reports on Scott's financial statements for the years ended December 31, 1993 and 1992, did not contain an adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles. Ernst & Young's reports for 1993 and 1992, however, did disclose the uncertainty surrounding Scott's continuation as a going concern. VCS has not had any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report.

                         INDEX TO FINANCIAL STATEMENTS


Voice Control Systems, Inc.:

  Independent Auditors' Report........................................................  F-2

  Balance Sheets at December 31, 1995 and 1994........................................  F-3

  Statements of Operations for Each of the Three Years in the Period Ended December
     31, 1995.........................................................................  F-4

  Statements of Stockholders' Equity for Each of the Three Years in the Period Ended
     December 31, 1995................................................................  F-5

  Statements of Cash Flows for Each of the Three Years in the Period Ended December
     31, 1995.........................................................................  F-6

  Note to Financial Statements........................................................  F-7

  Balance Sheet (Unaudited) at June 30, 1996..........................................  F-15

  Statements of Operations (Unaudited) for the Six Months Ended June 30, 1996
     and 1995.........................................................................  F-16

  Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 1996
     and 1995.........................................................................  F-17

  Notes to Financial Statements (Unaudited)...........................................  F-18

Voice Processing Corporation, Inc.:

  Report of Independent Public Accountants............................................  F-20

  Balance Sheets at September 30, 1994 and 1995 and June 30, 1996.....................  F-21

  Statements of Operations for the years ended September 30, 1994 and 1995 and for the nine months ended June 30, 1995 and 1996.........................................  F-22

  Statements of Stockholders' Equity (Deficit) for the years ended September 30, 1994 and 1995 and for the nine months ended June 30, 1996.............................  F-23

  Statements of Cash Flows for the years ended September 30, 1994 and 1995 and for the nine months ended June 30, 1995 and 1996.........................................  F-24

  Notes to Financial Statements.......................................................  F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Voice Control Systems, Inc.
Dallas, Texas

     We have audited the accompanying balance sheets of Voice Control Systems, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Control Systems, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                            BDO Seidman, LLP

February 22, 1996

                          VOICE CONTROL SYSTEMS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $ 2,258,900     $ 1,075,527
  Accounts receivable (net of $59,000 and $35,000 allowance for
     doubtful accounts in 1995 and 1994, respectively)............    1,044,299         920,820
  Assets held for sale (Note 2)...................................           --         150,000
  Inventory (Note 4)..............................................      813,168         286,273
  Prepaid expenses................................................      101,325          87,075
                                                                    -----------     -----------
          TOTAL CURRENT ASSETS....................................    4,217,692       2,519,695
NET PROPERTY AND EQUIPMENT (NOTE 5)...............................      517,345         484,097
OTHER ASSETS......................................................      104,143          25,770
                                                                    -----------     -----------
                                                                    $ 4,839,180     $ 3,029,562
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT:
  Convertible debentures -- related party (Note 6)................  $        --     $   200,000
  Accounts payable and accrued expenses (Note 7)..................      348,482         481,800
  Deferred revenue................................................      267,070          56,250
  Current portion of long-term debt (Note 6)......................           --         108,857
                                                                    -----------     -----------
          TOTAL CURRENT LIABILITIES...............................      615,552         846,907
LONG TERM DEBT (NOTES 3 AND 6)....................................    1,161,799       1,174,607
                                                                    -----------     -----------
          TOTAL LIABILITIES.......................................    1,777,351       2,021,514
                                                                    -----------     -----------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' EQUITY (NOTES 2, 3, 6 AND 8):
  Preferred stock; $1.00 par value; 300,000 shares authorized;
     none issued and outstanding
  Common stock, $.01 par value: 20,000,000 shares authorized;
     Issued and outstanding shares -- 4,356,360 in 1995 and
     3,877,979 in 1994............................................       43,564          38,780
  Paid-in capital.................................................   10,934,918       9,853,401
  Receivable from shareholders....................................      (79,695)        (79,695)
  Deficit.........................................................   (7,836,958)     (8,804,438)
                                                                    -----------     -----------
          TOTAL STOCKHOLDERS' EQUITY..............................    3,061,829       1,008,048
                                                                    -----------     -----------
                                                                    $ 4,839,180     $ 3,029,562
                                                                    ===========     ===========

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          1995            1994            1993
                                                       -----------     -----------     ----------
SALES (NOTE 11)......................................  $10,778,814     $ 6,333,829     $7,052,239
COST OF SALES........................................    3,455,328       1,643,519      2,051,490
                                                       -----------     -----------     ----------
  GROSS PROFIT.......................................    7,323,486       4,690,310      5,000,749
COSTS AND EXPENSES:
  Research and development...........................    2,508,701       1,962,009      1,190,323
  Selling, general and administrative................    3,694,877       2,933,801      1,673,017
  Acquired R&D/Goodwill (Note 2).....................           --       6,251,761             --
  Interest, to affiliates (Note 6)...................      141,428         141,560        159,517
                                                       -----------     -----------     ----------
          TOTAL COSTS AND EXPENSES...................    6,345,006      11,289,131      3,022,857
                                                       -----------     -----------     ----------
NET INCOME (LOSS) BEFORE TAXES.......................      978,480      (6,598,821)     1,977,892
                                                       -----------     -----------     ----------
INCOME TAXES (NOTE 9)................................       11,000              --         98,000
                                                       -----------     -----------     ----------
NET INCOME (LOSS)....................................  $   967,480     $(6,598,821)    $1,879,892
                                                       ===========     ===========     ==========
NET INCOME (LOSS) PER SHARE:
  Primary............................................  $       .14     $     (2.29)    $      .82
                                                       ===========     ===========     ==========
  Fully diluted......................................  $       .14     $     (2.29)    $      .52
                                                       ===========     ===========     ==========
WEIGHTED AVERAGE OUTSTANDING SHARES:
  Primary............................................    6,900,963       2,881,195      2,291,558
                                                       ===========     ===========     ==========
  Fully diluted......................................    7,149,836       2,881,195      3,750,075
                                                       ===========     ===========     ==========

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK                            NOTE
                                            ---------------------       PAID-IN       RECEIVABLE
                                              STOCK       DOLLARS       CAPITAL       FROM S/HS       DEFICIT          TOTAL
                                            ---------     -------     -----------     ---------     -----------     -----------
BALANCE, January 1, 1993................... 1,880,017     $18,800     $ 2,904,510           --     $(4,085,509)    $(1,162,199)
Issuance of 316,047 shares in exchange for
  Convertible Debt (Note 6)................   316,048       3,161         287,230           --              --         290,391
Exercised Options..........................       326           3             497           --              --             500
Net Income.................................        --          --              --           --       1,879,892       1,879,892
                                            ---------     -------      ----------     --------     -----------     -----------
BALANCE, December 31, 1993................. 2,196,391      21,964       3,192,237           --      (2,205,617)      1,008,584
Acquisition of Scott Instruments (Note 2).. 1,481,194      14,812       6,314,883      (79,695)             --       6,250,000
Issuance of shares in exchange for
  Convertible Debt (Note 6)................   154,057       1,541         279,471           --              --         281,012
Exercised Options..........................    46,337         463          66,810           --              --          67,273
Net Loss...................................        --          --              --           --      (6,598,821)     (6,598,821)
                                            ---------     -------      ----------     --------     -----------     -----------
BALANCE, December 31, 1994................. 3,877,979     $38,780     $ 9,853,401     $(79,695)    $(8,804,438)    $ 1,008,048
Issuance of 50,633 shares in exchange for
  Convertible Debt and accrued interest
  (Note 6).................................   185,360       1,854         321,933           --              --         323,787
Exercised Options and Warrants.............   293,021       2,930         759,584           --              --         762,514
Net Income.................................        --          --              --           --         967,480         967,480
                                            ---------     -------      ----------     --------     -----------     -----------
BALANCE, December 31, 1995................. 4,356,360     $43,564     $10,934,918     $(79,695)    $(7,836,958)    $ 3,061,829
                                            =========     =======     ===========     ========     ===========     ===========

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995          1994           1993
                                                         ----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $  967,480    $(6,598,821)   $ 1,879,892
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     R&D acquired......................................          --      3,060,000             --
     Write-off of goodwill and other assets acquired...          --      2,942,814             --
     Depreciation and amortization.....................     174,834        284,147        101,624
     Provision for bad debts...........................      23,806         35,000             --
     Changes in operating assets and liabilities:
       Accounts receivable.............................    (144,082)       678,300     (1,089,548)
       Other assets....................................       6,937         (9,715)            --
       Prepaid expenses................................     (91,619)         1,720        (42,612)
       Inventory.......................................    (526,895)        (5,528)       (62,517)
       Accounts payable and accrued expenses...........      (8,867)      (155,484)       237,841
       Other...........................................     (11,808)            --             --
       Deferred revenue................................     210,820         32,350        (59,000)
                                                         ----------    -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES..............     600,606        264,783        965,680
                                                         ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................    (208,082)      (240,376)      (137,804)
  Proceeds from sale of Denton building................     150,000             --             --
                                                         ----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES..................     (58,082)            --             --
                                                         ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligations
     and notes payable.................................    (121,665)       (12,925)      (195,795)
  Proceeds from exercise of stock options..............     762,514         67,273            500
                                                         ----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....     640,849         54,348       (195,295)
                                                         ----------    -----------    -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..........................................   1,183,373         78,755        632,581
CASH AND CASH EQUIVALENTS at beginning of year.........   1,075,527        996,772        364,191
                                                         ----------    -----------    -----------
CASH AND CASH EQUIVALENTS at end of year...............  $2,258,900    $ 1,075,527    $   996,772
                                                         ==========    ===========    ===========
SUPPLEMENTAL CASH FLOWS INFORMATION
     Interest paid.....................................  $  145,223    $    41,788    $   163,215
     Income taxes paid.................................      11,000         65,000         28,000
  Non Cash Investing and Financing Activities:
     Conversion of debt and accrued interest to
       185,360, 154,057 and 316,047 shares of
       stock -- all issued to affiliates (Notes 3
       and 6)..........................................     323,787        281,012        290,391
     Acquisition of Scott in exchange for 1,481,194
       shares of stock (Note 2)........................  $       --    $ 6,250,000    $        --

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business and Presentation

     Voice Control Systems, Inc. (the "Company") engages in the design of speech recognition systems which allow for the voice control of electronic machines and/or devices. The Company's revenues are historically derived from the design of speech recognition systems as value added features for products manufactured and marketed by others, both domestically and internationally. In addition to this source of revenue, the Company is currently marketing products on its own behalf, principally in the telecommunications industry.

     Scott Instruments Corporation ("Scott") and VCS Industries, Inc. ("Industries") entered into an Agreement and Plan of Reorganization (the "Agreement"), approved on August 9, 1994 by each Company's stockholders of record, pursuant to which Industries was merged into Scott with Scott remaining as the surviving corporation. The acquisition was effective as of August 11, 1994. Scott's name was changed to Voice Control Systems, Inc. (the "Company"). The transaction was accounted for as a purchase with Industries acquiring Scott in a reverse acquisition. As a result of the purchase, Scott's assets were revalued to approximate fair market value (see Note 2).

     Certain reclassifications have been made to conform prior years' data to the current presentation. Each share of Industries common stock was converted into and exchanged for 2.61209 (.65302 after the effect of the one-for-four reverse stock split) shares of Scott's common stock. In addition, unless otherwise noted, all share figures, option and warrant exercise prices have been adjusted to reflect the effects of the reverse stock split.

  Revenue Recognition

     Other than for long-term contracts, revenue is generally recorded when products are shipped to customers. Warranty expense is insignificant.

     Technology and prototype development revenue, derived from long-term contracts, is recognized when earned under the terms of the related contract. The intent of the contracts is to develop the application of the Company's technology to products to be manufactured and marketed by others. Such programs usually culminate in the delivery of a prototype unit. The contracts for such programs generally provide for the payment of a specified portion of the total fee at certain stages in the completion of the project, and sometimes provide for an advance payment at the commencement of the project. Accordingly, fees billed or received prior to the completion of the related stage of the project, and those subject to forfeiture in the event of a delay in project completion, are presented as deferred revenue in the accompanying balance sheets.

     The Company also grants licenses to customers to use the Company's technologies in their products. Depending on the type of license, customers pay annual or one-time license fees. Licensees pay royalties to the Company based on the volume of products sold by the licensee utilizing the licensed technology. Royalty revenue is reported to the Company by licensees pursuant to contractual obligations, monthly or quarterly, and is recognized as revenue when reported by the customer.

  Property and Equipment

     Property and equipment are recorded at cost. Additions and major improvements are capitalized while expenditures for maintenance and repairs are charged to expense when incurred. Depreciation is provided by the straight-line method over estimated useful lives ranging from three to five years.

                          VOICE CONTROL SYSTEMS, INC.

  Inventory

     Inventory consists of speech recognition products and raw materials used in the construction of speech recognition products. Inventory is stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis.

  Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). In 1992, the Company accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes.

     Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Adoption of SFAS No. 109 had no material effect on the financial statements (see Note 9).

  Earnings Per Share

     Net income (loss) per share is based on the weighted average number of shares of common stock outstanding. Options, warrants and conversion rights to acquire stock are included as common stock equivalents, when dilutive, using the treasury stock method. Primary earnings per share is calculated by measuring dilution applicable to common stock equivalents based on the average share value for the period, while fully diluted earnings per share measures dilution based on the share value at the end of the period and assumes the conversion of the convertible debt due to a customer. Earnings per share in 1994 and 1993 have been adjusted to reflect the stock splits described in Note 2.

  Cash Flows

     For purposes of the statement of cash flows, the Company considers money market instruments with original maturities of three months or less to be cash equivalents.

  Concentration of Credit Risk

     The Company sells products and licenses technology to customers in diversified industries. A significant portion of the Company's sales are to two customers (see Note 11). The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses from customers have been within management's expectations, and management believes the allowance for doubtful accounts adequately provides for any expected losses.

     Approximately one-third of the Company's cash and cash equivalents are in one bank. Thus, the balance over $100,000 exceeds the federally insured deposit limit.

NOTE 2 -- BUSINESS ACQUISITION

     Effective August 11, 1994, the Company acquired all of the stock of Industries in a reverse acquisition accounted for using the purchase method of accounting (see Note 1). Each outstanding share of Industries common stock was converted into and exchanged for 2.61209 (.65302 after giving effect to the one-for-four reverse stock split) shares of Scott's common stock. Concurrently, all outstanding shares of common stock

                          VOICE CONTROL SYSTEMS, INC.

were subject to a one-for-four reverse stock split. Each of the stock splits referred to above have been retroactively reflected in the financial statements for all periods presented.

     For financial reporting purposes, the results of operations of Scott have been included in the Company's financial statements since the effective date of acquisition.

     Scott's assets were revalued to approximate fair market value based on Scott's average market capitalization from the date of the negotiated transaction, January 28, 1994, to the effective date of acquisition, August 11, 1994, which approximates $6.25 million. The revaluation of the assets consist of the following:

    Goodwill.......................................................  $2,780,309
    Research and development.......................................   3,060,000
    Land and building..............................................     150,000
    Remaining net assets...........................................     259,691
                                                                     ----------
                                                                     $6,250,000
                                                                     ==========

     Goodwill was amortized using the straight-line method over a period of seven years. Goodwill amortization during 1994 totalled $66,198. In December 1994, the Company reappraised the factors contributing to the value of the goodwill acquired and wrote-off goodwill totalling $2,714,111. Factors contributing to the impairment of the goodwill include the loss of key technical personnel from Scott, litigation with a former officer and director of Scott, and customer decisions not to implement technology developed by Scott pursuant to contracts acquired in the Merger. While these factors had a detrimental effect on the Company in 1994, management believes they will not have a continuing negative impact on operations. The Company sold the land and building in 1995 for $150,000.

     The following summarized unaudited proforma results of operations for the twelve months ended December 31, 1994 assumes the acquisition occurred as of the beginning of the period. These proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on the dates indicated, or which may result in the future.

                                                                          1994
                                                                       -----------
                                                                       (UNAUDITED)
    Revenue..........................................................  $ 7,104,000
    Net income (loss) before write-off of acquired R&D and goodwill..   (1,388,000)
    Write-off of acquired R&D and goodwill...........................   (6,252,000)
                                                                       -----------
    Net loss.........................................................  $(7,640,000)
                                                                       ===========
    Net loss per share...............................................  $     (2.04)
                                                                       ===========
    Weighted average shares outstanding..............................    3,741,967
                                                                       ===========

NOTE 3 -- ISSUANCE OF CONVERTIBLE DEBT

     In September 1991, the Company issued a three year promissory note to a major customer (the "Lender") in the principal amount of $1,161,799 in exchange for certain demand notes previously issued by the Company. The note bears interest at a floating rate with a New Jersey bank plus 2%; interest is payable annually and principal was due on September 20, 1994. On March 14, 1994, the due date of the note was extended to January 1997. The promissory note is convertible at any time into common stock of the Company with one share of common stock issued for every $.9188 of principal and unpaid interest converted, subject to adjustment in the event of certain dilutive actions of the Company.

                          VOICE CONTROL SYSTEMS, INC.

     The Company granted the Lender a security interest in the use of its non-exclusive technology and products. As a part of the Security Agreement, the Company granted Lender an option (the "Majority Option") to purchase from the Company a sufficient number of shares which, together with other shares the Lender then owns or has the ability to acquire by conversion of the note or a purchase from Lone Star Ventures, would amount to 51% of the common stock of the Company on a fully diluted basis. For financial reporting purposes, no value was assigned to the option or convertibility feature. In March 1994 the Majority Option was terminated. As consideration for the termination of the Majority Option, the Company agreed to fix the price of the Incentive Options at $.6125 per share (see below).

     In addition to the right to convert the note and acquire the stock options described in the Security Agreement, the Lender was granted an option to purchase up to an additional 914,231 shares of common stock of the Company (the "Incentive Option"). The number of shares which the Lender was permitted to purchase was dependent upon the Lender purchasing certain levels of product from the Company over a period of three years. All of the Incentive Options were earned as of December 31, 1993. No Incentive Options were exercised as of December 31, 1994. The exercise price fluctuated based on a valuation of the Company which was dependent on net after tax earnings and was designed to approximate fair market value. As such, for financial reporting purposes, no value was assigned to the Incentive Options. In connection with the termination of the Majority Option, the exercise date of the Incentive Options was extended to December 31, 1998 and the exercise price was fixed at $.6125. The Company accounted for the cost of terminating the Majority Option as an equity transaction.

NOTE 4 -- INVENTORY

     Inventory consists of the following at December 31:

                                                         1995          1994
                                                       --------      --------
    Raw material.....................................  $ 44,109      $  9,670
    Finished goods...................................   769,059       276,603
                                                       --------      --------
                                                       $813,168      $286,273
                                                       ========      ========

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                          1995         1994
                                                       -----------  ----------
    Research and development equipment..............   $ 1,335,310  $1,145,848
    Furniture and fixtures..........................       211,947     193,327
                                                       -----------  ----------
                                                         1,547,257   1,339,175
    Less accumulated depreciation...................    (1,029,912)   (855,078)
                                                       -----------  ----------
                                                       $   517,345  $  484,097
                                                       ===========  ==========

                          VOICE CONTROL SYSTEMS, INC.

NOTE 6 -- NOTES PAYABLE AND CONVERTIBLE DEBT

     Notes payable and convertible debt consist of the following at December 31:

                                                                     1995         1994
                                                                  ----------   ----------
    Prime plus 2% (10.5% at December 31, 1995) convertible note
      to a major customer (see Note 3)..........................  $1,161,799   $1,161,799
    11% note payable to bank, due in monthly installments of
      $2,972 principal and interest, collateralized by first
      lien on assets held for sale..............................          --      107,799
    Other notes payable.........................................          --       13,866
                                                                  ----------   ----------
              Total notes payable and convertible debentures....                1,283,464
    Less current maturities.....................................          --      108,857
                                                                  ----------   ----------
    Long term debt..............................................  $1,161,799   $1,174,607
                                                                  ==========   ==========

     On August 31, 1993, the Company issued unsecured, convertible debentures to affiliates totaling $380,000 in exchange for previously issued debentures and demand notes. The debentures were due in August 1994 and earned interest at prime plus 4 percent. The debentures were convertible at one share for each $3.95 in principal and interest converted. In August 1994, the Company issued 45,997 shares of common stock to affiliates in exchange for convertible debt and accrued interest totaling $181,726. In October, 1994, the remaining $200,000 convertible debt due to an officer was extended to August 1, 1995. On August 1, 1995, the Company issued 50,633 shares of common stock to an officer in exchange for convertible debt.

     As discussed in Note 3, on March 14, 1994, the Company obtained an extension of its convertible note of $1,161,799 to January 1997. In September 1994, accrued interest relating to convertible note totaling $99,286 was exchanged for 108,060 shares of common stock. In September 1995, accrued interest relating to the convertible note totaling $123,787 was exchanged for 134,727 shares of common stock.

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31:

                                                             1995         1994
                                                           --------     --------
    Trade accounts payable...............................  $155,396     $205,839
    Accrued payroll......................................    84,884      215,228
    Accrued interest payable.............................    34,814       32,777
    Miscellaneous accrued expenses.......................    62,388       27,956
    Federal income tax payable...........................    11,000           --
                                                           --------     --------
                                                           $348,482     $481,800
                                                           ========     ========

                          VOICE CONTROL SYSTEMS, INC.

NOTE 8 -- COMMON STOCK

  Stock Options

     At the Annual Meeting of Scott's Stockholders in May 1992, the stockholders approved the 1992 Stock Option Plan (the "1992 Plan") which was assumed by the Company in connection with its acquisition of Scott. Under the 1992 Plan, 600,000 shares are available for grant; the exercise price per share of options granted cannot be less than the fair market value of the Company's common stock at the date of grant; the exercise period of options granted is up to ten years and options vest 25% per year beginning one year from date of grant, unless vesting is changed by the Board of Directors. Information relating to stock options granted to employees is as follows:

                                                  NUMBER OF        EXERCISE
                                                   SHARES       PRICE PER SHARE
                                                  ---------     ---------------
    Balance, January 1, 1993....................    145,547      $ 1.75 - $2.00
      Options granted...........................    507,855      $ 1.94 - $2.13
      Options cancelled or forfeited............    (65,084)     $ 1.94 - $2.13
      Options exercised.........................         --                  --
                                                   --------
    Balance, December 31, 1993..................    588,318      $ 1.75 - $2.00
      Options granted...........................     71,429               $5.00
      Options cancelled or forfeited............   (430,269)     $ 1.94 - $2.13
      Options exercised.........................         --                  --
                                                   --------
    Balance, August 11, 1994....................    229,478      $ 1.75 - $5.00
      1 for 4 reverse split.....................   (172,109)     $ 7.00 - $8.00
      Options granted...........................    355,404      $ 3.00 - $3.38
      Options cancelled or forfeited............    (15,160)     $ 7.00 - $8.00
      Options exercised.........................         --                  --
                                                   --------
    Balance, December 31, 1994..................    397,613      $ 3.00 - $8.00
      Options granted...........................    178,000      $ 3.00 - $5.38
      Options cancelled or forfeited............    156,467      $ 3.00 - $8.00
      Options exercised.........................         --                  --
                                                   --------
    Balance, December 31, 1995..................    419,146      $ 3.00 - $8.52
                                                   ========
      Options exercisable.......................     86,289      $ 3.00 - $8.52
                                                   ========

     In 1986, Industries established an employee incentive stock plan which consists of a Stock Purchase Plan, Stock Award Plan, Incentive Stock Option Plan, Non-qualified Stock Option Plan and Stock Appreciation Rights Plan.

     Industries granted key employees incentive stock options at an exercise price not less than the fair market value of the shares on the date of grant. The shares are vested over a four year period. As of August 11, 1994, the Company assumed as a result of the merger described in Note 2, stock options totalling 471,808 at an exercise price ranging from $1.15 to $1.53 per share. At December 31, 1995, there were 383,201, employee options outstanding of which 357,482 were exercisable, at prices ranging from $1.15 to $1.53 per share.

     Industries had also granted to directors and officers options to purchase shares of stock at exercise prices not less than fair market value of the shares on the date of grant. On August 11, 1994, as a result of the merger described in
Note 2, the Company assumed the 694,682 outstanding options. At December 31, 1995, in addition to the options described in Note 3, there were 403,904 officers and directors options outstanding and exercisable at prices from $1.15 to $1.53 per share.

                          VOICE CONTROL SYSTEMS, INC.

  Stock Warrants

     As of August 11, 1994, Scott had outstanding warrants to purchase 231,404 shares of common stock at prices ranging from $4.00 to $8.00.

     On October 1994, the Company issued five year warrants to certain Directors to purchase 120,000 shares of the Company's common stock for $3.375 per share. At December 31, 1995 warrants to purchase 322,500 shares of the Company's common stock were outstanding at prices from $3.375 to $8.00 per share.

     The warrant agreements require that the exercise price per share of warrants granted cannot be less than the fair market value of the Company's stock at the date of grant and provide for adjusting both the exercise price and the number of shares purchasable based on various criteria, including the Company's issuing shares of common stock, convertible securities, or certain options at less than market price or the warrant exercise price.

NOTE 9 -- INCOME TAXES

     Federal and state income taxes consist of the following at December 31:

                                                   1995        1994        1993
                                                  -------     -------     -------
    Current
      Federal...................................  $11,000     $    --     $33,000
      State.....................................       --          --      65,000
                                                  -------     -------     -------
                                                  $11,000     $    --     $98,000
                                                  =======     =======     =======

     The following reconciles income tax expense at the federal statutory rate to the actual tax expense.

                                                    1995        1994        1993
                                                  ---------   ---------   ---------
    Income taxes at the statutory rate..........  $ 333,000   $      --   $ 672,000
    Effect on taxes resulting from:
      Utilization of NOL carryforwards..........   (333,000)         --    (672,000)
      Federal alternative minimum taxes.........     11,000          --      33,000
      State taxes...............................         --          --      65,000
                                                  ---------   ---------   ---------
                                                  $  11,000   $      --   $      --
                                                  =========   =========   =========

     Significant components of the Company's net deferred tax assets for federal and state income taxes are as follows:

                                                     1995         1994        1993
                                                  -----------  -----------  ---------
    Net operating losses......................... $ 5,116,000  $ 5,449,000  $ 935,000
    Valuation allowance..........................  (5,116,000)  (5,449,000)  (935,000)
                                                  -----------  -----------  ---------
                                                  $        --  $        --  $      --
                                                  ===========  ===========  =========

     Net operating loss (NOL) carryforwards, expiring from 1996 to 2009, totalling approximately $15,047,000 are available at December 31, 1995 to offset future years taxable income, if any. In connection with the Agreement (see Note
2) an ownership change as defined by the Internal Revenue Code Section 382 occurred. The effect of such change is to limit the use of the Company's NOL in future years to approximately $1,355,000 annually.

                          VOICE CONTROL SYSTEMS, INC.

     The Company has provided an allowance for its entire deferred tax asset as its realization is dependent upon the future generation of taxable income. Until such realization can be reasonably determined, management will continue to provide an allowance for the entire deferred tax asset.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Company rents offices and equipment under noncancelable and cancelable operating agreements. Minimum future rental obligations under noncancelable agreements as of December 31, 1995 are $211,066 annually through 1999. Related rental expense was $216,191, $173,994, and $166,959 in 1995, 1994, and 1993
respectively.

NOTE 11 -- MAJOR CUSTOMERS

     In 1995, two customers accounted for 60% and 10% of total sales revenue. Three customers accounted for 44%, 13%, and 10% of total sales revenue for the year ended December 31, 1994, and two customers accounted for 55% and 13% of total sales revenue for the year ended December 31, 1993. The Company's largest customer is also the holder of the convertible debt and option agreement described in Note 3. Accounts receivable from the largest customer were 5%, 2%, and 62% of the total receivable balance at December 31, 1995, 1994, and 1993, respectively.

NOTE 12 -- SUBSEQUENT EVENTS

     In February 1996, the Company completed the sale of 1,269,402 shares of common stock in a registered offering at a price to the public of $10.00 per share. Dialogic's option for 914,231 shares was sold and exercised in February 1996 in conjunction with the offering.

                          VOICE CONTROL SYSTEMS, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                                                   JUNE 30,
                                                                                     1996
                                                                                  -----------
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $16,364,547
  Accounts receivable (net of $1800 allowance for doubtful accounts) (Note 6)...    1,804,561
  Inventory.....................................................................      493,284
  Prepaid expenses..............................................................       79,027
                                                                                  -----------
          TOTAL CURRENT ASSETS..................................................   18,741,419
NET PROPERTY AND EQUIPMENT......................................................      720,217
OTHER ASSETS....................................................................       57,211
                                                                                  -----------
                                                                                  $19,518,847
                                                                                  ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT:
  Accounts payable and accrued expenses (Note 4)................................  $   261,418
  Deferred revenue..............................................................      169,115
  Convertible note..............................................................    1,166,584
                                                                                  -----------
          TOTAL CURRENT LIABILITIES.............................................    1,597,117
LONG TERM DEBT..................................................................           --
                                                                                  -----------
          TOTAL LIABILITIES.....................................................    1,597,117
                                                                                  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock; $1.00 par value; 300,000 shares authorized; none issued and
     outstanding................................................................           --
  Common stock, $.01 par value: 20,000,000 shares authorized; 7,031,184 issued
     and outstanding............................................................       70,312
  Paid-in capital...............................................................   25,484,877
  Receivable from shareholders..................................................      (44,068)
  Deficit.......................................................................   (7,589,391)
                                                                                  -----------
          TOTAL STOCKHOLDERS' EQUITY............................................   17,921,730
                                                                                  -----------
                                                                                  $19,518,847
                                                                                  ===========

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
Sales (Note 6)......................................................  $4,044,336     $4,921,903
Cost of Sales.......................................................     791,526      1,609,560
                                                                      ----------     ----------
Gross Profit........................................................   3,252,810      3,312,343
COSTS AND EXPENSES:
  Research and development..........................................   1,458,887      1,234,023
  Selling, general and administrative...............................   1,761,952      1,629,147
  Other interest expense (Income), net..............................    (275,226)       (15,546)
  Interest, to affiliates...........................................      59,629         75,689
                                                                      ----------     ----------
          TOTAL COSTS AND EXPENSES..................................   3,005,242      2,954,405
                                                                      ----------     ----------
NET INCOME BEFORE TAXES.............................................     247,568        373,484
Income Taxes (Note 5)...............................................          --             --
                                                                      ----------     ----------
NET INCOME..........................................................  $  247,568     $  373,484
                                                                      ==========     ==========
Net Income per Share:
  Primary...........................................................  $     0.03     $     0.06
                                                                      ==========     ==========
  Fully diluted.....................................................  $     0.03     $     0.06
                                                                      ==========     ==========
Weighted Average Outstanding Shares:
  Primary...........................................................   8,605,486      6,564,274
                                                                      ==========     ==========
  Fully diluted.....................................................   8,610,980      6,564,274
                                                                      ==========     ==========

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                     SIX MONTHS ENDED JUNE 30,
                                                                     --------------------------
                                                                        1996            1995
                                                                     -----------     ----------
Cash Flows from Operating Activities:
  Net income.......................................................  $   247,568     $  373,484
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization.................................       91,459        114,206
     Changes in operating assets and liabilities:
       Accounts receivable.........................................     (760,263)       (63,712)
       Inventory...................................................      319,884       (349,179)
       Prepaid expenses............................................       22,298        (41,154)
       Other assets................................................       46,932          5,769
       Accounts payable and accrued expenses.......................      (46,188)        92,073
       Deferred revenue............................................      (97,956)       100,240
                                                                     -----------     ----------
Net cash provided by operating activities..........................     (176,266)       231,727
                                                                     -----------     ----------
Net Cash Used in Investing Activities:
  Capital expenditures.............................................     (294,331)       (90,941)
                                                                     -----------     ----------
Cash Flows from Financing Activities:
  Repayment of principal on notes payable..........................       (1,277)      (112,795)
  Proceeds from sale of assets.....................................           --        150,200
  Proceeds from note receivable....................................       35,627             --
  Net proceeds from common stock issuance (Note 3).................   14,429,947             --
  Proceeds from exercise of stock options..........................      111,947         29,013
                                                                     -----------     ----------
Net cash provided by financing activities..........................   14,576,244         66,418
                                                                     -----------     ----------
Net increase in cash and cash equivalents..........................   14,105,647        207,204
Cash and cash equivalents at beginning of year.....................    2,258,900      1,075,527
                                                                     -----------     ----------
Cash and cash equivalents at June 30...............................  $16,364,547     $1,282,731
                                                                     ===========     ==========
Supplemental disclosures of cash flow information
  Interest paid....................................................  $     2,001     $   16,002
                                                                     ===========     ==========

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BUSINESS

     Voice Control Systems, Inc. (the "Company" or "VCS") engages in the design of voice recognition systems that allow for the voice control of electronic machines and/or devices. Operating results for the six months ending June 30, 1996 are not necessarily indicative of the expected results for the year. The unaudited financial statements include all adjustments, consisting primarily of normal recurring accruals, which management considers necessary for a fair presentation of such information.

2. PER SHARE INFORMATION

     Earnings per common and common equivalent share are computed based upon the weighted average number of outstanding shares of common stock and common stock equivalents.

3. STOCK OFFERING

     On February 14, 1996, the Company completed the sale of 1,269,402 shares of common stock. In March 1996, the underwriters exercised their overallotment option for an additional 220,500 shares of common stock. Net proceeds to the Company from the stock offering totaled $14,430,000.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at June 30, 1996:

    Accounts payable..........................................................  $118,334
    Accrued expenses..........................................................   143,084
                                                                                --------
                                                                                $261,418
                                                                                ========

5. INCOME TAXES

     Net operating loss ("NOL") carry forwards expiring from 1996 to 2009 totaling approximately $14,799,000 are available at June 30, 1996 to offset future periods taxable income. Effective as of August 11, 1994 an ownership change as defined by the Internal Revenue Code Section 382 occurred. As a result of the change, the use of the Company's NOL in future years is limited to approximately $1,355,000 annually.

     The following reconciles income tax expense at the federal statutory rate to the actual tax expense at June 30:

                                                                      1996         1995
                                                                    --------     ---------
    Income taxes at the statutory rate............................  $ 84,000     $ 127,000
    State taxes based on income...................................    11,000        17,000
    Effect on taxes resulting from:
      Utilization of NOL carry forwards...........................   (95,000)     (144,000)
                                                                    --------     ---------
                                                                    $     --     $      --
                                                                    ========     =========

     The Company has provided an allowance for its entire deferred tax asset, relating primarily to NOL carry forwards of approximately $5,032,000, as its realization is dependent upon future generation of taxable income. Until such realization can be reasonably determined, management will continue to provide an allowance for the entire deferred tax asset.

                          VOICE CONTROL SYSTEMS, INC.

                                  (UNAUDITED)

6. MAJOR CUSTOMERS

     Three customers accounted for 42%, 17% and 17% of total sales revenue for the six months ended June 30, 1996. One customer accounted for 61% of total sales revenue for the six months ended June 30, 1995.

     The Company's largest customer is also the holder of its short term convertible debt. Accounts receivable from the largest customer was 7% of the total receivable balance at June 30, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Voice Processing Corporation:

We have audited the accompanying balance sheets of Voice Processing Corporation (a Delaware corporation) as of September 30, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Processing Corporation as of September 30, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered cumulative losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boston, Massachusetts
December 8, 1995 (except with respect to the matter discussed in Note 8, as to which the date is June 17, 1996)

                          VOICE PROCESSING CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                             SEPTEMBER 30,
                                                       --------------------------      JUNE 30,
                                                          1994           1995            1996
                                                       -----------    -----------    ------------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..........................  $ 1,963,774    $   408,524    $      9,879
  Accounts receivable, net of reserves of
     approximately $3,200 at September 30, 1994,
     $4,900 at September 30, 1995 and $62,000 at June
     30, 1996........................................      333,744      1,161,014         777,112
  Inventory..........................................      121,941        144,923         179,981
  Prepaid expenses and other current assets..........       68,979         59,990          44,630
                                                       -----------    -----------    ------------
          Total current assets.......................    2,488,438      1,774,451       1,011,602
                                                       -----------    -----------    ------------
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment.................................      985,771      1,317,353       1,390,298
  Computer software..................................       37,574         62,804          62,804
  Furniture and fixtures.............................       61,134        106,800         143,095
  Office equipment...................................       65,469         72,289          73,389
  Leasehold improvements.............................       96,338        106,848         106,848
                                                       -----------    -----------    ------------
                                                         1,246,286      1,666,094       1,776,434
  Less -- Accumulated depreciation and
     amortization....................................      580,264        813,862       1,002,474
                                                       -----------    -----------    ------------
                                                           666,022        852,232         773,960
                                                       -----------    -----------    ------------
OTHER ASSETS.........................................       61,742         68,441          83,710
                                                       -----------    -----------    ------------
                                                       $ 3,216,202    $ 2,695,124    $  1,869,272
                                                       ===========    ===========    ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Advance from Creative Technology Ltd...............  $        --    $ 1,000,000    $  1,000,000
  Notes payable to stockholders......................           --             --         500,000
  Accounts payable...................................      204,846        625,129         654,300
  Accrued expenses...................................       26,554        162,046         110,369
  Deferred revenue...................................       99,430         39,042         189,876
                                                       -----------    -----------    ------------
          Total current liabilities..................      330,830      1,826,217       2,454,545
                                                       -----------    -----------    ------------
COMMITMENTS AND CONTINGENCY (Note 5)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value --
  Authorized -- 4,000,000 shares
  Issued and outstanding -- 722,544 shares at
     September 30, 1994 and 1,011,561 shares at
     September 30, 1995 and June 30, 1996
     (liquidation preference of $3,500,001 at
     September 30, 1995).............................        7,225         10,115          10,115
  Common stock, $.01 par value --
  Authorized -- 12,000,000 shares
  Issued and outstanding -- 1,391,013 at September
     30, 1994 and 1,409,063 shares at September 30,
     1995 and 1,434,563 shares at June 30,1996.......       13,910         14,091          14,346
  Additional paid-in capital.........................    8,678,453      9,692,791       9,712,787
  Accumulated deficit................................   (5,560,699)    (8,581,813)    (10,056,244)
  Receivable from stockholders for stock issued......      (63,927)       (76,687)        (76,687)
  Treasury stock, at cost -- 65,860 shares of common
     stock...........................................     (189,590)      (189,590)       (189,590)
                                                       -----------    -----------    ------------
          Total stockholders' equity (deficit).......    2,885,372        868,907        (585,273)
                                                       -----------    -----------    ------------
                                                       $ 3,216,202    $ 2,695,124    $  1,869,272
                                                       ===========    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                          VOICE PROCESSING CORPORATION

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED SEPTEMBER 30,     NINE MONTHS ENDED JUNE 30,
                                            -------------------------    --------------------------
                                               1994          1995           1995           1996
                                            ----------    -----------    -----------    -----------
                                                                                 (UNAUDITED)
REVENUES:
  Product.................................  $1,423,630    $ 3,705,351    $ 2,155,036    $ 3,431,707
  Service.................................   3,248,750        628,025        447,623        671,022
  Other...................................     244,986        233,010        152,522        300,800
                                            ----------    -----------    -----------    -----------
          Total revenues..................   4,917,366      4,566,386      2,755,181      4,403,529
                                            ----------    -----------    -----------    -----------
EXPENSES:
  Cost of product.........................     390,559      1,232,680        725,009      1,174,768
  Cost of product services................          --        294,955        195,828        372,394
  Research and development................   2,191,056      2,843,515      2,095,317      2,091,610
  Sales and marketing.....................   1,052,931      2,137,207      1,471,413      1,361,843
  General and administrative..............   1,182,257      1,116,620        779,746        886,052
                                            ----------    -----------    -----------    -----------
                                             4,816,803      7,624,977      5,267,313      5,886,667
                                            ----------    -----------    -----------    -----------
  Income (loss) from operations...........     100,563     (3,058,591)    (2,512,132)    (1,483,138)
INTEREST INCOME...........................      30,609         37,477         26,682          8,707
                                            ----------    -----------    -----------    -----------
  Net income (loss).......................  $  131,172    $(3,021,114)   $(2,485,450)   $(1,474,431)
                                            ==========    ===========    ===========    ===========
NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARES.......................  $      .05    $     (2.25)   $     (1.86)   $     (1.09)
                                            ==========    ===========    ===========    ===========
WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING....   2,501,954      1,340,236      1,339,236      1,352,133
                                            ==========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          VOICE PROCESSING CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                       PREFERRED STOCK             COMMON STOCK
                                     ---------------------     --------------------
                                      NUMBER                    NUMBER                   ADDITIONAL
                                        OF                        OF                      PAID-IN
                                      SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL
                                     ---------     -------     ---------     -------     ----------
BALANCE, SEPTEMBER 30, 1993
  (UNAUDITED)..................             --     $   --     1,370,459     $13,705     $ 6,648,887
Sale of Series A preferred
  stock........................        722,544      7,225            --          --       1,992,777
Exercise of stock
 options.......................             --         --        20,554         205          36,789
Net income.....................             --         --            --          --              --
                                     ---------    -------     ---------     -------     -----------
BALANCE, SEPTEMBER 30, 1994            722,544      7,225     1,391,013      13,910       8,678,453
Sale of Series A preferred
  stock........................        289,017      2,890            --          --         997,109
Exercise of stock
 options.......................             --         --        18,050         181          17,229
Net loss.......................             --         --            --          --              --
                                     ---------    -------     ---------     -------     -----------
BALANCE, SEPTEMBER 30, 1995          1,011,561     10,115     1,409,063      14,091       9,692,791
Exercise of stock
 options.......................             --         --        25,500         255          19,995
Net loss (unaudited)...........             --         --           --           --              --
                                     ---------    -------     ---------     -------     -----------
BALANCE, JUNE 30, 1996
  (UNAUDITED)..................      1,011,561    $10,115     1,434,563     $14,346     $ 9,712,786
                                     =========    =======     =========     =======     ===========




                                                                            TREASURY STOCK
                                                                          -------------------            TOTAL
                                                         RECEIVABLE       NUMBER                      STOCKHOLDERS'
                                      ACCUMULATED           FROM            OF                           EQUITY
                                        DEFICIT         STOCKHOLDERS      SHARES        AMOUNT          (DEFICIT)
                                      ------------      ------------      -------      ---------      -------------
BALANCE, SEPTEMBER 30, 1993
  (UNAUDITED)..................       $(5,691,871)        $(63,927)       (65,860)     $(189,590)       $   717,204
Sale of Series A preferred
  stock........................                --               --             --             --          2,000,002
Exercise of stock
 options.......................                --               --             --             --             36,994
Net income.....................           131,172               --             --             --            131,172
                                     ------------         --------        -------      ---------       ------------
BALANCE, SEPTEMBER 30, 1994            (5,560,699)         (63,927)       (65,860)      (189,590)         2,885,372
Sale of Series A preferred
  stock........................                --               --             --             --            999,999
Exercise of stock
 options.......................                --          (12,760)            --             --              4,650
Net loss.......................        (3,021,114)             --              --             --         (3,021,114)
                                     ------------         --------        -------      ---------       ------------
BALANCE, SEPTEMBER 30, 1995            (8,581,813)        $(76,687)       (65,860)      (189,590)           868,907
Exercise of stock
 options.......................                --               --             --             --             20,250
Net loss (unaudited)...........        (1,474,431)              --             --             --         (1,474,431)
                                     ------------         --------        -------      ---------       ------------
BALANCE, JUNE 30, 1996
  (UNAUDITED)..................      $(10,056,244)        $(76,687)       (65,860)     $(189,590)      $   (585,274)
                                     ============         ========        =======      =========       ============

   The accompanying notes are an integral part of these financial statements.

                          VOICE PROCESSING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                            YEAR ENDED SEPTEMBER 30,     NINE MONTHS ENDED JUNE 30,
                                            -------------------------    --------------------------
                                               1994          1995           1995           1996
                                            ----------    -----------    -----------    -----------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................  $  131,172    $(3,021,114)   $(2,485,450)   $(1,474,431)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities --
     Depreciation and amortization........     128,386        233,598        143,517        188,612
     Loss on sale of computer equipment...       2,471             --             --             --
     Changes in current assets and
       liabilities --
       Accounts receivable................     (90,575)      (827,270)      (472,212)       383,902
       Inventory..........................     (42,371)       (22,982)         9,777        (35,058)
       Prepaid expenses and other current
          assets..........................     (42,291)         8,989        (31,473)        15,360
       Advance from Creative
          Technology Ltd..................          --      1,000,000      1,000,000             --
       Notes payable to stockholders......          --             --             --        500,000
       Accounts payable...................      75,244        420,283         79,689         29,171
       Accrued expenses...................      (9,176)       135,492         28,610        (51,677)
       Deferred revenue...................     (16,480)       (60,388)       (77,578)       150,834
                                            ----------    -----------    -----------    -----------
          Net cash provided by (used in)
            operating activities..........     136,380     (2,133,392)    (1,805,120)      (293,287)
                                            ----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....    (483,089)      (419,808)      (412,225)      (113,105)
  Proceeds from sale of computer
     equipment............................      23,546             --             --          2,765
  Decrease (increase) in other assets.....       3,170         (6,699)       (12,565)       (15,269)
                                            ----------    -----------    -----------    -----------
          Net cash used in investing
            activities....................    (456,373)      (426,507)      (424,790)      (125,609)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of Series A preferred
     stock................................   2,000,002        999,999      1,001,759             --
  Proceeds from the exercise of stock
     options..............................      36,994          4,650          2,891         20,251
                                            ----------    -----------    -----------    -----------
          Net cash provided by financing
            activities....................   2,036,996      1,004,649      1,004,650         20,251
                                            ----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................   1,717,003     (1,555,250)    (1,225,260)      (398,645)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD..................................     246,771      1,963,774      1,963,774        408,524
                                            ----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..................................  $1,963,774    $   408,524    $   738,514    $     9,879
                                            ==========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          VOICE PROCESSING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Voice Processing Corporation (the Company) was incorporated on February 5, 1982 in the state of Delaware and is engaged in the development of commercial speech recognition products for the telecommunications, cellular and personal computer markets. The Company's products, based on its proprietary VPro(tm) technology, consist of speaker-independent and speaker-dependent continuous and discrete speech recognition hardware and software. The products are used in voice mail, voice activated dialing, interactive voice response and command and control PC applications. The Company is currently developing speech-enabled software applications in the computer-telephony integration (CTI) market.

     The Company has incurred cumulative operating losses of approximately $10,056,244 through June 30, 1996, as the Company has been primarily engaged in product development and market expansion. The Company has funded these losses through issuances of equity securities. The Company also has an outstanding advance of $1 million from Creative Technology Ltd. (Creative) that is due on demand. The Company is subject to risks such as the success of selling its products, competition from other companies, dependence on key individuals and the ability to obtain additional financing. The Company is exploring various strategic and financing alternatives. In the absence of the Company achieving future profitable operations or obtaining additional financing to fund future operations, there is substantial doubt about the Company's ability to continue as a going concern. See Note 8 for discussion on subsequent events.

     The accompanying financial statements reflect the application of certain accounting policies described in this note and elsewhere in these notes to financial statements.

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Revenue Recognition

     The Company recognizes software license revenue in accordance with the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position No. 91-1, Software Revenue Recognition. Revenue for the licensing of the software is recognized upon shipment of the software if there are no significant postdelivery obligations and collectibility of the revenue is deemed probable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

     Product revenue from the sale of telephony boards is recognized upon shipment. The Company has no significant vendor obligations or collectibility risk associated with its product sales. Service and development contract revenues are recognized as the services are performed. Royalty revenue is recognized as earned.

  (c) Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost, which approximates market, and consist of short-term, highly liquid investments with original maturities of less than three months.

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (d) Inventory

     Inventory, which includes material cost and labor, is stated at the lower of cost (first-in, first-out) or market and consists of telephony boards.

  (e) Depreciation and Amortization

     The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                                               ESTIMATED
    ASSET CLASSIFICATION                                                      USEFUL LIFE
    --------------------                                                     -------------
    Computer equipment.....................................................  5 Years
    Computer software......................................................  5 Years
    Furniture and fixtures.................................................  7 Years
    Office equipment.......................................................  5-7 Years
    Leasehold improvements.................................................  Life of lease

  (f) Deferred Revenue

     The Company prebills certain customers under the terms of certain development contracts. To the extent the amount of cash received exceeds the revenues earned, the difference is recorded as deferred revenue in the accompanying balance sheets.

  (g) Research and Development and Software Development Costs

     Research and development costs are expensed as incurred. Statement of Financial Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company has not capitalized software development costs to date, as the costs incurred after the technological feasibility of a software product has been established have not been significant.

  (h) Warranty

     Warranty expenses are charged to operations in the period incurred. The Company does not provide for any warranty reserves, as warranty costs incurred by the Company have not been significant.

  (i) Income Taxes

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, a deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of recorded deferred tax assets will not be realized.

  (j) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. Concentration of credit risk with respect to accounts receivable is

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

  (k) Fair Value of Financial Instruments

     The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

  (l) Recently Issued Accounting Standards

     During March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. During October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which must be adopted in the Company's fiscal 1997 financial statements with comparable disclosure for prior years. The Company does not expect the adoption of these standards to have a material effect on its financial position or results of operations.

  (m) Reclassifications

     Certain amounts in the financial statements have been reclassified in order to present consistent classification.

  (n) Interim Financial Statements

     The financial statements for the nine months ended June 30, 1995 and 1996 are unaudited. In management's opinion, these unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the financial data for such periods.

(2) PREFERRED STOCK

     The Company has authorized 4,000,000 shares of preferred stock, of which 1,300,578 shares are designated as Series A preferred stock (Series A). The Company has issued 1,011,561 shares of Series A to Creative. Creative had the right to purchase an additional 289,017 shares of Series A at $3.46 per share upon the completion of certain contract milestones under a development agreement.

     However, the right to purchase these shares has been canceled due to the termination of this development agreement prior to year-end. Creative also holds two seats on the Board of Directors, and the preferred stock has the following respective stock rights and preferences:

  (a) Voting

     The holder of each share of Series A has the right to one vote for each share of common stock into which each share of Series A can be converted, and such holder shall have full voting rights and powers equal to those of the holders of the Company's common stock.

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (b) Dividends

     The holder of shares of Series A is entitled to receive, when and as declared by the Board of Directors, dividends equal to the dividend declared with respect to the common stock based on the number of shares of common stock into which the Series A is convertible.

  (c) Liquidation

     The holder of Series A is entitled to receive, prior and in preference to any holder of common stock, the distribution of any assets of the Company, an amount per share equal to the sum of (i) $3.46 per share for each share of outstanding Series A and (ii) an amount equal to the amount of declared but unpaid dividends on such issues. As of September 30, 1995, the liquidation preference was $3,500,001.

  (d) Conversion

     All shares of Series A shall be convertible at the option of the holder. There is a provision for automatic conversion upon (i) the sale of the Company's common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933 at an initial public offering price of not less than $10.00 per share and proceeds of $10,000,000 in the aggregate, or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A. The conversion price of Series A is subject to adjustment from time to time as stipulated in the Series A agreement.

(3) COMMON STOCK

  (a) Warrants

     During 1991, the Company issued warrants to purchase 114,793 shares of common stock at an exercise price of $1.80 per share. The warrants are fully vested as of June 30, 1996 and are exercisable through September 30, 1998.

  (b) Stock Options

     Pursuant to the 1989 Stock Plan (the Plan) the Company may grant incentive and nonqualified stock options to employees, consultants and advisers of the Company for the purchase of the Company's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. The Plan provides for the granting of options to purchase a total of 1,500,000 shares of common stock. Options generally vest over a four-year period from the date of grant with the first such vesting (25% of granted options) occurring one year from the date of grant. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years.

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Incentive stock option activity for the Plan at September 30, 1994 and 1995 was as follows:

                                                            NUMBER OF        PRICE PER
                                                             OPTIONS           SHARE
                                                            ----------     -------------
        Outstanding, September 30, 1993...................     783,860     $ .50 - $1.80
        Granted...........................................      97,500      1.24 -  3.46
        Exercised.........................................     (20,554)             1.80
                                                             ---------     -------------
        Outstanding, September 30, 1994...................     860,806       .50 -  3.46
        Granted...........................................     135,275              3.46
        Exercised.........................................     (18,050)      .50 -  1.24
        Canceled..........................................    (133,519)      .50 -  3.46
                                                             ---------     -------------
        Outstanding, September 30, 1995...................     844,512       .50 -  3.46
        Granted...........................................     770,393      1.25 -  3.46
        Exercised.........................................     (25,500)      .50 -  1.25
        Canceled..........................................     (69,025)     1.24 -  3.46
                                                             ---------     -------------
        Outstanding, June 30, 1996........................   1,520,380     $ .50 - $3.46
                                                             =========     =============
        Exercisable, June 30, 1996........................   1,002,085     $ .50 - $3.46
                                                             =========     =============

     The Company has issued nonqualified stock options under the Plan covering 116,826 shares of common stock. The purchase price under the options is $.50 to $1.80. These options expire 10 years and one day subsequent to the date of issuance.

  (c) Receivable from Stockholders for Stock Issued

     Receivable from stockholders in the accompanying statements of stockholders' equity (deficit) represents promissory notes received from employees for the exercise of their common stock options. These notes mature five years from their date of issuance and accrue interest until their maturity date at interest rates ranging from 5.46% to 9%.

(4) INCOME TAXES

     The Company provides for income taxes in accordance with the liability method under the provisions of SFAS No. 109. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate.

     The approximate tax effect of each type of temporary difference and carryforward that gives rise to the Company's deferred tax asset and liability as of September 30, 1994 and 1995 is as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Net operating loss........................................  $ 1,864,000     $ 2,878,000
    Tax credit carryforward...................................      346,000         402,000
    Deferred tax assets.......................................       44,000          25,000
    Deferred tax liabilities..................................      (63,000)        (39,000)
    Valuation allowance.......................................   (2,191,000)     (3,266,000)
                                                                -----------     -----------
                                                                $        --     $        --
                                                                ===========     ===========

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Due to the uncertainty surrounding the timing of the realization of the benefits of its favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax asset. The net operating losses and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service.

     The Company has a cumulative federal net operating loss carryforward of approximately $8,464,000 and cumulative federal tax credit carryforwards of approximately $402,300, which expire at various dates from 1997 through 2010. The Internal Revenue Code contains provisions that may limit the net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders.

(5) COMMITMENTS AND CONTINGENCY

  (a) Operating Leases

     The Company leases its facilities and various office equipment under noncancelable operating leases with terms in excess of one year. Rent expense charged to operations was approximately $224,000 and $342,000 for the years ended September 30, 1994 and 1995, respectively. Future minimum lease payments under these leases as of September 30, 1995 are as follows:

                    FISCAL YEAR                                  AMOUNT
                    -----------                                  ------
                    1996....................................    $198,000
                    1997....................................      45,000
                    1998....................................      19,000
                    1999....................................       5,000
                                                                --------
                                                                $267,000
                                                                ========

  (b) Advance from Creative Technology Ltd.

     The Company received a $1,000,000 advance from Creative Technology Ltd. during 1995 based on arrangements in a development agreement. The agreement has since been terminated, and the advance is classified as a current liability in the accompanying financial statements.

(6) EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code covering all eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of compensation, which would otherwise be payable to the participant for any plan year (the deferred amount), provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. All participant contributions vest immediately. There was no discretionary contribution by the Company during fiscal 1994, 1995 or for the nine months ended June 30, 1996.

(7) SIGNIFICANT CUSTOMER

     For the year ended September 30, 1994 revenues from Creative represented 62% of the Company's revenues and for the year ended September 30, 1995 revenues from Intellivoice represented 19% of the Company's revenues. For the nine months ended June 30, 1995, revenues from Octel Communications represented 12% of the Company's revenues and for the nine months ended June 30, 1996 revenues from Entex Information Services and Natural Micro Systems represented 20% and 11%, respectively, of the Company's revenues.

                          VOICE PROCESSING CORPORATION

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8) SUBSEQUENT EVENTS

  Notes Payable to Stockholders

     Subsequent to year-end, certain stockholders loaned funds in the amount of $500,000 to the Company. The notes are due on July 31, 1996. In the event that the notes are not paid in full on or before the maturity date, the unpaid principal amounts shall automatically be converted to shares of common stock at the rate of $1.25 per share.

  Merger of the Company

     On June 17, 1996, the Company signed a letter of intent to merge the Company in a transaction, which is expected to be treated as a pooling of interests, with another company in the field of speech recognition. As part of the transaction, the acquiring company has agreed to loan the Company funds up to $750,000 under a revolving line of credit. The principal balance of the loan that is outstanding at the effective time of the merger may reduce the number of shares of common stock that will be issued in the merger.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          VOICE CONTROL SYSTEMS, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                          VOICE PROCESSING CORPORATION
                            (A DELAWARE CORPORATION)

                              DATED: JULY 17, 1996

     This Agreement and Plan of Merger (the "Agreement") is made as of the 17th day of July, 1996, among Voice Control Systems, Inc., a Delaware corporation ("VCS"), and Voice Processing Corporation, a Delaware corporation ("VPC").

     In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

     1.1. Merger. In accordance with the provisions of the business corporation laws of the State of Delaware, at the Effective Date (as hereinafter defined), VPC shall be merged (the "Merger") with and into VCS, and VCS shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Delaware.

     1.2. Continuing of Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of VCS, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of VPC, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of VCS, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of VPC shall thereafter cease except to the extent continued by statute.

     1.3. Effective Date. The Merger shall become effective (the "Effective Date") upon filing on the Closing Date (as defined herein) of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware General Corporation Law ("DGCL").

     1.4. Corporate Government.

          (a) The Certificate of Incorporation of VCS, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

          (b) The Bylaws of VCS, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

          (c) The members of the Board of Directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the persons holding such offices in VCS as of the Effective Date; provided, however, that the Board of Directors of the Surviving Corporation will be expanded to include two designees of VPC as described in Section 5.14 hereof.

     1.5. Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations:

          (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware.

          (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of VPC and VCS and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to VPC and VCS shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

          (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of VPC and VCS and any claim existing or action or proceeding pending by or against VCS or VPC may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of VCS or VPC shall be impaired by the Merger.

     1.6. Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of VCS in Dallas, Texas, commencing at 10:00 a.m., local time, on the date (i) on which the meetings of VCS' and VPC's stockholders described in Sections 5.8 occur or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between VCS and VPC. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of Delaware and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.7. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(a) of the Code.

     1.8. Pooling of Interests. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                   ARTICLE 2.

                              CONVERSION OF SHARES

     2.1. Conversion of Shares. The manner and basis of converting shares of the capital stock of VPC ("VPC Capital Stock") into Common Stock, $.01 par value, of VCS ("VCS Common Stock"), shall be as follows:

          (a) Each share of common stock, $.01 par value, of VPC ("VPC Common Stock") and each share of preferred stock, $.01 par value, of VPC ("VPC Preferred Stock") shall at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, be converted into such number (the "Exchange Ratio") of shares of VCS Common Stock as is equal to the quotient determined by dividing (i) 4,000,000 less the "Loan Amount" by (ii) 4,564,195.7. For the purposes of this provision, the "Loan Amount" shall mean the quotient obtained by dividing (i) the difference between (A) the principal balance in excess of $400,000 outstanding on the Closing Date under the Credit Agreement (defined in Section 5.5 below) less
     (B) the amount of any "Excess Accounts Receivable" by (ii) $5.00; and "Excess Accounts Receivable" shall mean the lesser of (i) the amount by which the bona fide trade accounts receivable of VPC on the Closing Date (net of any reserve for uncollectible accounts) exceeds $740,000 and (ii) the amount (computed in accordance with the provisions of Section 7.10(ii) hereof) by which the total assets of VPC exceeds the total liabilities of VPC (exclusive of those incurred pursuant to the Credit Agreement, as defined hereinafter) on the Closing Date.

          (b) Each share of VPC Capital Stock held in the treasury of VPC and each share of VPC Capital Stock owned by VCS shall automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

          (c) Each share of Common Stock of VCS which shall be outstanding immediately prior to the Effective Date shall remain unchanged and continue to represent one share of common stock of the Surviving Corporation.

     2.2. Fractional Shares. No scrip or fractional shares of VCS Common Stock shall be issued in the Merger. All fractional shares of VCS Common Stock to which a holder of VPC Capital Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Date or (b) the surrender of such stockholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of VPC Capital Stock, to receive from VCS an amount in cash in lieu of such fractional share, based on the "Determination Price" (as defined herein) and the Exchange Ratio. VCS will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares. For purposes of this Agreement, "Determination Price" shall mean the average per share closing price of VCS Common Stock as reported on the Nasdaq National Market ("NMS") over the twenty trading days ending on the third trading day immediately preceding the Effective Date.

     2.3. Dissenting Shares. To the extent that appraisal rights are available under the DGCL, shares of VPC Capital Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of VPC Capital Stock shall assert the right to be paid the fair value of such VPC Capital Stock as described above, VPC shall give VCS notice thereof, and VCS shall have the right to participate in all negotiations and proceedings with respect to any such demands. VPC shall not, except with the prior written consent of VCS, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, VCS will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

     2.4. Stock Options; Warrants.

          (a) At the Effective Date, all options (the "Options") then granted and outstanding under VPC's 1989 and 1996 VPC Stock Option Plans (the "VPC Stock Option Plans") and outstanding warrants to purchase shares of VPC Common Stock (the "Warrants") shall remain outstanding following the Effective Date. At the Effective Date, such Options and Warrants shall, by virtue of the Merger and without any further action on the part of VPC or the holder of any such Option or Warrant, be assumed by VCS in accordance with their terms and conditions as in effect at the Effective Date (and, in the case of the Options, the terms and conditions of the VPC Stock Option Plans), except that (i) each such Option and Warrant shall be exercisable for that whole number of shares of VCS Common Stock (to the nearest whole share) into which the number of shares of VPC Common Stock subject to such Option or Warrant immediately prior to the Effective Date would be converted under Section 2.1; (ii) the exercise price per share of the VPC Common Stock shall be an amount equal to the exercise price per share of VPC Common Stock subject to such Option or Warrant in effect immediately prior to the Effective Date divided by the Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent); and (iii) all actions to be taken thereunder by the Board of Directors of VPC or a committee thereof shall be taken by the Board of Directors of VCS or a committee thereof. No payment shall be made for fractional interests. From and after the date of this Agreement, no additional Options shall be granted by VPC under the VPC Stock Option Plans or otherwise, and no additional Warrants shall be issued or sold by VPC.

          (b) It is intended that the assumed Options and Warrants, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the Option or Warrant. VCS shall take all necessary corporate action necessary to reserve for issuance a sufficient number of shares of VCS Common Stock for delivery upon exercise of the Options and Warrants. VCS shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 with respect to the shares of VCS Common Stock subject to such Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding; and VCS shall file a registration statement under the Securities Act on Form S-3 with respect to the shares of VCS Common Stock subject to such Warrants (as well as certain other shares of VCS Common Stock) and shall use its best efforts to maintain the effectiveness of such registration statement for at least 90 days after the Publication Date (as defined in Section 5.10 herein). In addition, VCS will cause the shares of VCS Common Stock issuable upon exercise of the Options and Warrants to be listed on the NMS. Further, VCS shall use reasonable best efforts to take any actions that may be necessary so that any Options qualified as incentive stock options for the purposes of Section 422 of the Code continue to be qualified as incentive stock options following the Effective Date and assumption by VCS.

          (c) Approval by the stockholders of VPC and VCS of this Agreement shall constitute stockholder authorization and approval of any and all of the actions described in this Section 2.4.

     2.5. Exchange Agent.

          (a) VCS shall authorize Chase Mellon Shareholder Services, Dallas, Texas, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, VCS shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates the number of whole shares of VCS Common Stock to which the holders of VPC Capital Stock (other than holders of Dissenting Shares) are entitled pursuant to this Article 2, together with cash sufficient to pay for fractional shares then known to VCS (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from VCS, deliver the number of shares of VCS Common Stock and pay the amounts of cash provided for in this Article 2 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by VCS and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by VCS and VPC prior to the Effective Date.

          (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of VPC Capital Stock (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NMS. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of VCS Common Stock to which such holder of VPC Capital Stock shall have become entitled pursuant to the provisions of this Article 2, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. VCS shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of VCS Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided further, however, that VCS shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by VCS otherwise would cause the Merger to fail to qualify as a tax free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate (whether a certificate representing shares of VCS Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of VCS Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate

     (other than Certificates representing treasury shares of VPC and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections
     2.1 and 2.2. No dividends that are otherwise payable on VCS Common Stock will be paid to persons entitled to receive VCS Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name VCS Common Stock shall be issued any dividends on such VCS Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of VPC Capital Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this
     Article 2, to deliver to VCS a bond in such reasonable sum as VCS may direct as indemnity against any claim that may be made against the Exchange Agent, VCS or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

          (d) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of VPC Capital Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article 2.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of VPC for six months after the Effective Date shall be returned to VCS, upon demand, and any holder of VPC Capital Stock who has not theretofore complied with Section 2.5(b) shall thereafter look only to VCS for issuance of the number of shares of VCS Common Stock and other consideration to which such holder has become entitled pursuant to this
     Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of VPC Capital Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6. Adjustment. If, between the date of this Agreement and the Closing Date, (i) the outstanding shares of VPC Capital Stock or VCS Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period or (ii) VPC shall have issued additional shares of VPC Capital Stock (other than upon the exercise of stock options or warrants granted prior to the date hereof or the conversion of outstanding loans as described in Section 3.7 or the conversion of outstanding VPC Preferred Stock) or options or warrants to purchase the same, or securities convertible into the same, the number of shares of VCS Common Stock issued pursuant to the Merger shall be adjusted to accurately reflect such change (it being acknowledged that VPC and VCS elsewhere herein covenant not to take certain of the actions described in (i) or (ii) above).

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF VPC

     VPC represents and warrants to VCS that the statements contained in this
Article 3 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to VCS by VPC on or before the date of this Agreement (the "VPC Disclosure Schedule"). The VPC Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this
Article 3 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 3.

     3.1. Organization and Good Standing of VPC. VPC is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2. VPC Subsidiaries and Other Ownership Interests. VPC has no material record or beneficial equity or ownership interest in any corporations, partnerships or other entities.

     3.3. Foreign Qualification. VPC is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a "VPC Material Adverse Effect." For the purposes of this Agreement, a VPC Material Adverse Effect shall mean (i) the loss by VPC of business to competitors (other than VCS) of a customer or customers which accounted in the aggregate for more than 15% of VPC's revenues during the year ended September 30, 1995; (ii) any damage or destruction to or loss of assets of VPC, or any impairment of its intellectual property, which shall have the effect of materially impairing VPC's ability to conduct its business in the manner heretofore conducted; or (iii) any other change in the business, property or financial condition of VPC which shall have a similar adverse effect, provided that a decline in operating revenues and operating income of VPC shall not by itself be deemed to constitute a VPC Material Adverse Effect.

     3.4. Corporate Power and Authority. VPC has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. VPC has the corporate power and authority to execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and the other documents executed or to be executed by VPC in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by VPC of this Agreement and the other documents executed or to be executed by VPC in connection with this Agreement have been duly authorized by all necessary corporate action.

     3.5. Binding Effect. This Agreement and the other documents executed or to be executed by VPC in connection with this Agreement have been or will have been duly executed and delivered by VPC and are or will be, when executed and delivered, the legal, valid and binding obligations of VPC enforceable in accordance with their terms except that:

          (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

          (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

          (c) rights to indemnification may be limited by considerations of public policy.

     3.6. Absence of Restrictions and Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by VPC's stockholders, the execution, delivery and performance of this Agreement and the other documents executed or to be executed by VPC in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of VPC, (ii) any "VPC Material Contract" (as defined herein), (iii) any judgment, decree or order of any court or governmental authority or agency to which VPC is a party or by which VPC or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to VPC. Except for filing of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to VPC is required in connection with the execution, delivery or performance of this Agreement by VPC or the consummation of the transactions contemplated hereby and the ownership and operation by VCS of the business and properties of VPC after the Effective Date in substantially the same manner as now owned and operated.

     3.7. Capitalization of VPC.

          (a) The authorized capital stock of VPC consists of 12,000,000 shares of VPC Common Stock and 4,000,000 shares of VPC Preferred Stock. As of the date hereof, there were 1,444,187.6 shares of VPC Common Stock and 1,011,561 shares of VPC Preferred Stock issued and outstanding, 1,708,447.1 shares of VPC Common Stock reserved for issuance upon the exercise of outstanding Options and Warrants and 400,000 shares of VPC Common Stock reserved for issuance upon the conversion of outstanding loans from shareholders into VPC Common Stock. Each share of VPC Preferred Stock is convertible into one share of VPC Common Stock. A detailed listing of the outstanding stock options and warrants, including expiration dates and vesting information, is set forth on the VPC Disclosure Schedule.

          (b) All of the issued and outstanding shares of VPC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (c) To VPC's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of VPC.

          (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating VPC to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of VPC.

     3.8. Financial Statements and Records of VPC. VPC has made available to VCS true, correct and complete copies of (i) the balance sheets of VPC as of September 30, 1994 and 1995 and the statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Arthur Andersen LLP and
(ii) the unaudited balance sheet of VPC as of March 31, 1996 and the unaudited statements of income for the six months then ended (collectively the "VPC Financial Statements"). The VPC Financial Statements have been prepared from, and are in accordance with, the books and records of VPC and present fairly, in all material respects, the assets, liabilities and financial position of VPC as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since March 31, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, VPC, except as noted in the VPC Financial Statements. The books and records of VPC have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of VPC set forth in the VPC Financial Statements. On or before the 20th day of each calendar month following the date of this Agreement, VPC shall deliver to VCS unaudited financial statements as of the end of the previous month and for the year to date.

     3.9. Absence of Certain Changes. Since March 31, 1996, VPC has not, except as may result from the transactions contemplated by this Agreement:

          (a) incurred any loss of customers or impairment of its intellectual property which would have a VPC Material Adverse Effect;

          (b) suffered any damage or destruction to or loss of the assets of VPC which has had a VPC Material Adverse Effect;

          (c) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

          (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

          (e) written up, written down or written off the book value of any material amount of assets;

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

          (f) declared, paid or set aside for payment any dividend or distribution with respect to VPC's capital stock;

          (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of VPC's capital stock or securities (other than shares issued upon exercise of options and warrants granted prior to the date hereof or the conversion of outstanding loans as described in Section 3.7 or the conversion of outstanding VPC Preferred Stock) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

          (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section
     5.1 hereof;

          (i) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group;

          (j) entered into, adopted or amended any employee benefit plan;

          (k) entered into any transaction other than in the ordinary course of business; or

          (l) entered into any agreement to do any of the foregoing.

     3.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of VPC of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against in the VPC Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since March 31, 1996.

     3.11. Tax Returns; Taxes. VPC has duly filed all federal, state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are true and correct in all material respects; have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by VPC with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against VPC, nor has VPC received notice of any such deficiency, delinquency or default. VPC has no material tax liabilities other than those reflected on the VPC Financial Statements and those arising in the ordinary course of business since March 31, 1996. VPC will make available to VCS true, complete and correct copies of VPC's federal tax returns for the last five years and make available such other tax returns requested by VCS.

     3.12. Material Contracts. The VPC Disclosure Schedule sets forth, and VPC will furnish or make available accurate and complete copies of, the VPC Material Contracts (as defined herein) to VCS. All of the VPC Material Contracts are valid, binding and enforceable. There is not under any of the VPC Material Contracts any existing breach, default or event of default by VPC nor event that with notice or lapse of time or both would constitute a breach, default or event of default by VPC nor does VPC know of, and VPC has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a VPC Material Adverse Effect. As used herein, the term "VPC Material Contracts" shall mean any of the following categories of contracts and commitments (including summaries of oral contracts) to which VPC is a party or bound:

          (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality, invention and non-competition agreements;

          (ii) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

          (iii) contracts with third parties that involve aggregate payments by VPC of more than $100,000;

          (iv)  insurance policies material to the business of VPC; and

          (v) other contracts that are material to the operations, business or financial condition of VPC taken as a whole.

     3.13. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, or any pending change in any environmental, zoning or building laws, regulations or ordinances against VPC to which its business or assets are subject which would, severally or in the aggregate, would reasonably be expected to result in a VPC Material Adverse Effect. To the knowledge of VPC, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against VPC which would, severally or in the aggregate, have a VPC Material Adverse Effect. VPC is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of VPC, any governmental restriction applicable to it which is reasonably likely (i) to have a VPC Material Adverse Effect or (ii) to cause a material limitation on VCS' ability to operate the business of VPC after the Closing.

     3.14. Compliance With Laws. VPC has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a VPC Material Adverse Effect. VPC has been and is, to the knowledge of VPC, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would have a VPC Material Adverse Effect.

     3.15. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of VPC (collectively the "VPC Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the VPC Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither VPC nor any of its directors, officers, employees or agents has, with respect to any VPC Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any VPC Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a VPC Material Adverse Effect.

     3.16. Labor Relations. VPC is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against VPC pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of VPC, threatened against or involving or affecting VPC and no National Labor Relations Board representation question exists respecting its employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on VPC.

     3.17. Intellectual Property. The patents, patent applications, patent licenses, trade names, trademarks, servicemarks and copyrights identified on the VPC Disclosure Schedule constitute all such intellectual

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

property rights owned by or licensed to VPC which are material to its business (the "VPC Intellectual Property"). All of the VPC Intellectual Property is being used or held for use in connection with the business of VPC, without any known conflict with the rights of others, except for such conflicts as do not have a VPC Material Adverse Effect. VPC has not received any notice from any other person pertaining to or challenging the right of VPC to use any VPC Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to VPC, except with respect to rights the loss of which, individually or in the aggregate, would not have a VPC Material Adverse Effect.

     3.18. Properties.

          (a) VPC has good and marketable title, free and clear of all liens, claims or encumbrances (other than "Permitted Liens") to all of its material properties and assets whether tangible or intangible, real, personal or mixed. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by VPC are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes (i) liens for taxes, assessments or other governmental charges not yet due and payable; (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;
     (iii) landlord liens contained in leases in the ordinary course of business; (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby; and (v) liens identified on the VPC Financial Statements or under the Credit Agreement.

          (b) At the Effective Date, none of the shareholders of VPC nor any Affiliate of such shareholders will have any material interest in, or own, any material property or right used principally in the conduct of the business of VPC. The term "Affiliate" shall mean any of the shareholders of VPC, or any member of the immediate family of a natural person shareholder, or any corporation, partnership, trust or other entity in which any such shareholder or family member has a substantial interest or is a director, officer, partner or trustee.

          (c) Substantially all of VPC's equipment and properties has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

     3.19. Environmental Matters. VPC is in compliance in all material respects with all applicable federal, state, local and foreign laws relating to emissions, discharged and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous waste, including without limitation, any applicable provisions of the Resource Conservation and Recovery Act of 1976 or the Comprehensive Environmental Response, Compensation and Liability Act of 1980. There are no conditions at, on, under or related to any real property owned or operated by VPC which presently or potentially poses a significant hazard to human health or the environment, and there has been no production, use, treatment, storage, transportation or disposal by VPC of any "Hazardous Substance" (as defined below) nor any release or threatened release by VPC of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any hazardous or toxic substance, material or waste which is regulated by any applicable federal, state or local authority.

     3.20. Warranty Claims. There are no existing or, to VPC's knowledge, threatened claims against VPC for services or merchandise which are defective or for failure to meet and service products or warranties.

     3.21. Insurance. VPC is presently insured, and during each of the past two years has been insured for reasonable amounts against such risks as companies engaged in similar business would, in accordance with good business practice, customarily be insured.

     3.22. Accuracy of Disclosures. None of the information supplied by VPC for inclusion in the Registration Statement or Joint Proxy Statement (as such terms are defined in Section 5.7) will, in the case of the Joint Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Joint Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of the stockholders of

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

VPC and VCS in accordance therewith or, in the case of the Registration Statement at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.23. Brokers and Finders. None of VPC, or to VPC's knowledge, any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. Other than certain fees that may be paid to VCS' financial advisor as contemplated hereinbelow, VPC is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.24. Pooling; Reorganization. Neither VPC nor any of its respective affiliates has (i) knowingly taken any action, or knowingly failed to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly taken any action, or knowingly failed to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF VCS

     VCS represents and warrants to VPC that the statements contained in this
Article 4 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to VPC by VCS on or before the date of this Agreement (the "VCS Disclosure Schedule"). The VCS Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this
Article 4 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 4.

     4.1. Organization and Good Standing of VCS. VCS is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     4.2. Foreign Qualification. VCS is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a "VCS Material Adverse Effect." For the purposes of this Agreement, a VCS Material Adverse Effect shall mean (i) the loss by VCS of business to competitors (other than VPC) of a customer or customers which accounted in the aggregate for more than 15% of VCS's revenues during the year ended December 31, 1995; (ii) any damage or destruction to or loss of assets of VCS, or any impairment of its intellectual property, which shall have the effect of materially impairing VCS's ability to conduct its business in the manner heretofore conducted; or (iii) any other change in the business, property or financial condition of VCS which shall have a similar adverse effect, provided that a decline in operating revenues and operating income of VCS shall not by itself be deemed to constitute a VCS Material Adverse Effect.

     4.3. Corporate Power and Authority. VCS has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. VCS has the corporate power and authority to execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and the other documents executed or to be executed by VCS in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by VCS of this Agreement and the other documents executed or to be executed by VCS in connection with this Agreement have been duly authorized by all necessary corporate action.

     4.4. Binding Effect. This Agreement and the other documents executed or to be executed by VCS in connection with this Agreement have been or will have been duly executed and delivered by VCS and are or

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

will be, when executed and delivered, the legal, valid, and binding obligations of VCS, enforceable in accordance with their terms except that:

          (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

          (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

          (c) rights to indemnification may be limited by considerations of public policy.

     4.5. Absence of Restrictions and Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by VCS' stockholders, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of VCS, (ii) any "VCS Material Contract" (as defined herein), (iii) any judgment, decree or order of any court or governmental authority or agency to which VCS is a party or by which VCS or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to VCS. Except for compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to VCS or is required in connection with the execution, delivery or performance of this Agreement by VCS or the consummation of the transactions contemplated hereby and the ownership and operation of VCS (including the business and properties of VPC) after the Effective Date in substantially the same manner as now owned and operated.

     4.6. Capitalization of VCS.

          (a) The authorized capital stock of VCS consists of 20,000,000 shares of VCS Common Stock and 300,000 shares of preferred stock, $.01 par value. As of June 30, 1996, there were (i) 7,031,184 shares of Common Stock outstanding, (ii) no shares of preferred stock outstanding, and (iii) 2,694,345 shares reserved for issuance upon the exercise of outstanding options, warrants and convertible debt.

          (b) All of the issued and outstanding shares of VCS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (c) To VCS' knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of VCS.

          (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating VCS to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of VCS.

     4.7. VCS SEC Reports. VCS has made available to VPC (i) VCS' Annual Reports on Form 10-KSB, including all exhibits filed thereto and items incorporated therein by reference, (ii) VCS' Quarterly Reports on Form 10-QSB, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to VCS' meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by VCS with the SEC since December 31, 1994, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "VCS SEC Reports"). As of their respective dates, the VCS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1994, VCS has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

     4.8. Financial Statements and Records of VCS. The VCS SEC Reports include
(i) the balance sheets of VCS as of December 31, 1994 and 1995, and the statements of income, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, examined by and accompanied by the report of BDO Seidman, LLP and (ii) the unaudited balance sheet of VCS as of March 31, 1996 and the statements of income and cash flows for the three months then ended (collectively the "VCS Financial Statements"). The VCS Financial Statements have been prepared from, and are in accordance with, the books and records of VCS and present fairly, in all material respects, the assets, liabilities and financial position of VCS as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since March 31, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, VCS, except as noted in the VCS Financial Statements. The books and records of VCS have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of VCS set forth in VCS Financial Statements. On or before the 20th day of each calendar month following the date of this Agreement, VPS shall deliver to VPC unaudited financial statements as of the end of the previous month and for the year to date.

     4.9. Absence of Certain Changes. Since March 31, 1996, VCS has not, except as may result from the transactions contemplated by this Agreement:

          (a) incurred any loss of customers or impairment of its intellectual property which would have a VCS Material Adverse Effect;

          (b) suffered any damage or destruction to or loss of the assets of VCS, whether or not covered by insurance, which has had a VCS Material Adverse Effect;

          (c) written up, written down or written off the book value of any material amount of assets;

          (d) declared, paid or set aside for payment any dividend or distribution with respect to VCS' capital stock; or

          (e) entered into any transaction other than in the ordinary course of business.

     4.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of VCS of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against in the VCS Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since March 31, 1996.

     4.11. Material Contracts. The VCS Disclosure Schedule sets forth, and VCS will furnish or make available accurate and complete copies of, the VCS Material Contracts to VPC. All of the VCS Material Contracts are valid, binding and enforceable. There is not under any of the VCS Material Contracts any existing breach, default or event of default by VCS nor event that with notice or lapse of time or both would constitute a breach, default or event of default by VCS nor does VCS know of, and VCS has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a VCS Material Adverse Effect. As used herein, the term "VCS Material Contracts" shall mean all of contracts and agreements filed, or required to be filed, as exhibits to VCS' Annual Report on Form 10-KSB for the year ended December 31, 1995 and any contract or agreement entered into since December 31, 1995 which would be required to be filed as an exhibit to VCS' Annual Report on Form 10-KSB for the year ending December 31, 1996.

     4.12. Litigation and Government Claims. Except as disclosed in the VCS SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, or any pending change in any environmental, zoning or building laws, regulations or ordinances against VCS to which its business or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a VCS Material Adverse Effect. To the knowledge of VCS, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against VCS which would, severally or in the aggregate, have a VCS Material Adverse Effect. VCS is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of VCS, any governmental restriction applicable to VCS which is reasonably likely (i) to have a VCS Material Adverse Effect or (ii) to cause a material limitation on VCS' ability to operate the business of VPC after the Closing.

     4.13. Compliance With Laws. VCS has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a VCS Material Adverse Effect. VCS has been and is, to the knowledge of VCS, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would have a VCS Material Adverse Effect.

     4.14. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, of VCS (collectively the "VCS Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code and other applicable laws. None of the VCS Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither VCS nor any of its directors, officers, employees or agents has, with respect to any VCS Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any VCS Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a VCS Material Adverse Effect.

     4.15. Labor Relations. VCS is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against VCS pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of VCS, threatened against or involving or affecting VCS and no National Labor Relations Board representation question exists respecting its employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on VCS.

     4.16. Intellectual Property. The patents, patent applications, patent licenses, trade names, trademarks, servicemarks and copyrights identified on the VCS Disclosure Schedule constitute all such intellectual property rights owned by or licensed to VCS which are material to its business (the "VCS Intellectual Property"). All of the VCS Intellectual Property is being used or held for use in connection with the business of VCS, without any known conflict with the rights of others, except for such conflicts as do not have a VCS Material Adverse Effect. VCS has not received any notice from any other person pertaining to or challenging the right of VCS to use any VCS Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to VCS, except with respect to rights the loss of which, individually or in the aggregate, would not have a VCS Material Adverse Effect.

     4.17. Properties.

          (a) VCS has good and marketable title, free and clear of all liens, claims or encumbrances (other than "Permitted Liens") to all of its material properties and assets whether tangible or intangible, real, personal or mixed. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by VCS are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes (i) liens for taxes, assessments or other governmental charges not yet due and payable; (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;
     (iii) landlord liens contained in leases in the ordinary course of business; (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby; and (v) liens identified on the VCS Financial Statements.

          (b) At the Effective Date, except as set forth in the VCS SEC Reports, none of the shareholders of VCS nor any Affiliate of such shareholders will have any material interest in, or own, any material property or right used principally in the conduct of the business of VCS. The term "Affiliate" shall mean any of the shareholders of VCS, or any member of the immediate family of a natural person shareholder, or any corporation, partnership, trust or other entity in which any such shareholder or family member has a substantial interest or is a director, officer, partner or trustee.

          (c) Substantially all of VCS' equipment and properties has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

     4.18. Accuracy of Disclosures. None of the information supplied by VCS for inclusion in the Registration Statement or Joint Proxy Statement (as such terms are defined in Section 5.7) will, in the case of the Joint Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Joint Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of the stockholders of VPC and VCS in accordance therewith or, in the case of the Registration Statement at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.19. Brokers and Finders. None of VCS, or, to VCS' knowledge, any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that VCS has engaged First Albany Corporation as its financial advisor. Other than the foregoing arrangements, VCS is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.20. Pooling; Reorganization. Neither VCS nor any of its respective affiliates has (i) knowingly taken any action, or knowingly failed to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly taken any action, or knowingly failed to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

     5.1. Conduct of Business by VPC. From the date hereof to the Effective Date, VPC will except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in VPC's Disclosure Schedule or consented to in writing by VCS:

          (a) Carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

          (b) Neither change nor amend its Certificate of Incorporation or Bylaws;

          (c) Other than pursuant to the exercise of the Options outstanding on the date hereof or pursuant to the conversion of shareholder loans as described in Section 3.7 above or the conversion of outstanding

     VPC Preferred Stock, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of capital stock of VPC or rights or obligations convertible into or exchangeable for any shares of the capital stock of VPC and not alter the terms of any presently outstanding options or warrants (or plans pursuant to which they were granted) or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of VPC;

          (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of VPC and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of VPC or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of VPC or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

          (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of VPC, to keep the officers and employees of VPC available to VPC and to preserve the relationships of VPC with suppliers, customers and others having business relations with any of them, except for such instances which would not have a material adverse effect on the business, operations and financial condition of VPC;

          (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $10,000) or, except in the ordinary course of business under the Credit Agreement (defined herein), create, incur or assume any short-term debt for borrowed money, (ii) enter into any contracts or arrangements providing for the payment to VPC of prepaid royalties, except as contemplated by Section 7.10(i), (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iv) make any loans or advances to any other person except in the ordinary course of business and consistent with past practice or (v) make any capital contributions to, or investments in, any person; or

          (h) Not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable, or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice.

     In connection with the continued operation of the business of VPC between the date of this Agreement and the Effective Date, VPC shall confer in good faith and on a regular and frequent basis with one or more representatives of VCS designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, VPC will allow VCS employees or agents to be present, at reasonable times, at VPC's business locations to observe the business and operations of VPC. VPC acknowledges that VCS does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall VCS be responsible for any decisions made by VPC's officers and directors with respect to matters which are the subject of such consultation.

     5.2. Conduct of Business by VCS. From the date hereof to the Effective Date, VCS will, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in VCS' Disclosure Schedule or consented to in writing by VPC:

          (a) Carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

          (b) Neither change nor amend its Certificate of Incorporation or Bylaws;

          (c) Other than pursuant to the exercise of stock options outstanding on the date hereof, not issue, sell or grant options (other than stock options granted under VCS' existing stock option plans as such plans exist on the date hereof, provided that the aggregate amount of options granted pursuant to such plans shall be granted consistent with past practices), warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of VCS or rights or obligations convertible into or exchangeable for any shares of the capital stock of VCS and not materially alter the terms of any presently outstanding option plan or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of VCS;

          (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of VCS and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of VCS, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of VCS or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity; and

          (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of VCS, to keep the officers and employees of VCS available to VCS and to preserve the relationships of VCS with suppliers, customers and others having business relations with any of them, except for such instances which would not have a material adverse effect on the business, operations and financial condition of VCS;

     In connection with the continued operation of the business of VCS between the date of this Agreement and the Effective Date, VCS shall confer in good faith and on a regular and frequent basis with one or more representatives of VPC designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, VCS will allow VPC employees or agents to be present, at reasonable times, at VCS' business locations to observe the business and operations of VCS. VCS acknowledges that VPC does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall VPC be responsible for any decisions made by VCS' officers and directors with respect to matters which are the subject of such consultation.

     5.3. Notice of any Material Change. Each of VPC and VCS shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue in any material respect, or (ii) otherwise constitute a VPC Material Adverse Effect or VCS Material Adverse Effect, as the case may be.

     5.4. Inspection and Access to Information.

          (a) Between the date of this Agreement and the Effective Date, each party hereto will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time request.

          (b) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained to the detriment or competitive disadvantage of the other party hereto. All files, records, documents, information, data and similar items relating to the confidential information of VPC, whether prepared by VCS or otherwise coming into VCS' possession, shall remain the exclusive property of VPC and shall be promptly delivered to VPC upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of VCS, whether prepared by VPC or otherwise coming into VPC's possession, shall remain the exclusive property of VCS and shall be promptly delivered to VCS upon termination of this Agreement. The letter agreement dated May 1, 1996 relative to the protection of such confidential information of VCS and VPC (the "Confidentiality Agreement") shall remain in full force and effect through the Closing Date.

     5.5. Credit Agreement. VCS will make available to VPC, at all times through the Closing Date, a line of credit, covering borrowings by VPC for working capital purposes from time to time not to exceed an aggregate outstanding principal balance of $750,000. The agreement respecting such line of credit (the "Credit Agreement") shall be in the form of Exhibit A hereto. All borrowings by VPC under the Credit Agreement shall be secured by a pledge in favor of VCS of all of the tangible and intangible assets of VPC.

     5.6. Pooling; Reorganization. From and after the date hereof and until the Effective Date, neither VCS nor VPC nor any of their respective affiliates shall
(i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

     5.7. Registration Statement and Joint Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, VCS and VPC shall prepare and file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering VCS Common Stock to be issued in the Merger. VCS (with the assistance of VPC) will use its best efforts to receive and respond to the comments of the SEC, and, upon the effective date of the Registration Statement, each shall promptly mail to its stockholders the proxy statement in its definitive form contained in the Registration Statement (the "Joint Proxy Statement"). Such Joint Proxy Statement shall also serve as the prospectus (to be included in the Registration Statement) with respect to the issuance of VCS Common Stock pursuant to the Merger. The Joint Proxy Statement shall include the recommendation of the respective Board of Directors of VCS and VPC in favor of the Merger.

          (b) Each of VCS and VPC agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Joint Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Joint Proxy Statement.

          (c) At the time the Registration Statement becomes effective and at the Effective Date, as such Registration Statement is then amended or supplemented, and at the time the Joint Proxy Statement is mailed to VPC's and VCS' stockholders, VCS and VPC agree that such Registration Statement and Joint Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no agreement is made by VCS or VPC with respect to statements made in the Registration Statement and Joint Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Joint Proxy Statement or Registration Statement or information omitted with respect to the other party.

     5.8. Stockholders' Meetings.

          (a) Each of VPC and VCS shall call a meeting of its stockholders to be held as soon as practicable after the date hereof for the purpose of voting upon matters relating to this Agreement.

          (b) Each of VPC and VCS will use its reasonable efforts to hold its stockholders' meeting as promptly as practicable and will, through its Board of Directors, recommend to its stockholders approval of the Merger and this Agreement at the stockholders' meeting.

     5.9. Listing Application. VCS will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of VCS Common Stock to be issued in the Merger. VCS shall use its reasonable efforts to cause the shares of VCS Common Stock to be issued in the Merger to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

     5.10. Affiliates. At least 30 days prior to the Closing Date, VPC shall deliver to VCS a letter identifying all persons who are, at the time the Merger is submitted to a vote to the stockholders of VPC, "affiliates" of VPC for purposes of Rule 145 under the Securities Act. VPC shall use its reasonable efforts to cause each person who is identified as an "affiliate" in such letter to deliver to VCS on or prior to the Effective Date a written statement, in form satisfactory to VCS and VPC, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of VCS Common Stock issued to such person pursuant to the Merger, except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and
(ii) until such time as financial results covering at least 30 days of combined operations of VCS and VPC have been published (the "Publication Date"). VCS hereby covenants to satisfy such publication requirement through a press release and filing under the Exchange Act as promptly as practicable after the completion of the first fiscal quarter of VCS which includes at least 30 days of combined operations.

     5.11. Reasonable Efforts; Further Assurances; Corporation. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (b) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of VPC or VCS, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 and (ii) any failure of VPC or VCS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (c) VPC will promptly obtain, and will deliver copies to VCS of, agreements from Stanley Westreich and Merrill Solomon (i) not to perfect appraisal rights with respect to the Merger (to the extent applicable) and
     (ii) to vote all shares of VPC Capital Stock beneficially owned by such person in favor of the approval of this Agreement and the Merger (which agreements shall contain a proxy in favor of VCS with respect to the shares of VPC Capital Stock beneficially owned by such persons). On or before July 31, 1996, VPC will have obtained and delivered to VCS a similar agreement from Creative Labs.

     5.12. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless VCS or VPC is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section).

     5.13. No Solicitations. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, VPC shall not directly or indirectly (i) solicit or initiate discussion with or
(ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than VCS) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving VPC, and VPC will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. VPC will notify VCS promptly in writing if VPC becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, VPC with respect to an Acquisition Proposal, and VPC shall promptly deliver to VCS any written inquiries or proposals received by VPC relating to an Acquisition Proposal.

     5.14. Designees to VCS Board of Directors. Prior to the Closing, the Board of Directors of VPC will designate two representatives to serve on the VCS Board of Directors. VCS hereby covenants to cause each such representative to be named to the VCS Board of Directors promptly after the Effective Date to serve until the next annual meeting of VCS' stockholders. Thereafter, VCS shall nominate and use its best reasonable efforts to cause the election of each such representative to the VCS Board of Directors for a period ending on the second anniversary of the Effective Date.

     5.15. Employment Agreement. VCS will honor the existing provisions of the employment agreement between VPC and Merrill Solomon, whereby Mr. Solomon will continue to be paid at his current level of compensation for a period of 18 months following the Effective Date.

                                   ARTICLE 6.

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF VPC

     Except as may be waived by VPC, the obligations of VPC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1. Compliance. VCS shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by VCS on or before the Closing Date.

     6.2. Representations and Warranties. All of the representations and warranties made by VCS in this Agreement and in all certificates and other documents delivered by VCS to VPC pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of VCS made in this Agreement is disclosed in the Joint Proxy Statement on the date such Joint Proxy Statement is mailed to VPC's stockholders, then VPC shall be deemed to have waived this condition to the performance of its obligations hereunder.

     6.3. Material Adverse Changes. Subsequent to March 31, 1996, there shall not have occurred any VCS Material Adverse Effect.

     6.4. NMS Listing. The VCS Common Stock issuable pursuant to the Merger or upon exercise of the Options shall have been authorized for listing on the NMS.

     6.5. Certificates. VPC shall have received a certificate or certificates, executed on behalf of VCS by an executive officer of VCS, to the effect that the conditions contained in Sections 6.2 and 6.3 hereof have been satisfied.

     6.6. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of such percentage of each class of VPC Capital Stock as may be required by the instruments and agreements governing such class.

     6.7. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

     6.8. Consents; Litigation. Other than the filing of Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on VCS, shall have been filed, occurred or been obtained. VCS shall have received all state securities or Blue Sky permits and other authorizations necessary to issue VCS Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

     6.9. Tax Opinion. VPC shall have received the opinion of Crouch & Hallett, LLP, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that VPC and VCS will each be a party to that reorganization within the meaning of Section 368(a) of the Code.

     6.10. Corporate Law Opinion. VPC shall have received the opinion of Crouch & Hallett, LLP, dated the Closing Date, with respect to the enforceability of this Agreement and the validity of the shares of VCS Common Stock to be issued pursuant to the Merger.

                                   ARTICLE 7.

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF VCS

     Except as may be waived by VCS, the obligations of VCS to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1. Compliance. VPC shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

     7.2. Representations and Warranties. All of the representations and warranties made by VPC in this Agreement and in all certificates and other documents delivered by VPC pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof after giving effect to the delivery of VPC's Disclosure Schedule, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of VPC made in this Agreement is disclosed in the Joint Proxy Statement on the date such Joint Proxy Statement is mailed to VCS' stockholders, then VCS shall be deemed to have waived this condition to the performance of its obligations hereunder.

     7.3. Material Adverse Changes. Since March 31, 1996, there shall have not occurred any VPC Material Adverse Effect.

     7.4. Certificates. VCS shall have received a certificate or certificates, executed on behalf of VPC by an executive officer of VPC, to the effect that the conditions in Sections 7.2 and 7.3 hereof have been satisfied.

     7.5. Dissenters' Rights. To the extent appraisal rights are available to VPC's stockholders in connection with the Merger, no more than 5% of the outstanding shares of VPC Capital Stock shall qualify as Dissenting Shares.

     7.6. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of VCS Common Stock.

     7.7. Consents; Litigation. Other than the filing of the Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on VCS, shall have been filed, occurred or been obtained. VCS shall have received all state securities or Blue Sky permits and other authorizations necessary to issue VCS Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

     7.8. Receipt of Pooling Letters. VCS shall have received a letter from BDO Seidman, LLP, dated the Effective Date and addressed to VCS, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board. In addition, BDO Seidman, LLP shall have received from Arthur Andersen LLP, independent auditors for VPC, a letter to the effect that VPC qualifies for a "pooling of interests" transaction under generally accepted accounting principles.

     7.9. Corporate Law Opinion. VCS shall have received the opinion of Choate, Hall & Stewart, dated the Closing Date, with respect to the enforceability of this Agreement and the validity of the shares of capital stock of VPC.

     7.10. Liabilities of VPC. As of the Closing Date, (i) the liability of VPC to Creative Labs shall have been converted to a prepaid royalty or shall have been retired or forgiven and (ii) the total liabilities of VPC (including all expenses of VPC relating to the Merger and all other accruals required under generally accepted accounting principals but exclusive of those liabilities incurred pursuant to the Credit Agreement) shall not exceed the total assets of VPC, each as determined in accordance with generally accepted accounting principles.

     7.11. Key VPC Employees. The key management and technical employees of VPC listed on Exhibit B hereto shall have entered into employment and non-competition agreements with VCS in form acceptable to VCS.

                                   ARTICLE 8.

                        INDEMNIFICATION OF VPC MANAGERS

     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of VPC is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of VPC, or is or was serving at the request of VPC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, VPC shall indemnify and hold harmless, and from and after the Effective Date VCS shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective
Date), (i) if VPC (prior to the Effective Date) or VCS (after the Effective
Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and VPC, and VCS after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) VPC, and VCS after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither VPC nor VCS shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that VCS shall have no obligation under the foregoing provisions of this Article 8 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, (x) that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law, or (y) that VPC has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and such Manager fails to prove that such Manager had no actual knowledge of such breach at the Effective Date. Upon the finality of any such determination that VCS is not liable for any such indemnification claims, the Manager will reimburse VCS for any fees, expenses and costs incurred by VCS in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Article 8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify VPC and, after the Effective Date, VCS, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). VCS agrees that all rights to indemnification existing in favor of the Managers as provided in VPC's Certificate of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between VPC and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. The provisions of this
Article 8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives and shall survive the Closing.

                                   ARTICLE 9.

                                 MISCELLANEOUS

     9.1. Termination. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

          (a) by mutual consent of VPC and VCS;

          (b) by VCS if there has been a material misrepresentation or breach of warranty in the representations and warranties of VPC set forth herein or a failure to perform in any material respect a covenant on the part of VPC or its board with respect to its representations, warranties and covenants set forth in this Agreement, except for any such misrepresentation, breach or failure to perform which was disclosed in the Joint Proxy Statement on the date it is mailed to VCS' stockholders to the extent that VCS has agreed to such disclosure;

          (c) by VPC if there has been a material misrepresentation or breach of warranty in the representations and warranties of VCS set forth herein or a failure to perform in any material respect a covenant on the part of VCS or its board with respect to its representations, warranties and covenants set forth in this Agreement, except for any such misrepresentation, breach or failure to perform which was disclosed in the Joint Proxy Statement on the date it is mailed to VPC's stockholders to the extent that VPC has agreed to such disclosure;

          (d) by either VCS or VPC if the transactions contemplated by this Agreement have not been consummated by November 30, 1996, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date; or

          (e) by either VPC or VCS if the transactions contemplated hereby violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

     9.2. Expenses. If the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement due to a default or breach by VCS or as the result of the failure of Sections 6.1, 6.2, 6.3, 6.4, 6.5 or 7.6 of this Agreement to have been satisfied, then VCS shall pay to VPC, as VPC's sole remedy for any claim against VCS, the sum of $400,000 in consideration of the expenses incurred by VPC in connection with the Merger. Subject to the preceding sentence, in the event of the termination of this Agreement for any reason other than a default or breach by VPC, then VCS shall pay to VPC, as VPC's sole remedy for any claim against VCS, the sum of $200,000 in consideration of the expenses incurred by VPC in connection with the Merger.

     9.3. Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

     9.4. Survival of Representations and Warranties. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing.

     9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.6. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing to the address or facsimile number (as applicable) set forth below and shall be either (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (ii) transmitted by hand delivery, (iii) sent by nationally recognized overnight courier or (iv) sent by facsimile transmission (with confirming copy by regular mail):

         (i)  If to VCS:

              14140 Midway Road, Suite 100
              Dallas, Texas 75244
              Attention: President
              Facsimile: 214-386-5555

         (ii) If to VPC:

              One Main Street
              Cambridge, Massachusetts 02142
              Attention: Chief Executive Officer
              Facsimile: 617-494-4970

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.7. Successors; Assignments. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

     9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (except the choice of law rules thereof).

     9.9. Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.11. No Third Party Beneficiaries. Article 8 is intended for the benefit of each "Manager" (as defined in Article 8) and may be enforced by such persons. Other than as expressly set forth in this Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            VOICE PROCESSING CORPORATION

                                            By:
                                               ---------------------------------

                                            VOICE CONTROL SYSTEMS, INC.

                                            By:
                                               ---------------------------------

                                                                      APPENDIX B

                      OPINION OF FIRST ALBANY CORPORATION

                                                              September 23, 1996

Voice Control Systems, Inc.
14140 Midway Road
Suite 100
Dallas, TX 75244

Members of the Board:


     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Voice Control Systems, Inc. (the "Company") of the consideration, in the form of shares of the Company, to be exchanged for 100% of the ownership of Voice Processing Corporation ("VPC") (the "Acquisition") pursuant to the Agreement and Plan of Merger, dated as of July 17, 1996 (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, the Company will exchange four million common shares of the Company for all the shares of VPC.


     First Albany Corporation ("First Albany"), as a customary part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. We regularly publish research reports regarding various industry sectors, including computer telephony, and companies in those sectors.

     In connection with and in preparation for rendering this opinion, we have reviewed, analyzed and relied upon certain information bearing upon the financial and operating condition of the Company and VPC, including: the Share Exchange Agreement; financial statements and related information of the Company and VPC for the three years ended December 31, 1995 and September 30, 1995, respectively, and for the interim periods ending June 30, 1996; publicly available information concerning the historical prices at which the common stock of the Company has been transferred; research reports published by equity analysts; and other financial information concerning the business and operations of the Company and VPC, including certain internal financial and operating budgets, analyses and forecasts of the Company and VPC prepared by their respective managements. We have also met with members of the senior management of each of the Company and VPC to discuss past and current business operations, financial condition and future prospects of the Company and VPC, as well as other matters believed to be relevant to our analysis. Further, we considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant to our analysis including, to the extent publicly available, the financial terms of comparable transactions.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us by the Company or VPC, or otherwise publicly available. We have not independently verified this information, nor have we had such information verified. For the purposes of rendering this opinion, we have not conducted a physical inspection of any of the assets, properties or facilities of the Company or VPC, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities. Further, we have assumed that the Acquisition will be accounted for on a pooling of interests basis under generally accepted accounting principles.

     First Albany has acted as financial advisor to the Company in connection with the Acquisition and will receive compensation for our services, a portion of which is contingent upon the consummation of the Acquisition. We will also receive a fee for rendering this opinion, and such fee is not contingent upon the consummation of the Acquisition. First Albany also acted as lead managing underwriter for the Company's most recent public offering of shares, which offering was completed on February 9, 1996.

     We may, from time to time, have a long or short position in, and buy or sell, the Company's common stock for our own account and for the accounts of our customers. As of the date of this opinion, we have a long position in the common stock of the Company.

     Based upon and subject to the foregoing, it is our opinion that the consideration to be paid by the Company pursuant to the Share Exchange Agreement is fair, from a financial point of view, to the stockholders of the Company as of the above date.

                                            Very truly yours,

                                            FIRST ALBANY CORPORATION

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders, entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the registrant's Bylaws expressly directs the registrant to indemnify any director, officer, employee, or agent of the registrant or any person serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) to which such person is a party by virtue of such status if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Article VI also provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in the registrant's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Registrant, or is or was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant; however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the registrant unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the registrant.

     The Bylaws further provide that any indemnification shall be made only upon a determination that such indemnification is proper under the standards described above. Such determination shall be made (i) by a majority vote of a quorum of the VCS Board, or (ii) if such quorum is not obtainable, by a quorum of disinterested directors, or (iii) by independent legal counsel or (iv) by the stockholders. If successful, in whole or in part, on the merits of any action, a person shall be indemnified for expenses actually and reasonably incurred.

     Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the registrant, at any time or from time to time in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant in Article VI of the Bylaws. The indemnification and advancement of expenses provided by or granted pursuant to Article VI shall not be deemed exclusive of any other rights to which those indemnified or those seeking advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Certificate of Incorporation, as amended, of the registrant eliminates personal liability of directors to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 2.1    --   Agreement and Plan of Merger, dated July 17, 1996, among the Registrant and Voice
             Processing Corporation (included as Appendix A to the Joint Proxy
             Statement/Prospectus)(1)

 2.2    --   Loan Agreement, dated as of July 9, 1996, between Voice Processing Corporation and the Registrant, together with the Revolving Credit Promissory Note attached as
             Exhibit A thereto(1)

 2.3    --   Agreement and Plan of Reorganization between Scott Instruments Corporation and VCS
             Industries, Inc. dated April 11, 1994, as amended (filed with the Securities and
             Exchange Commission on April 11, 1994 as Exhibit 2.1 to the Registrant's
             Registration Statement on Form S-4 dated April 11, 1994, Registration No. 33-77658, and amendment thereto filed on June 1, 1994, as Exhibit 2.1a to the Registrant's
             Amendment No. 1 to the Registration Statement on Form S-4 dated June 1, 1994,
             Registration No. 33-77658, and amendment thereto filed on July 12, 1994, as Exhibit
             2.1b to the Registrant's Amendment No. 2 to the Registration Statement on Form S-4
             dated July 12, 1994, Registration No. 33-77658, and incorporated by reference herein).

 3.1    --   Certificate of Incorporation of the Registrant, as amended (filed with the
             Securities and Exchange Commission on March 11, 1986, as Exhibit 3.1 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
             1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.1 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
             1986, and amendments thereto filed July 8, 1993 as Exhibit 4.3 to Form S-8
             Registration Statement of Scott, as further amended by the Certificate of Merger between Scott Instruments and VCS Industries, Inc., dated August 9, 1994 filed on
             March 23, 1995, as Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for
             the fiscal year ended December 31, 1994 and incorporated by reference herein).

 3.2    --   By-Laws of the Registrant (filed with the Securities and Exchange Commission on
             March 11, 1986, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1985, and amendment thereto filed on March 30,
             1987, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendment thereto filed on March 23, 1995, as
             Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

 4.1    --   Specimen certificate representing shares of the Registrant's Common Stock, $0.01 par value (filed with the Securities and Exchange Commission on December 8, 1995 as
             Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2 dated December
             8, 1995, Registration No. 33-64835, and incorporated by reference herein).

 4.2    --   Promissory Note dated September 20, 1991 in the principal amount of $1,161,798.90 executed by the Registrant and payable to Dialogic Corporation (filed with the
             Securities and Exchange Commission on April 11, 1994 as Exhibit 10.27 to the
             Registrant's Registration Statement on Form S-4 dated April 11, 1994, Registration
             No. 33-77658, and incorporated by reference herein).

 4.3    --   Loan and Security Agreement dated September 20, 1991 by and between the Registrant and Dialogic Corporation (filed with the Securities and Exchange Commission on
             April 11, 1994 as Exhibit 10.28 to the Registrant's Registration Statement on Form
             S-4 dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

 4.4    --   Omnibus Amendment Agreement dated March 14, 1994 between the Registrant and
             Dialogic Corporation (filed with the Securities and Exchange Commission on April
             11, 1994 as Exhibit 10.35 to the Registrant's Registration Statement on Form S-4
             dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

 5      --   Opinion of Crouch & Hallett, L.L.P.(1)

 8      --   Opinion of Crouch & Hallett, L.L.P. regarding tax matters described in the Joint
             Proxy Statement/Prospectus (1)

10.1    --   1992 Stock Option Plan of the Registrant (filed with the Securities and Exchange
             Commission on March 30, 1993 as Exhibit 10.25 to the Registrant's Annual Report on
             Form 10-KSB for the fiscal year ended December 31, 1992 and incorporated by reference herein).

10.2    --   1992 Stock Option Agreement of the Registrant (filed with the Securities and
             Exchange Commission on March 30, 1993 as Exhibit 10.26 to the Registrant's Annual
             Report on Form 10-KSB for the fiscal year ended December 31, 1992 and incorporated by reference herein).

10.3    --   Industries 1986 Incentive Stock Plan (filed with the Securities and Exchange
             Commission on April 11, 1994 as Exhibit 10.37 to the Registrant's Registration
             Statement on Form S-4 dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.4    --   Form of 1986 Incentive Stock Option Agreement of Industries, (filed with the
             Securities and Exchange Commission on April 11, 1994 as Exhibit 10.38 to the
             Registrant's Registration Statement on Form S-4 dated April 11, 1994, Registration
             No. 33-77658, and incorporated by reference herein).

10.5    --   Form of Stock Option Agreement between Industries and various non-employee option holders (filed with the Securities and Exchange Commission on April 11, 1994 as
             Exhibit 10.39 to the Registrant's Registration Statement on Form S-4 dated April
             11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.6    --   Form of Warrant Agreement between the Registrant and various directors, officers and affiliates (filed with the Securities and Exchange Commission on March 31, 1994
             as Exhibit 10.18 to the Registrant's Registration Statement on Form S-4 dated April
             11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.7    --   Stock Option Agreement dated September 20, 1991 executed by the Registrant in favor of Dialogic Corporation (filed with the Securities and Exchange Commission on April
             11, 1994 as Exhibit 10.29 to the Registrant's Registration Statement on Form S-4
             dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.8    --   Form of Convertible Note between the Registrant and an officer (filed with the
             Securities and Exchange Commission on March 23, 1995, as Exhibit 10.15 to the
             Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31,
             1994, and incorporated by reference herein).

10.9    --   Form of subscription agreement for the private offering of the Registrant's Common
             Stock in March and June 1994 (filed with the Securities and Exchange Commission on
             April 11, 1994 as Exhibit 10.43 to the Registrant's Registration Statement on Form
             S-4 dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.10   --   Employment agreement dated June 18, 1993 between the Registrant and Peter J. Foster
             (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit
             10.15 to the Registrant's Registration Statement on Form S-4 dated April 11, 1994,
             Registration No. 33-77658, and incorporated by reference herein).

10.11   --   Amendment to employment agreement dated November 14, 1995 between the Registrant and Peter J. Foster (filed with the Securities and Exchange Commission on December
             8, 1995 as Exhibit 10.11 to the Registrant's Registration Statement on Form SB-2
             dated December 8, 1995 Registration No. 33-64835, and incorporated by reference herein).

10.12   --   Employment agreement dated June 18, 1993 between the Registrant and Thomas B.
             Schalk (filed with the Securities and Exchange Commission on April 11, 1994 as
             Exhibit 10.16 to the Registrant's Registration Statement on Form S-4 dated April
             11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.13*  --   Amendment to employment agreement dated July 20, 1995 between the Registrant and
             Thomas B. Schalk (filed with the Securities and Exchange Commission on November 15,
             1995 as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the
             fiscal quarter ended September 30, 1995, and incorporated by reference herein).

10.14*  --   License Agreement dated June 8, 1990 by and between the Registrant and Dialogic
             Corporation (filed with the Securities and Exchange Commission on April 11, 1994 as
             Exhibit 10.30 to the Registrant's Registration Statement on Form S-4 dated April
             11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.15*  --   Amendment to License Agreement dated September 20, 1991 between the Registrant and
             Dialogic Corporation (filed with the Securities and Exchange Commission on April
             11, 1994 as Exhibit 10.31 to the Registrant's Registration Statement on Form S-4
             dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.16*  --   Amendment No. 2 to the Licensee Agreement dated September 20, 1991 between the
             Registrant and Dialogic Corporation (filed with the Securities and Exchange
             Commission on April 11, 1994 as Exhibit 10.32 to the Registrant's Registration
             Statement on Form S-4 dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.17*  --   Amendment No. 4 to the License Agreement dated October 1, 1995 between the
             Registrant and Dialogic Corporation (filed with the Securities and Exchange
             Commission on December 8, 1995 as Exhibit 10.17 to the Registrant's Registration
             Statement on Form SB-2 dated December 8, 1995 Registration No. 33-64835, and incorporated by reference herein).

10.18*  --   License Agreement dated October 7, 1994 between the Registrant and Dialogic
             Corporation (filed with the Securities and Exchange Commission on December 8, 1995
             as Exhibit 10.18 to the Registrant's Registration Statement on Form SB-2 dated
             December 8, 1995 Registration No. 33-64835, and incorporated by reference herein).

10.19*  --   Support Agreement dated September 20, 1991 between the Registrant and Dialogic
             Corporation (filed with the Securities and Exchange Commission on April 11, 1994 as
             Exhibit 10.33 to the Registrant's Registration Statement on Form S-4 dated April
             11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.20*  --   Addendum No. 1 to the Support Agreement dated January 31, 1993 between the
             Registrant and Dialogic Corporation (filed with the Securities and Exchange
             Commission on April 11, 1994 as Exhibit 10.34 to the Registrant's Registration
             Statement on Form S-4 dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.21*  --   Addendum No. 3 to the Support Agreement dated October 1, 1995 between the
             Registrant and Dialogic Corporation (filed with the Securities and Exchange
             Commission on December 8, 1995 as Exhibit 10.21 to the Registrant's Registration
             Statement on Form SB-2 dated December 8, 1995 Registration No. 33-64835, and incorporated by reference herein).

10.22*  --   Omnibus Amendment Agreement dated March 14, 1994 between the Registrant and
             Dialogic Corporation (filed with the Securities and Exchange Commission on April
             11, 1994 as Exhibit 10.35 to the Registrant's Registration Statement on Form S-4
             dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.23*  --   VR/xx-PEB letter agreement dated January 31, 1992 between the Registrant and
             Dialogic Corporation (filed with the Securities and Exchange Commission on April
             11, 1994 as Exhibit 10.36 to the Registrant's Registration Statement on Form S-4
             dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.24   --   Office Lease Agreement between the Registrant and Laborers National Pension Fund dated July 17, 1986 (filed with the Securities and Exchange Commission on March 23,
             1995, as Exhibit 10.30 to the Registrant's Annual Report on Form 10-KSB for the
             fiscal year ended December 31, 1994, and incorporated by reference herein).

10.25   --   Amendment to Office Lease Agreement between the Registrant and Laborers National
             Pension Fund dated March 25, 1994 (filed with the Securities and Exchange
             Commission on March 23, 1995, as Exhibit 10.31 to the Registrant's Annual Report on
             Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

10.26   --   Addendum to Office Lease Agreement between the Registrant and Laborers National
             Pension Fund dated September 8, 1995 (filed with the Securities and Exchange
             Commission on November 15, 1995, as Exhibit 10.1 to the Registrant's Quarterly
             Report on Form 10-QSB for the fiscal quarter ended September 30, 1995, and incorporated by reference herein).

10.27   --   Separation agreement dated July 12, 1994 between the Registrant and E. Ray Cotten
             (filed with the Securities and Exchange Commission on July 12, 1994 as Exhibit
             10.17 to the Registrant's Amendment No. 2 to the Registration Statement on Form S-4
             dated July 12, 1994, Registration No. 33-77658, and incorporated by reference herein).

10.28   --   Employment and Consulting Agreement between Voice Processing Corporation and
             Merrill Solomon.(1)

16.1    --   Letter regarding Change in Certifying Independent Accountant (filed with the
             Securities and Exchange Commission on September 13, 1994 as Exhibit 16.1 to Form
             8-K/A, and incorporated by reference herein).

23.1    --   Consent of BDO Seidman, LLP(1)

23.2    --   Consent of Arthur Andersen LLP(1)

23.3    --   Consent of Crouch & Hallett, L.L.P. (included in opinion filed as Exhibit 5 hereto)

24      --   Power of Attorney (Set forth on II-7)

99.1    --   Form of Voice Control Systems, Inc. Proxy for Special Meeting(1)


- ---------------

(1) Previously filed.



* Confidential treatment has been requested for a portion of this exhibit.


     (b) Financial Statement Schedules

     None filed herewith.

ITEM 22.  UNDERTAKINGS.

     (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with the offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 in this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 24th day of September, 1996.


                                          VOICE CONTROL SYSTEMS, INC.

                                          By      /s/  PETER J. FOSTER
                                            ------------------------------------
                                               Peter J. Foster, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed below by the following persons in the capacities and on the date indicated.



             SIGNATURE                                TITLE                         DATE
- -----------------------------------      -------------------------------    --------------------
        /s/  PETER J. FOSTER*            President (Chief Executive           September 24, 1996
- -----------------------------------      Officer) and Director
          Peter J. Foster


           /s/  KIM S. TERRY*            Vice President and Corporate         September 24, 1996
- -----------------------------------      Secretary (Chief Financial and
           Kim S. Terry                  Accounting Officer)


                                         Chairman and Director                September 24, 1996
- -----------------------------------
         John B. Torkelsen


      /s/  MELVYN J. GOODMAN*            Director                             September 24, 1996
- -----------------------------------
         Melvyn J. Goodman


       /s/  JOHN LUCAS-TOOTH*            Director                             September 24, 1996
- -----------------------------------
         John Lucas-Tooth


       /s/  NEAL J. ROBINSON*            Director                             September 24, 1996
- -----------------------------------
         Neal J. Robinson


*By     /s/  PETER J. FOSTER
   --------------------------------
            Peter J. Foster
            Attorney-in-fact